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Annual Meeting of Shareholders
Proxy Statement

# 2018

JPMorgan Chase & Co.

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017-2070

April 4, 2018
Dear fellow shareholders:
We are pleased to invite you to attend the annual meeting of shareholders to be held on May 15, 2018 at 10:00 a.m., local time, at the JPMorgan Chase Dallas Corporate Center in Plano, Texas. This forum provides shareholders with the opportunity to discuss topics of importance to the Firm’s business and affairs, to consider matters described in the proxy statement, and to receive an update on the Firm’s activities and performance.
We hope that you will attend the meeting in person. We encourage you to designate the persons named as proxies on the proxy card to vote your shares even if you are planning to come. This will ensure that your common stock is represented at the meeting.
This proxy statement explains more about the matters to be voted on at the annual meeting and about proxy voting. Please read it carefully. We look forward to your participation.
Sincerely,

James Dimon
Chairman and Chief Executive Officer

A LETTER FROM JAMIE DIMON, OUR CHAIRMAN, AND
LEE R. RAYMOND, OUR LEAD INDEPENDENT DIRECTOR

April 4, 2018
Dear fellow shareholders:
2017 was another strong year for the Firm, on many measures, as we achieved healthy growth across all of our major businesses — adding clients and customers and delivering record earnings per share. Most importantly, the Firm maintained its fortress balance sheet, discipline and client focus, and we continued to build value for our shareholders.
Your Board continues to focus on issues that are important to us and to our shareholders and, because this has been an especially notable year, we would like to highlight a few for you.
To begin, having a first-rate management team in place is one of the highest priorities of the Board. To see that we continue to do so, management succession planning is a key focus of your Board. The independent directors know the Firm’s senior leaders well, through unfettered access and significant interaction and believe that, under all timing scenarios, the Firm has in place several highly capable successors to Jamie and other members of the Operating Committee who are well prepared to meet future challenges. We recently announced that Jamie will continue in his current role for approximately five more years, and that Daniel Pinto, the CEO of our Corporate & Investment Bank, and Gordon Smith, the CEO of Consumer & Community Banking, have been appointed Co-Presidents and Co-Chief Operating Officers. In their new roles, Daniel and Gordon will work with Jamie to help drive critical Firm-wide opportunities. These changes are consistent with the Board’s commitment to succession planning.
The Board has also spent significant time on the Firm’s strategy. The Board reviews and approves the Firm’s Strategic Plan, which defines our strategic priorities and contains management’s annual and multi-year plans to deliver on them. The Firm’s priorities reflect our belief that our business model enhances long-term shareholder value and focus on addressing challenges, such as accelerating the pace with which we deliver innovation and change. To that end, we have placed a priority on investing in innovation and new technology initiatives that allow us to deliver products and services that are more valuable to our customers.
The Firm’s future success rests on our ability to continue to satisfy the needs of our customers and promote opportunity in our communities, enabling more people to share in the rewards of a growing economy. Earlier this year, we were pleased to announce a $20 billion, five-year comprehensive investment to help our employees, and support job growth and the broader economy. This investment included increasing wages for 22,000 of our employees, expanding our branch network into new U.S. markets, increasing our community-based philanthropic investments to $1.75 billion over five years, increasing small business lending by $4 billion, and accelerating affordable housing lending. The investment is intended to drive inclusive economic growth and help create opportunity for more Americans, and was made possible by the Firm’s strong and sustained business performance, recent changes to the U.S. corporate tax system, and a more constructive regulatory and business environment.
We also remain committed to an effective and efficient risk and control environment. While the Firm has strong controls, we are always striving for continuous improvement. Throughout the past year, the Board has spent significant time on overseeing management’s efforts to continue to strengthen our infrastructure and enhance our controls while improving the client and customer experience. Cyber defense and improving our resiliency against cybersecurity threats remains a key focus at all levels of management within the Firm, and of your Board.

As part of risk management, we also take seriously our responsibility to set the “tone at the top.” The commitment to a strong and healthy culture at JPMorgan Chase remains steadfast. The Board provides direct oversight of the Firm’s Culture and Conduct Program. This year there was continued emphasis on our Business Principles and cultivating a strong, cohesive culture across all levels of the Firm.
The Board is also very mindful of its own succession planning. We are focused on ensuring that we have the right mix of skills and experiences to align with our business strategy. We conduct an annual board evaluation process and an ongoing review of the Board’s composition and potential candidates. Maintaining an appropriate balance of experience and fresh perspective is also a key focus.
We would like to take this opportunity to thank our friend and colleague, Crandall Bowles, who will be retiring from our Board immediately prior to our Annual Meeting. We have benefited greatly from Crandall’s insights on international business, audit, and risk matters. Her service on the Audit Committee and as Chair of the Public Responsibility Committee has made us a better Board and a better Firm. We will miss her valuable perspective and commitment.

We are pleased to welcome the newest member of our Board, Mellody Hobson, President of Ariel Investments, LLC, whose election in March 2018 reflects the Board’s commitment to seeking out and including top talent with fresh perspectives. Mellody brings to the Board a remarkable combination of skills, experience, and personal qualities that will serve our shareholders, the Firm, and the Board well.
We look forward to continuing to deliver value to our customers, shareholders, and communities. On behalf of all our colleagues on the Board, we are grateful for your support of our Board and the Firm.

James Dimon Chairman and Chief Executive Officer	Lee R. Raymond Lead Independent Director

Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

DATE	Tuesday, May 15, 2018
TIME	10:00 a.m. Central Time
PLACE	JPMorgan Chase Dallas Corporate Center 8181 Communications Parkway Plano, Texas 75024
RECORD DATE	March 16, 2018

MATTERS TO BE	■	Election of directors
VOTED ON	■	Ratification of special meeting provisions in the JPMorgan Chase By-Laws
	■	Advisory resolution to approve executive compensation
	■	Approval of Amended and Restated Long-Term Incentive Plan
	■	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018
	■	Shareholder proposals, if they are properly introduced at the meeting
	■	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Molly Carpenter
Secretary

April 4, 2018

YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE PROMPTLY.
JPMorgan Chase & Co. uses the Securities and Exchange Commission rule permitting companies to furnish proxy materials to their shareholders on the Internet. In accordance with this rule, on or about April 4, 2018, we sent to shareholders of record at the close of business on March 16, 2018, a Notice of Internet Availability of Proxy Materials (“Notice”), which includes instructions on how to access our 2018 Proxy Statement and 2017 Annual Report online, and how to vote online for the 2018 Annual Shareholder Meeting.
If you received a Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice, as well as in this proxy statement on page xx of this proxy statement.
If you plan to attend the meeting in person, you will be required to present a valid form of government-issued photo identification, such as a driver’s license or passport, and proof of ownership of our common stock as of our record date March 16, 2018. See “Information about the annual shareholder meeting” on page xx of this proxy statement.
If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Of the matters to be voted on at the annual meeting, your broker has discretionary authority to vote only on the ratification of the appointment of the independent registered auditors. See “What is the voting requirement to approve each of the proposals?” on page xx of this proxy statement.

Table of Contents                     RECOMMENDATIONS ✓✗

Information about the annual shareholder meeting	102

Shareholder proposals and nominations for the 2019 annual meeting	108

Notes on Non-GAAP financial measures	109
Appendices
Appendix A: JPMorgan Chase & Co. By-Laws - Special Meeting Provisions	112
Appendix B: JPMorgan Chase Amended and Restated Long-Term Incentive Plan	115

JPMorgan Chase Dallas Corporate Center — map and directions	123

This proxy statement contains forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Forward-looking statements provide JPMorgan Chase & Co.’s current expectations or forecasts of future events, circumstances, results, or aspirations, and are subject to significant risks and uncertainties. These risks and uncertainties could cause the Firm’s actual results to differ materially from those set forth in such forward-looking statements. Certain of such risks and uncertainties are described in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2017. JPMorgan Chase & Co. does not undertake to update the forward-looking statements included in this proxy statement to reflect the impact of circumstances or events that may arise after the date the forward-looking statements were made.

2018 Proxy summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting.
Your vote is important. For more information on voting and attending the annual meeting, see “Information about the annual shareholder meeting” on page xx of this proxy statement. This proxy statement has been prepared by our management and approved by the Board, and is being sent or made available to our shareholders on or about April 4, 2018.

Annual meeting overview: Matters to be voted on

1	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Notable changes since 2017 Annual Meeting

Long-Term U.S. Investment in Employees, Branch Expansion and Local Economic Growth	Board Refreshment

▪
Announced a $20 billion, five-year comprehensive investment to help employees, and support job and local economic growth in the United States:
–
Investing in employees with further increases to wages and benefits
–
Expanding the branch network
–
Increasing community-based philanthropic investments
–
Increasing small business lending
–
Accelerating affordable housing lending
▪ Mellody Hobson elected in March 2018, one of two independent directors who joined the Board in the last three years ▪ Crandall Bowles, a director since 2016, will retire in May 2018

Executive Compensation Program	Management Succession – Operating Committee Changes

▪
Calibrated the Absolute ROTCE goal for the 2017 PSU award granted in January 2018 to 17%, based on current forecast of future performance
▪
Introduced a risk-based capital hurdle to the PSU program referencing the Firm's Fully Phased-in Common Equity Tier 1 capital ratio
▪
Updated the stock ownership guideline for Operating Committee members

▪
Daniel Pinto and Gordon Smith appointed Co-Presidents and Co-Chief Operating Officers
▪
Mary Erdoes, Marianne Lake, and Doug Petno each expanded their responsibilities
▪
Three executives joined the Operating Committee:
–
Lori Beer, Global Chief Information Officer
–
Robin Leopold, Head of Human Resources
–
Peter Scher, Global Head of Corporate Responsibility

Total shareholder return (“TSR”)
The Firm delivered a TSR1 of 27% in 2017, following a TSR of 35% in 2016 and 8% in 2015, for a combined three-year TSR of 85%. The graph below shows our TSR expressed as cumulative return to shareholders over the past decade. As illustrated below, a $100 investment in JPMorgan Chase on December 31, 2007 would be valued at $311 as of December 31, 2017, significantly outperforming the financial services industry over the period, as measured by the KBW Bank Index and the S&P Financials Index.
1 TSR assumes reinvestment of dividends

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	2

We demonstrated strong financial performance in 2017
In 2017, the Firm delivered net income of $24.4 billion and record earnings per share ("EPS") of $6.31 with return on tangible common equity ("ROTCE")1 of 12%. Excluding the impact of tax reform and a legal benefit, the Firm delivered adjusted net income of $26.5 billion and adjusted EPS of $6.87 with adjusted ROTCE of 13%. We returned $22.3 billion of capital to shareholders (including common dividends and net share repurchases). We also gained market share in nearly all of our businesses, demonstrated strong expense discipline, continued to achieve high customer satisfaction scores, and maintained a fortress balance sheet.

Net income of $24.4 BILLION	EPS of $6.31	ROTCE[1] of 12%	Tangible book value per share ("TBVPS")[1] of $53.56 - up 4% from 2016	Distributed $22.3 BILLION to shareholders
Excluding the impact of tax reform and a legal benefit:

Adjusted net income[2] of $26.5 BILLION	Adjusted EPS[2] of $6.87	Adjusted ROTCE[1,2] of 13%

The Firm has demonstrated sustained long-term financial performance
We have generated strong ROTCE over the past 10 years, while more than doubling average tangible common equity (“TCE”) from $80 billion to $185 billion, reflecting a compound annual growth rate of 10% over the period.

We have delivered sustained growth in both TBVPS and EPS over the past 10 years, reflecting compound annual growth rates of 10% and 19%, respectively, over the period.

[1]
ROTCE and TBVPS are each non-GAAP financial measures; for a reconciliation and further explanation, see page [xx]. On a comparable U.S. GAAP basis, for 2008 through 2017 respectively, return on equity (“ROE”) was 4%, 6%, 10%, 11%, 11%, 9%, 10%, 11%, 10% and 10%, and book value per share (“BVPS”) was $36.15, $39.88, $42.98, $46.52, $51.19, $53.17, $56.98, $60.46, $64.06 and $67.04.

[2]
Excludes the impact of the enactment of the Tax Cuts and Jobs Act of $2.4 billion (after-tax) and of a legal benefit of $406 million (after-tax). Adjusted net income and adjusted EPS are each non-GAAP financial measures; for further explanation, see page [xx].

3	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

We are committed to sound commonsense corporate governance practices

Our Board provides independent oversight of the Firm’s business and affairs

▪ Reviews the strategic priorities ▪ Evaluates the CEO’s performance ▪ Reviews the Firm’s financial performance and delivery of long-term value to our shareholders		▪ Oversees our Culture and Conduct Program ▪ Oversees the Firm’s risk management and internal control frameworks

Our governance practices promote board effectiveness and shareholder interests

▪ Annual Board and committee assessment ▪ Robust shareholder rights: – proxy access – right to call a special meeting – right to act by written consent
▪
Majority voting for all director elections
▪
Stock ownership requirements for directors
▪
100% committee independence
▪
Executive sessions of independent directors at each regular Board meeting
▪
Board oversight of corporate responsibility/ESG matters

A robust Lead Independent Director role facilitates independent board oversight of management

▪
The Firm's Corporate Governance Principles require the independent directors to appoint a Lead Independent Director if the role of the Chairman is combined with that of the CEO
▪
The Board reviews its leadership structure annually as part of its self-assessment process
▪
Responsibilities of the Lead Independent Director include:

✓	acts as liaison between independent directors and the CEO	✓	presides over executive sessions of independent directors
✓	acts as a sounding board to the CEO	✓	engages and consults with major shareholders and other constituencies, where appropriate
✓	provides advice and guidance to the CEO on executing long-term strategy	✓	guides annual performance review of the CEO
✓	advises the CEO of the Board’s information needs	✓	guides the annual independent director consideration of CEO compensation
✓	meets one-on-one with the CEO at every regularly scheduled Board meeting	✓	guides full Board consideration of CEO succession
✓	has the authority to call for a Board meeting or a meeting of independent directors	✓	guides the self-assessment of the full Board
✓	approves agendas and adds agenda items for Board meetings and meetings of independent directors	✓	presides at Board meetings in the CEO’s absence or when the CEO or the Board raises a possible conflict of interest

We maintain an active engagement with shareholders

▪
We have regular and ongoing discussions with shareholders throughout the year on a wide variety of topics, such as financial performance, strategy, competitive environment, regulatory landscape, and environmental, social & governance matters
▪
In 2017, our shareholder engagement initiatives included:
–
Shareholder Outreach: Hosted more than 80 discussions on strategy, financial performance, governance, executive compensation, and environmental & social matters, among others, with shareholders representing >45% of our outstanding common stock
–
Annual Investor Day: Senior management gave presentations at our annual Investor Day on strategy and financial performance
–
Meetings/Conferences: Senior management hosted more than 50 investor meetings and presented at 12 investor conferences
–
Annual Shareholder Meeting: Our CEO and Lead Independent Director presented to shareholders at the Firm's 2017 annual meeting

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	4

Proposal 1: Election of directors – page xx
The Board of Directors has nominated the 12 individuals listed below. All are independent other than our CEO. If elected at our annual meeting, all our nominees are expected to serve until next year’s annual meeting.

NOMINEE/DIRECTOR OF JPMORGANCHASE SINCE [1]	AGE	PRINCIPAL OCCUPATION	OTHER PUBLIC COMPANY BOARDS (#)	COMMITTEE MEMBERSHIP[2]
Linda B. Bammann Director since 2013	62	Retired Deputy Head of Risk Management of JPMorgan Chase & Co.[3]	0	Directors’ Risk Policy (Chair)
James A. Bell Director since 2011	69	Retired Executive Vice President of The Boeing Company	3	Audit (Chair)
Stephen B. Burke Director since 2004	59	Chief Executive Officer of NBCUniversal, LLC	1	Compensation & Management Development; Corporate Governance & Nominating
Todd A. Combs Director since 2016	47	Investment Officer at Berkshire Hathaway Inc.	0	Directors’ Risk Policy; Public Responsibility
James S. Crown Director since 2004	64	President of Henry Crown and Company	1	Directors’ Risk Policy
James Dimon Director since 2004	62	Chairman and Chief Executive Officer of JPMorgan Chase & Co.	0
Timothy P. Flynn Director since 2012	61	Retired Chairman and Chief Executive Officer of KPMG	3	Audit; Public Responsibility
Mellody Hobson[2] Director since March 2018	49	President of Ariel Investments, LLC	2
Laban P. Jackson, Jr. Director since 2004	75	Chairman and Chief Executive Officer of Clear Creek Properties, Inc.	0	Audit
Michael A. Neal Director since 2014	65	Retired Vice Chairman of General Electric Company and Retired Chairman and Chief Executive Officer of GE Capital	0	Directors’ Risk Policy
Lee R. Raymond (Lead Independent Director) Director since 2001	79	Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation	0	Compensation & Management Development (Chair); Corporate Governance & Nominating
William C. Weldon Director since 2005	69	Retired Chairman and Chief Executive Officer of Johnson & Johnson	2	Compensation & Management Development; Corporate Governance & Nominating (Chair)

[1]
Director of a heritage company of the Firm as follows: Bank One Corporation: Mr. Burke (2003–2004), Mr. Crown (1996–2004), Mr. Dimon, Chairman of the Board (2000–2004), and Mr. Jackson (1993–2004); First Chicago Corp.: Mr. Crown (1991–1996); and J.P. Morgan & Co. Incorporated: Mr. Raymond (1987–2000).

[2]
Principal standing committee. Ms. Bowles, who is not standing for re-election this year, is currently Chair of the Public Responsibility Committee; a new chair for 2018 will be elected by the Board following the annual meeting. Ms. Hobson will begin service on Board committee following the annual meeting.

[3]	Retired from JPMorgan Chase & Co. in 2005.

5	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Proposal 2: Ratification of special meeting provisions in the Firm’s By-Laws – page xx
In 2017, as part of our engagement discussions with shareholders, we requested feedback about our By-Law provisions regarding shareholders’ rights to call a special meeting. While most shareholders expressed support for the right to call a special meeting if an appropriate threshold of shareholders requested it, there were varying opinions regarding what that appropriate threshold should be. Accordingly, and in lieu of a shareholder proposal seeking to reduce the threshold, the Board is seeking shareholder ratification of the special meeting provisions in the Firm's By-Laws which include a threshold providing that holders of at least 20% of the outstanding shares have the right to call a special meeting.

Proposal 3: Advisory resolution to approve executive compensation – page xx
We are submitting an advisory resolution to approve the executive compensation of our Named Executive Officers (“NEOs”). The table below is a summary of the 2017 compensation of our NEOs.

Name and principal position		INCENTIVE COMPENSATION
	Salary	Cash	Restricted stock units	Performance share units	Total

James Dimon Chairman and CEO	$1,500,000	$5,000,000	$—	$23,000,000	$29,500,000
Marianne Lake Chief Financial Officer	750,000	5,100,000	3,825,000	3,825,000	13,500,000
Mary Callahan Erdoes CEO Asset & Wealth Management	750,000	7,500,000	5,625,000	5,625,000	19,500,000
Daniel Pinto[1] CEO Corporate & Investment Bank	8,238,628	—	6,380,686	6,380,686	21,000,000
Gordon Smith CEO Consumer & Community Banking	750,000	7,700,000	5,775,000	5,775,000	20,000,000
1 Mr. Pinto, who is based in the U.K., received a fixed allowance of $7,635,000 paid in British pound sterling, and a salary of £475,000.

In response to last year’s 92% Say-on-Pay support and positive shareholder feedback, the Compensation & Management Development Committee ("CMDC") maintained the key features of our compensation program. We believe shareholders should consider five key factors in their evaluation of this year’s proposal:

1. Strong performance
We continued to deliver strong multi-year financial performance, invest in our future, strengthen our risk and control environment, reinforce the importance of our culture and values, deliver on our long-standing commitment to serve our communities, and conduct business in a responsible way to drive inclusive growth.
2. Disciplined performance assessment to determine pay
The CMDC uses a balanced approach to determine annual compensation by assessing performance against four broad performance categories over a sustained period of time. A material portion of Operating Committee member compensation is delivered in the form of at-risk Performance Share Units ("PSUs"), reinforcing accountability and alignment with shareholder interests by linking the ultimate payout to pre-established absolute and relative goals.
3. Sound pay practices
We believe our compensation philosophy promotes an equitable and well-governed approach to compensation, including pay practices that attract and retain top talent, are responsive to and aligned with shareholders, and encourage a shared success culture in support of our business principles.
4. Pay is aligned with performance
CEO pay is strongly aligned to the Firm’s short-, medium- and long-term performance, with approximately 80% of the CEO’s variable pay deferred into equity, of which 100% is in PSUs. Other NEO pay is also strongly tied to Firm and line of business performance, with a majority of variable pay deferred into equity, of which 50% is in PSUs.
5. Rigorous accountability and recovery provisions
Our executive compensation program is designed to hold executives accountable, when appropriate, for meaningful actions or issues that negatively impact business performance in current or future years.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	6

Proposal 4: Approval of Amended and Restated Long-Term Incentive Plan – page xx
We are seeking approval of our Amended and Restated Long-Term Incentive Plan (the “2018 Plan”), to extend the term of the 2015 Plan by four years, to a term date of May 31, 2022, and to authorize approximately 24 million additional shares, bringing the total number of shares authorized under the Plan to 85 million shares (which is 10 million fewer than that approved by shareholders under the 2015 Plan). During our annual shareholder outreach program and discussion of our equity compensation practices, our shareholders indicated a preference for more frequent requests for approval of a smaller quantity of shares, as opposed to requesting larger quantities less frequently. As a result, the Compensation & Management Development Committee and the Board considered this feedback in determining the number of shares to request for authorization under the 2018 Plan.
The 2018 Plan would also incorporate our compensation program for non-employee directors, with certain established retainers (both cash and equity) and certain limitations on future changes to those retainers.

Proposal 5: Ratification of PricewaterhouseCoopers LLP as the Firm’s independent registered public accounting firm – page xx
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2018. A resolution is being presented to our shareholders requesting them to ratify PwC’s appointment.

7	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Proposal 1:
Election of Directors

Our Board of Directors has nominated 12 directors, who, if elected by shareholders at our annual meeting, will be expected to serve until next year’s annual meeting. All nominees are currently directors.

✓	RECOMMENDATION: Vote FOR all nominees

Proposal 2:
Ratification of special meeting provisions in the Firm’s By-Laws

The Board is seeking shareholder ratification of the provisions of the Firm’s By-Laws, as amended, that grant shareholders who own at least 20% of the Firm’s outstanding common stock and satisfy other requirements, the ability to direct the Firm to call a special meeting of shareholders.

✓	RECOMMENDATION: Vote FOR ratification of special meeting provisions

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	8

Executive Summary
Our Board has nominated 12 directors for election at this year’s annual meeting. Our Board believes these nominees afford our Firm the combined skills, experience, and personal qualities, as well as the length of tenure and collegial tone, needed for an effective and engaged Board.
Information about:

▪	The specific experience and qualifications of each of our nominees are described at pages xx-xx

▪	The personal and professional attributes and skills of our nominees are described at pages xx-xx
Our commitment to sound governance is integral to our business. The Firm’s Corporate Governance Principles (“Principles”) establish a framework for the governance of the Board and the management of the Firm. These Principles outline the Firm’s practices regarding Board composition, responsibilities and obligations, structure, and operations, among other governance matters. The Principles have been approved by the Board and are periodically reviewed and updated as appropriate. They reflect broadly recognized governance practices and regulatory requirements including New York Stock Exchange (NYSE) corporate governance listing standards. The full text of the Corporate Governance Principles can be accessed on our website at jpmorganchase.com/corp-gov-principles.

Descriptions of our governance practices related to:

▪	Board composition, nomination and succession planning can be found at pages xx-xx

▪	How our Board conducts its business can be found at pages xx-xx

▪	Board oversight of the business and affairs of the Firm can be found at pages xx-xx

▪	The active engagement of our directors with the Firm’s stakeholders can be found at pages xx-xx

▪	Other corporate governance policies and practices can be found at pages xx-xx

▪	Director compensation can be found at page xx
The Board regularly reviews its governance principles and best practices. As part of these reviews, the Board seeks to ensure that the views and input of shareholders are understood and represented. Currently, the Firm’s By-Laws grant shareholders who own at least 20% of the Firm’s shares the right to call a special meeting. During our shareholder engagement program, most shareholders expressed support for the right of shareholders to call a special meeting if an appropriate threshold of holders request it. However, there were varying opinions regarding what that appropriate threshold should be. Accordingly, and in lieu of a shareholder proposal seeking to reduce the threshold, the Board is seeking shareholder ratification of the special meeting provisions in the Firm's By-Laws which include a threshold providing that holders of at least 20% of the outstanding shares have the right to call a special meeting. Further information about this management proposal is described at pages xx-xx.

9	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Proposal 1 — Election of directors
Director nominees
The persons listed on the following pages have been nominated for election because they possess the skills, experience, and personal attributes needed to guide the Firm’s strategy, and to oversee its risk management framework and management’s execution of its responsibilities.
In the biographical information about our director nominees which follows, the ages indicated are as of May 15, 2018, and the other information is as of the date of this proxy statement. There are no family relationships among the director nominees. Unless otherwise stated, all nominees have been continuously employed by their present employers for more than five years.
In addition to the biographical information which follows, reference is made to the description of our nominees’ personal and professional attributes and skills at page xx of this proxy statement.
All of the nominees are currently directors of the Firm. Other than Ms. Hobson, who was elected to the Board in March 2018, each was elected to the Board by our shareholders at our 2017 annual meeting, each with the support of more than 95% of the votes cast. For more information about the recruitment of Ms. Hobson, see page xx of this proxy statement.
Ms. Bowles, who has served as a director of the Firm since 2006, has decided to retire from the Board and is not standing for re-election when her term expires on the eve of this year’s annual meeting.
Each nominee has agreed to be named in this proxy statement and, if elected, to serve a one-year term expiring at our 2019 annual meeting.
Directors are expected to attend our annual shareholder meetings. All of the then current nominees were present at the annual meeting held in May 2017. All of the current nominees are expected to attend our 2018 annual shareholder meeting, other than Mr. Bell, who is unable to attend due to a prior professional obligation.

## Profile of Nominees (excluding our CEO)

**100%**
Independent

**2**
Women

**2**
African-Americans

Average age of directors is
**64**

Average tenure of
**8.7 years**

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	10

Linda B. Bammann Retired Deputy Head of Risk Management of JPMorgan Chase & Co.
Age: 62
Through her service on other boards, including as Chair of the Business and Risk Committee of the Federal Home Loan Mortgage Corporation, and her management tenure at JPMorgan Chase and Bank One Corporation, Ms. Bammann has developed insight and wide-ranging experience in financial services and extensive experience in risk management and regulatory issues.

Director since: 2013 Committees: Directors' Risk Policy Committee (Chair) Director Qualification Highlights: Financial services Regulated industries and regulatory issues Risk management and controls

Career Highlights
JPMorgan Chase & Co., a financial services company (merged with Bank One Corporation in July 2004)
▪
Deputy Head of Risk Management (2004– 2005)
▪
Chief Risk Management Officer and Executive Vice President, Bank One Corporation (2001–2004)
▪
Senior Managing Director, Banc One Capital Markets (2000–2001)

Other Public Company Directorships
▪
Federal Home Loan Mortgage Corporation (2008–2013)
▪
Manulife Financial Corporation (2009–2012)
Other Experience
▪
Former Board Member, Risk Management Association
▪
Former Chair, Loan Syndications and Trading Association
Education
▪
Graduate of Stanford University
▪
M.A., Public Policy, University of Michigan

James A. Bell Retired Executive Vice President of The Boeing Company
Age: 69
Over a four-decade corporate career, Mr. Bell led global businesses in a highly regulated industry, oversaw successful strategic growth initiatives, and developed extensive experience in finance, accounting, risk management and controls. While Chief Financial Officer, he oversaw two key Boeing businesses: Boeing Capital Corporation, the company’s customer-financing subsidiary, and Boeing Shared Services, an 8,000 person, multi-billion dollar business unit that provides common internal services across Boeing’s global enterprise.

Director since: 2011
Committees:
Audit Committee (Chair)
Director Qualification
Highlights:
Financial and accounting
Leadership of a large, complex organization
Regulatory industries and regulatory issues
Technology

Career Highlights
The Boeing Company, an aerospace company and manufacturer of commercial jetliners and military aircraft
▪
Corporate President (2008–2012)
▪
Executive Vice President (2003–2012)
▪
Chief Financial Officer (2003–2012)
▪
Senior Vice President of Finance and Corporate Controller (2000–2003)

Other Public Company Directorships
▪
Apple Inc. (since 2015)
▪
CDW Corporation (since 2005)
▪
Dow DuPont Inc. (formerly Dow Chemical Company Inc.) (since 2005)
Other Experience
▪
Trustee, Rush University Medical Center
Education
▪
Graduate of California State University at Los Angeles

11	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Stephen B. Burke Chief Executive Officer of NBCUniversal, LLC
Age: 59
Mr. Burke’s roles at Comcast Corporation and his prior work at other large global media corporations have given him broad exposure to the challenges associated with managing large and diverse businesses. In these roles he has dealt with a variety of issues including audit and financial reporting, risk management, executive compensation, sales and marketing, technology, and operations. These experiences have also provided Mr. Burke a background in regulated industries and international business.

Director since: 2004 and Director of Bank One Corporation from 2003 to 2004
Committees:
Compensation & Management Development Committee
Corporate Governance & Nominating Committee
Director Qualification Highlights:
Financial and accounting
Leadership of a large, complex organization
Management development and succession planning
Regulated industries and regulatory issues

Career Highlights
Comcast Corporation/NBCUniversal, LLC, leading providers of entertainment, information and communication products and services
▪
Chief Executive Officer of NBCUniversal, LLC, and a senior executive of Comcast (since 2011)
▪
Chief Operating Officer, Comcast (2004– 2011)
▪
President, Comcast Cable Communications Inc. (1998–2010)

Other Public Company Directorships ▪ Berkshire Hathaway Inc. (since 2009) Education ▪ Graduate of Colgate University ▪ M.B.A., Harvard Business School

Todd A. Combs Investment Officer at Berkshire Hathaway Inc.
Age: 47
Mr. Combs’ roles have provided him with extensive experience in financial markets, risk assessment, and regulatory matters. His service on three of Berkshire Hathaway’s subsidiary boards has given him insights into matters such as corporate governance, strategy, succession planning, and compensation.

Director since: 2016
Committees:
Directors’ Risk Policy Committee
Public Responsibility Committee
Director Qualification Highlights:
Financial services
Regulated industries and regulatory issues
Risk management and controls

Career Highlights
Berkshire Hathaway Inc., a holding company whose subsidiaries engage in a number of diverse business activities including finance, insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing, and other services
▪
Investment Officer (since 2010)
Castle Point Capital Management, an investment partnership Mr. Combs founded in 2005 to manage capital for endowments, family foundations, and institutions
▪
CEO and Managing Member (2005–2010)
Other Public Company Directorships ▪ None Education ▪ Graduate of Florida State University ▪ M.B.A., Columbia Business School

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	12

James S. Crown President of Henry Crown and Company
Age: 64
Mr. Crown’s position with Henry Crown and Company and his service on other public company boards have given him extensive experience with risk management, audit and financial reporting, investment management, capital markets activity, and executive compensation matters.

Director since: 2004 and Director of Bank One Corporation from 1991 to 2004
Committees:
Directors’ Risk Policy Committee
Director Qualification Highlights:
Financial services
Management development and succession planning
Risk management and controls

Career Highlights
Henry Crown and Company, a privately owned investment company that invests in public and private securities, real estate, and operating companies
▪
President (since 2002)
▪
Vice President (1985–2002)

Other Public Company Directorships
▪
General Dynamics (since 1987) - Lead Director since 2010
▪
Sara Lee Corporation (1998-2012)
Other Experience
▪
Chairman of the Board of Trustees, Aspen Institute
▪
Trustee, Museum of Science and Industry
▪
Trustee, University of Chicago
▪
Member, American Academy of Arts and Sciences
▪
Former member of the President’s Intelligence Advisory Board
Education
▪
Graduate of Hampshire College
▪
JD, Stanford University Law School

James Dimon Chairman and Chief Executive Officer of JPMorgan Chase & Co.
Age: 62
Mr. Dimon is an experienced leader in the financial services industry, and has extensive international business experience as well. As CEO, he is knowledgeable about all aspects of the Firm’s business activities. His work has given him substantial experience and insight into the regulatory process.

Director since: 2004 and Chairman of the Board of Bank One Corporation from 2000 to 2004
Director Qualification Highlights:
Financial services
Leadership of a large, complex organization
Management development and succession planning
Regulated industries and regulatory issues

Career Highlights
JPMorgan Chase & Co., a financial services company (merged with Bank One Corporation in July 2004)
▪
Chairman of the Board (since 2006) and Director (since 2004); Chief Executive Officer (since 2005)
▪
President (2004–2018)
▪
Chief Operating Officer (2004–2005)
▪
Chairman and Chief Executive Officer at Bank One Corporation (2000–2004)

Other Public Company Directorships
▪
None
Other Experience
▪
Director, Harvard Business School
▪
Director, Catalyst
▪
Chairman, Business Roundtable
▪
Member, Business Council
▪
Trustee, New York University School of Medicine
Education
▪
Graduate of Tufts University
▪
M.B.A., Harvard Business School

13	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Timothy P. Flynn Retired Chairman and Chief Executive Officer of KPMG
Age: 61
Through his leadership positions at KPMG, Mr. Flynn gained perspective on the evolving business and regulatory environment, experience with many of the issues facing complex, global companies, and extensive experience in financial services, auditing matters and risk management.

Director since: 2012
Committees:
Audit Committee
Public Responsibility Committee
Director Qualification Highlights:
Financial services
Financial and accounting
Leadership of a large, complex organization
Risk Management and controls

Career Highlights
KPMG International, a global professional services organization providing audit, tax and advisory services
▪
Chairman, KPMG International (2007– 2011)
▪
Chairman, KPMG LLP (2005–2010)
▪
Chief Executive Officer, KPMG LLP (2005– 2008)
▪
Vice Chairman, Audit and Risk Advisory Services, KPMG LLP (2001–2005)

Other Public Company Directorships
▪
United Healthcare (since 2017)
▪
Alcoa Corporation (since 2016)
▪
Wal-Mart Stores, Inc. (since 2012)
▪
Chubb Corporation (2013–2016)
Other Experience
▪
Member, Board of Trustees, The University of St. Thomas
▪
Former Trustee, Financial Accounting Standards Board
▪
Former Member, World Economic Forum’s International Business Council
▪
Former Board Member, International Integrated Reporting Council
Education
▪
Graduate of The University of St. Thomas

Mellody Hobson President of Ariel Investments, LLC
Age: 49
Ms. Hobson’s roles at Ariel Investments, LLC and on other public company boards have provided her with significant experience in financial services and financial markets, corporate governance, strategic planning, operations, regulatory issues, and international business.

Director since: March 2018
Committees: Ms. Hobson will begin her committee service after the 2018 annual meeting
Director Qualification
Highlights:
Financial services
Management development and succession planning
Regulated industries and regulatory issues

Career Highlights
Ariel Investments, LLC, a Chicago-based investment management firm
▪
President (since 2000)
▪
Chairman of the Board of Trustees of Ariel Investment Trust, a registered investment company (since 2006)
▪
Regular contributor and analyst on finance, the markets, and economic trends for CBS News

Other Public Company Directorships
▪
The Estée Lauder Companies Inc. (since 2005)
▪
Starbucks Corporation (since 2005)
Other Experience
▪
Chairman, After School Matters
▪
Director, Economic Club of Chicago
▪
Board member, The Chicago Public Education Fund
▪
Executive Committee of the Investment Company Institute’s Board of Governors
Education
▪
Graduate of the Woodrow Wilson School of International Relations and Public Policy at Princeton University

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	14

Laban P. Jackson, Jr. Chairman and Chief Executive Officer of Clear Creek Properties, Inc.
Age: 75
Mr. Jackson’s service on the board of the Federal Reserve Bank of Cleveland and on other public and private company boards has given him extensive experience in financial services, risk management, audit and financial reporting matters, government relations and regulatory issues, and executive compensation and succession planning matters.

Director since: 2004 and Director of Bank One Corporation from 1993 to 2004
Committees:
Audit Committee
Director Qualification
Highlights:
Financial and accounting
Management development and succession planning
Regulated industries and regulatory issues
Risk management and controls

Career Highlights Clear Creek Properties, Inc., a real estate development company ▪ Chairman and Chief Executive Officer (since 1989)
Other Public Company Directorships
▪
The Home Depot (2004–2008)
Other Experience
▪
Former Director, Federal Reserve Bank of Cleveland
▪
Emeritus Trustee, Markey Cancer Foundation
Education
▪
Graduate of the United States Military Academy

Michael A. Neal Retired Vice Chairman of General Electric Company and Retired Chairman and Chief Executive Officer of GE Capital
Age: 65
Mr. Neal has extensive experience managing large, complex businesses in regulated industries around the world. During his career with General Electric and GE Capital, Mr. Neal oversaw the provision of financial services and products to consumers and businesses of all sizes globally. His professional experience has provided him with insight and extensive expertise in risk management, strategic planning and operations, finance and financial reporting, government and regulatory relations, and management development and succession planning.

Director since: 2014 Committees: Directors’ Risk Policy Committee Director Qualification Highlights: Financial services Leadership of large, complex organization International business operations Technology

Career Highlights General Electric Company, a global industrial and financial services company ▪ Vice Chairman (2005–2013) ▪ Chairman and Chief Executive Officer, GE Capital (2007–2013)
Other Public Company Directorships
▪
None
Other Experience
▪
Founder and advisor, Acasta Enterprises, Inc.
▪
Member, Advisory Board, Sam Nunn School of International Affairs, Georgia Institute of Technology
▪
Trustee, The GT Foundation of the Georgia Institute of Technology
Education
▪
Graduate of the Georgia Institute of Technology

15	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Lee R. Raymond (Lead Independent Director) Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation
Age: 79
During his tenure at ExxonMobil and its predecessors, Mr. Raymond gained experience in all aspects of business management, including audit and financial reporting, risk management, executive compensation, marketing, and operating in a regulated industry. He also has extensive international business experience.

Director since: 2001 and Director of J.P. Morgan & Co. Incorporated from 1987 to 2000
Committees:
Compensation & Management Development Committee (Chair)
Corporate Governance & Nominating Committee
Director Qualification Highlights:
International business operations
Management development and succession planning
Public company governance
Technology

Career Highlights ExxonMobil, an international oil and gas company ▪ Chairman and Chief Executive Officer of ExxonMobil (1999–2005) ▪ Chairman and Chief Executive Officer of Exxon Corporation (1993–1999)
Other Public Company Directorships
▪
None
Other Experience
▪
Member, Council on Foreign Relations
▪
Emeritus Trustee, Mayo Clinic
▪
Member, National Academy of Engineering
▪
Member and past Chairman of the National Petroleum Council
Education
▪
Graduate of the University of Wisconsin
▪
PhD., Chemical Engineering, University of Minnesota

William C. Weldon Retired Chairman and Chief Executive Officer of Johnson & Johnson
Age: 69
At Johnson & Johnson, Mr. Weldon held a succession of executive positions that gave him extensive experience in consumer sales and marketing, international business operations, financial reporting and regulatory matters.

Director since: 2005
Committees:
Corporate Governance & Nominating Committee (Chair)
Compensation & Management Development Committee
Director Qualification Highlights:
International business operations
Leadership of a large, complex organization
Management development and succession planning
Public company governance

Career Highlights Johnson & Johnson, a global healthcare products company ▪ Chairman of the Board and Chief Executive Officer (2002–2012) ▪ Vice Chairman, Pharmaceuticals Group (2001–2002)
Other Public Company Directorships
▪
CVS Health Corporation (since 2013)
▪
Exxon Mobil Corporation (since 2013)
▪
The Chubb Corporation (2013–2016)
▪
Johnson & Johnson (2002–2012)
Other Experience
▪
Chairman, Board of Trustees, Quinnipiac University
Education
▪
Graduate of Quinnipiac University

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	16

Board composition, nomination and succession process

JPMorgan Chase seeks director candidates who will uphold the highest standards, are committed to the Firm’s values, and who will be strong independent stewards of the long-term interests of shareholders. The Board also looks for individuals with demonstrated experience and success in executive fields relevant to the Firm’s businesses and operations and who will contribute diverse viewpoints and perspectives in providing independent oversight of management. The Board believes that a combination of individuals who possess complementary attributes and skills will most effectively oversee the Firm’s strategy and business.

Personal and professional attributes and skills of the nominees
In furtherance of the foregoing, the Board considers a wide range of attributes when selecting and recruiting candidates. Our nominees have executive experience and skills that are aligned with our business and strategy as follows:

FINANCIAL AND ACCOUNTING – Knowledge of accounting and financial reporting and of auditing processes and standards
12

FINANCIAL SERVICES – Experience in or with the financial services industry, including investment banking, global financial markets and consumer products and services
All our nominees possess:
•
Integrity
•
Judgment
•
Strong work ethic
•
Strength of conviction
•
Collaborative approach to engagement and oversight
•
Inquisitive and objective perspective
•
Willingness to appropriately challenge management

10

INTERNATIONAL BUSINESS OPERATIONS – Operational experience in diverse geographic, political and regulatory environments
8

LEADERSHIP OF A LARGE, COMPLEX ORGANIZATION – Senior executive experience managing business operations, development and strategic planning
9

MANAGEMENT DEVELOPMENT AND SUCCESSION PLANNING – Experience in senior executive development, succession planning, and compensation matters
10

PUBLIC COMPANY GOVERNANCE – Knowledge of public company governance issues and policies and governance best practices
12

TECHNOLOGY – Experience with or oversight of innovative technology, cybersecurity, information systems/data management, fintech or privacy
9

REGULATED INDUSTRIES AND REGULATORY ISSUES – Experience with regulated businesses, regulatory requirements, and relationships with regulators
12

RISK MANAGEMENT AND CONTROLS – Experience in assessment and management of business and financial risk factors
12

For additional information about our director criteria, see our Corporate Governance Principles at jpmorganchase.com/corp-gov-principles.

17	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Independence
All of the Firm’s non-management Board members are independent, under both the NYSE corporate governance listing standards and the Firm’s independence standards as set forth in its Corporate Governance Principles.
For a director to be considered independent, he or she must have no disqualifying relationships as defined by the NYSE, and the Board must have affirmatively determined that he or she has no material relationships with JPMorgan Chase, either directly or as a partner, shareholder or officer of another organization that has a relationship with the Firm.
In assessing the materiality of relationships with the Firm, the Board considers relevant facts and circumstances. Given the nature and broad scope of the products and services provided by the Firm, there are from time to time ordinary course of business transactions between the Firm and a director, his or her immediate family members, or principal business affiliations. These may include, among other relationships: extensions of credit; provision of other financial and financial advisory products and services; business transactions for property or services; and charitable contributions made by the JPMorgan Chase Foundation or the Firm to a nonprofit organization of which a director is an officer. The Board reviews these relationships to assess their materiality and determine if any such relationship would impair the independence and judgment of the relevant director.
The relationships and transactions the Board considered in evaluating each director’s independence were as follows:

▪
Consumer credit: extensions of credit provided to directors Bowles, Hobson and Jackson; and credit cards issued to directors Bammann, Bell, Bowles, Crown, Flynn, Jackson, Neal, Raymond, and Weldon, and their immediate family members

▪
Wholesale credit: extensions of credit and other financial and financial advisory products and services provided to: NBCUniversal, LLC and Comcast Corporation, for which Mr. Burke is the Chief Executive Officer and a senior executive, respectively, and their subsidiaries; Berkshire Hathaway Inc., for which Mr. Combs is an Investment Officer, and its subsidiaries; Henry Crown and Company, for which Mr. Crown is the President, and other Crown family-owned entities; Movement Mortgage LLC, for which a daughter-in-law of Ms. Bowles is the Chief Financial Officer; Ariel Investments, LLC for which Mellody Hobson is the President, and its subsidiaries and funds; RR Advisors LLC, for which a son of Mr. Raymond is an executive officer; and portfolio companies that have among its principal shareholders funds managed by The Energy & Minerals Group, for which a son of Mr. Raymond is the Chief Executive Officer

▪
Goods and services: commercial office space leased by the Firm from subsidiaries of companies in which Mr. Crown and members of his immediate family have indirect ownership interests; national media placements with NBCUniversal and Comcast outlets; transferable state tax credits purchased from NBCUniversal; and purchases from Berkshire Hathaway subsidiaries of merchandising fixtures, private aviation services, and professional services related to the Firm’s corporate-owned aircraft

▪	Other relationship: the Firm’s publicly-announced plan to partner with Berkshire Hathaway and Amazon on ways to address healthcare for U.S. employees of the three companies
The Board, having reviewed the above-described relationships between the Firm and each director, determined, in accordance with the NYSE’s listing standards and the Firm’s independence standards, that each non-management director (Linda B. Bammann, James A. Bell, Crandall C. Bowles, Stephen B. Burke, Todd A. Combs, James S. Crown, Timothy P. Flynn, Mellody Hobson, Laban P. Jackson, Jr., Michael A. Neal, Lee R. Raymond and William C. Weldon) had only immaterial relationships with JPMorgan Chase and accordingly is independent.
Directors who served on the Audit and Compensation & Management Development Committees of the Board were also determined to meet the additional independence and qualitative criteria of the NYSE listing standards applicable to directors serving on those committees. For more information about the committees of the Board, see pages xx-xx.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	18

Candidate nomination process
Maintaining an appropriate balance of experience and refreshment is a focus of the Corporate Governance & Nominating Committee (“Governance Committee”). In furtherance of this objective, the Board has added two new directors in the last three years.
The Governance Committee oversees the candidate nomination process and the evaluation of new candidates for Board membership. It also oversees the renomination process, which includes evaluation of each individual director’s contributions to our Board.
Director recruitment process
When considering candidates for the Board, the Governance Committee reviews the Firm’s strategy, risk profile and current board composition to determine the skills and experience needed. The Governance Committee solicits and evaluates candidate recommendations from shareholders, management, directors and a third-party advisor. It considers the candidate’s personal and professional skills, as well as the candidate’s independence, gender, race, ethnicity, nationality, and background, among other attributes. The Governance Committee may also seek candidates with specific skills and experiences based on the needs of the Firm at a specific time.
Following the preliminary assessment of a candidate, the Governance Committee, the Lead Independent Director, and the Chairman of the Board meet with the potential nominee prior to putting the candidate forward for consideration by the full Board.
Ms. Mellody Hobson was elected to the Firm’s Board of Directors in March 2018. Ms. Hobson has been among a select group of individuals considered as part of the Governance Committee’s evaluation of prospective Board members in recent years. Ms. Hobson is well known in the financial services industry, and has been an active participant at Firm and industry events, including as a featured speaker. Based on her background and the support of several directors who know of Ms. Hobson’s diligence, efforts and effectiveness in her past service on another public company board, Mr. Dimon suggested that the Governance Committee consider Ms. Hobson as a prospective candidate when he learned of her availability for service on the Board this year. After Mr. Raymond met with Ms. Hobson and after the

Governance Committee reviewed her qualifications, including her experience in financial markets, public company governance, leadership, operational and regulatory issues, as well as her constructive personal attributes and her independence, Ms. Hobson was recommended for election to the Board. For information on Ms. Hobson’s qualifications, see page xx of the proxy statement.
Our By-Laws also permit a shareholder or group of up to 20 shareholders who have continuously owned at least 3% of the Firm’s outstanding shares for at least three years to nominate up to 20% of the Board (but in any event at least two directors). For further information, see page xx.
Shareholders who want to recommend a candidate for election to the Board may do so by writing to the Secretary at JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017; or by emailing the Office of the Secretary at corporate.secretary@jpmchase.com. All candidates, however recommended to the Governance Committee, are evaluated based on the same standards.
Director re-nomination process
In considering whether to re-nominate a director for election at our annual meeting, the Governance Committee reviews each director, considering such factors as:

▪	The extent to which the director’s skills and experience, as well as his or her personal attributes, continue to contribute to the Board’s effectiveness

▪	Feedback from the annual Board and committee self-assessments

▪	Shareholder feedback, including the support received by director nominees elected at our annual meeting of shareholders

▪	Attendance and participation at Board and committee meetings

▪	Independence
Each of our director nominees has been recommended for election by our Governance Committee and approved for re-nomination by our Board.
Our Corporate Governance Principles require a non-management director to offer not to stand for re-election in each calendar year following a year in which

19	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

the director will be 72 or older. The Board (other than the affected director) then determines whether to accept the offer. The Board believes that, while refreshment is an important consideration in assessing Board composition, the best interests of the Firm are served by taking advantage of all available talent, and evaluations as to director candidacy should not be determined solely on age.
Consistent with this principle, two of our director nominees, Lee R. Raymond and Laban P. Jackson, Jr., offered not to stand for re-election this year. The Board reviewed their offers, taking into account their contributions, the results of the annual Board and committee self-assessment processes, ongoing succession planning for the Board, and the other factors listed above. The Board determined that Mr. Raymond and Mr. Jackson each possesses the capability, judgment, and other skills and attributes the Board looks for in a director, that each has broad experience both within and outside the Firm that continues to be of great value to the Board, and that their continued service as directors is in the best interests of the Firm’s shareholders. Mr. Raymond brings strong and seasoned leadership skills as Lead Independent Director and as Chairman of the Compensation & Management Development Committee. Mr. Jackson has served as the Chair of the Audit Committee and has spent significant time meeting with management and regulators globally. Both Mr. Raymond and Mr. Jackson have participated in shareholder engagement, including speaking with certain of our shareholders about our strategy, and risk management and business practices.
Following its review, the Board determined (with the affected director abstaining with respect to himself) that both Mr. Raymond and Mr. Jackson should be re-nominated for election as directors and therefore did not accept either offer not to stand for re-election. For specific information on each of Mr. Raymond’s and Mr. Jackson’s qualifications and their individual contributions to the Board, including their Board committee roles, please see pages xx and xx, respectively, of this proxy statement. For a description of the annual Board and committee self-assessment process, see page xx of this proxy statement.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	20

Key facts about our Board of Directors

9 Board Meetings Communication between meetings as appropriate	8 Executive sessions of independent directors Led by Lead Independent Director	44 Meetings of Principal Standing Committees	37 Meetings of Specific Purpose Committees

Annual Board and Committee assessment
▪
Conducted by the independent directors and guided by the Lead Independent Director, with the assistance of the General Counsel
▪
Each director participates and provides feedback in multiple discussions on a range of issues, including: strategic priorities; Board structure and composition; how the Board spends its time; oversight of, and interaction with, management; culture and conduct; and committee effectiveness
▪
Each of the principal standing committees also conducts an annual self-assessment, led by the respective committee chairs and generally includes, among other topics, committee composition and effectiveness, leadership, agenda planning, and the flow of information received from management

▪
Two new independent directors joined the Board in the last three years, including Ms. Hobson who was elected to the Board in March 2018
▪
Committee Chairs were refreshed in 2017: Ms. Bammann became Chair of the Directors’ Risk Policy Committee (DRPC), succeeding Mr. Crown; Mr. Bell became Chair of the Audit Committee, succeeding Mr. Jackson
▪
Committee members were also refreshed in 2017: Mr. Flynn joined the Audit Committee and stepped down from the DRPC, and Mr. Combs joined the DRPC and Public Responsibility Committee

Sound governance practices
✓	Annual election of all directors	✓	Robust shareholder engagement process, including participation by our Lead Independent Director
✓	Majority voting for director elections	✓	Bi-annual investor feedback review each spring and fall
✓	100% committee independence	✓	Consideration of diversity in director succession
✓	Lead Independent Director with clearly-defined responsibilities	✓	Each director attended 75% or more of total meetings of the Board and committees on which he or she served during 2017
✓	Executive sessions of independent directors at each regular Board meeting	✓	Stock ownership requirements for directors
✓	Annual Board and committee self-assessment guided by Lead Independent Director	✓	Board oversight of corporate responsibility/ESG matters
✓	No poison pill	✓	Robust anti-hedging and anti-pledging policies

21	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

How our Board conducts its business

Our Board’s leadership structure
The Board’s leadership structure is designed to promote Board effectiveness and to appropriately allocate authority and responsibility between Board and management.
The Firm’s Corporate Governance Principles require the independent directors to appoint a Lead Independent Director if the role of the Chairman is combined with that of the CEO. Currently, our CEO serves as Chairman of the Board and a non-management director serves as the Board’s Lead Independent Director.
Our Board has determined that combining the roles of Chairman and CEO is, at this time, the most effective leadership structure for our Board. This determination took into consideration results of the Board’s most recent review of its leadership structure, feedback from shareholders gathered through our engagement program, and the factors described below.

The Board believes the present structure provides the Firm and the Board with strong leadership, continuity of experience and appropriate independent oversight of management. A combined CEO and Chairman allows the Firm to communicate its business and strategy to shareholders, clients, investors, employees, regulators, and the public with a single voice.
Our Lead Independent Director further enhances the Board’s leadership structure and effectiveness by focusing on the Board’s processes and priorities, and facilitating independent oversight of management. The Lead Independent Director promotes open dialogue among the independent directors during Board meetings, at executive sessions without the presence of the CEO, and between Board meetings.

Respective duties and responsibilities of the Chairman and Lead Independent Director

The respective authority and responsibility of the Chairman of the Board and Lead independent Director are as follows:
Chairman of the Board:
✓	calls Board and shareholder meetings
✓	presides at Board and shareholder meetings
✓	prepares board meeting schedules, agendas and materials, subject to the approval of the Lead Independent Director
Lead Independent Director:
✓	acts as liaison between independent directors and the CEO	✓	presides over executive sessions of independent directors
✓	acts as a sounding board to the CEO	✓	engages and consults with major shareholders and other constituencies, where appropriate
✓	provides advice and guidance to the CEO on executing long-term strategy	✓	guides annual performance review of the CEO
✓	advises the CEO of the Board’s information needs	✓	guides the annual independent director consideration of CEO compensation
✓	meets one-on-one with the CEO at every regularly scheduled Board meeting	✓	guides full Board consideration of CEO succession
✓	has the authority to call for a Board meeting or a meeting of independent directors	✓	guides the self-assessment of the full Board
✓	approves agendas and adds agenda items for Board meetings and meetings of independent directors	✓	presides at Board meetings in the CEO’s absence or when the CEO or the Board raises a possible conflict of interest

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	22

Factors the Board considers in reviewing its leadership structure
The Board reviews its leadership structure not less than annually as part of its self-assessment process. The most recent review was conducted in March 2018. In reviewing its leadership structure, the Board considered the following factors:

▪	The respective responsibilities for the positions of Chairman, Lead Independent Director, and CEO

▪
The policies and practices in place to provide independent Board oversight of management (including Board oversight of CEO performance and compensation; regularly held executive sessions of the independent directors; Board input into agendas and meeting materials; and Board self-assessment)

▪	The people currently in the roles of Chairman, Lead Independent Director, and CEO

▪	The Firm’s circumstances, including its firm-wide performance

▪	The potential impact of particular leadership structures on the Firm’s performance

▪	The Firm’s ability to attract and retain qualified individuals for Firm and Board leadership positions

▪	The views of our shareholders

▪	Trends in corporate governance, including practices at other public companies, and studies on the impact of leadership structures on shareholder value

▪	Such other factors as the Board determined
Following the review, the independent directors elected Mr. Raymond to continue to serve as Lead independent Director.
The Board believes it is important to retain flexibility to determine its leadership structure based on the particular composition of the Board, the individuals serving in leadership positions, and the needs and opportunities of the Firm as they change over time. The Board has separated the Chairman and CEO position in the past and may do so again in the future if it believes that doing so would be in the best interest of the Firm and its shareholders.

Board meetings
The Board conducts its business as a group and through a well-developed committee structure in adherence to our Corporate Governance Principles. The Board carries out its responsibilities under the leadership of the Lead Independent Director. The Board has established practices and processes to actively manage its information flow, set its board meeting agendas, and manage its time to actively engage with senior management and enable it to make sound, well-informed decisions.
The Board and each committee has the authority and resources to seek legal or other expert advice from sources independent of management.
In addition, Board members have direct access to management and regularly receive information and engage with management outside of formal Board meetings.
The full Board met nine times in 2017. In 2017, all of the members of our Board (other than Mr. Dimon) served on and/or chaired the principal standing committees and specific purpose committees of the Board. Ms. Hobson, who was elected to the Board in March 2018, will commence serving on Board committees following the annual meeting. For more information on committees, see below. Each director attended 75% or more of the total meetings of the Board and the committees on which he or she served in 2017.
The independent directors of the Board meet in executive session, without Mr. Dimon in attendance, each time the full Board convenes for a regularly scheduled in-person meeting. During 2017, Mr. Raymond presided at each executive session of the independent directors.
Committees of the Board
A significant portion of our Board’s oversight responsibilities is carried out through its five independent, principal standing committees. These five committees are the: Audit Committee, Compensation & Management Development Committee (“CMDC”), Corporate Governance & Nominating Committee (“Governance Committee”), Public Responsibility Committee, and Directors’ Risk Policy Committee (“DRPC”). Allocating responsibilities for oversight

23	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

among committees increases the amount of attention that can be devoted to the business and affairs of the Firm.
Committees meet regularly in conjunction with scheduled Board meetings and hold additional meetings as needed. Each committee receives reports from senior management and reports their actions to, and discusses their recommendations with, the full Board.
Each principal standing committee operates pursuant to a written charter. Principal standing committee charters are available on our website at jpmorganchase.com/committee-charters. Each charter is reviewed at least annually as part of the Board’s, and each respective committee’s, self-assessment process.
The Governance Committee annually appraises the allocation of responsibility among the committees as part of the Board and committee self-assessment process. For more information about the self-assessment process, see page xx.
Each committee has defined responsibilities for considering specific areas of business activities and risk, as outlined in its charter. Each committee engages with the Firm’s senior management responsible for the business activities and risk areas that are within the scope of responsibilities of the committee.
All committee chairs are appointed annually by our Board. Committee chairs are responsible for:

▪	Calling meetings of their committees

▪	Presiding at meetings of their committees

▪	Approving agendas, adding agenda items, and reviewing materials for their committee meetings

▪	Serving as a liaison between committee members and the Board, and between committee members and senior management, including the CEO

▪	Working directly with the senior management responsible for committee mandates
The Board determined that each member of the Audit Committee in 2017 (James A. Bell, Crandall C. Bowles, Timothy P. Flynn and Laban P. Jackson, Jr.) is an audit committee financial expert in accordance with the definition established by the U.S. Securities and

Exchange Commission (“SEC”) and that Ms. Bammann, a member of the DRPC, has experience in identifying, assessing and managing risk exposures of large, complex financial firms in accordance with rules issued by the Board of Governors of the Federal Reserve System (“Federal Reserve”).
The Board has determined that Mr. Bell’s service on the audit committees of the three other public companies for which he is a director does not impair his ability to effectively serve on the Firm’s Audit Committee. The Board annually reviews this determination and most recently completed its annual review in September 2017.
Principal standing committees
The following highlights some of the key responsibilities of each principal standing committee.

Audit Committee James A. Bell, Chair 18 meetings in 2017
Assists the Board in its oversight of:

▪	The independent registered public accounting firm’s qualifications and independence

▪	The performance of the internal audit function and the independent registered public accounting firm

▪
Management’s responsibilities to assure that there is an effective system of controls reasonably designed to (i) safeguard the assets and income of the Firm; (ii) assure the integrity of the Firm’s financial statements; and (iii) maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations

Compensation & Management Development Committee Lee R. Raymond, Chair 6 meetings in 2017
Assists the Board in its oversight of:

▪	Development of, and succession planning for, key executives

▪	Compensation principles and practices, including:

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	24

-	Review and approval of the Firm’s compensation and benefit programs

-	The competitiveness of these programs

-
The review of the relationship among risk, risk management, and compensation in light of the Firm’s objectives, including its safety and soundness and the avoidance of practices that would encourage excessive or unnecessary risk-taking

-	The Firm’s culture and conduct program

Corporate Governance & Nominating Committee William C. Weldon, Chair 7 meetings in 2017
Exercises general oversight with respect to the governance of the Board, including:

▪	The review and recommendation of proposed nominees for election to the Board

▪	The evaluation and recommendation to the Board of corporate governance practices applicable to the Firm

▪	The appraisal of the framework for assessing the Board’s performance and the Board’s self-evaluation

Public Responsibility Committee Crandall C. Bowles, Chair* 5 meetings in 2017
* The chair of the committee for 2018 will be elected by the Board following the annual meeting.
Assists the Board in its oversight of the Firm’s positions and practices regarding public responsibility matters and other public policy issues that reflect the Firm’s values and character and impact the Firm’s reputation, including:

▪	Community investment

▪	Fair lending

▪	Sustainability

▪	Consumer practices, including consumer experience, consumer complaint resolution, and consumer issues related to disclosures, fees or the introduction of major new products

Directors’ Risk Policy Committee Linda B. Bammann, Chair 8 meetings in 2017
Assists the Board in its oversight of the Firm’s global risk management framework, approves the primary risk management policies of the Firm and oversees management’s responsibilities to assess and manage:

▪	The Firm’s credit risk, market risk, principal risk, liquidity risk, country risk, and model risk

▪	The governance frameworks or policies for risk identification, risk appetite, operational risk, reputation risk, compliance risk including fiduciary risk, and conduct risk

▪	The Firm’s capital and liquidity planning and analysis
Other standing committees
The Board has two additional standing committees:
Stock Committee: The committee is responsible for implementing the declaration of dividends, authorizing the issuance of stock, administering the dividend reinvestment plan, and implementing share repurchase plans. The committee acts within Board-approved limitations and capital plans.
Executive Committee: The committee may exercise all the powers of the Board that lawfully may be delegated, but with the expectation that it would not take material actions absent special circumstances.
The Board may establish additional standing committees as needed.
Specific purpose committees
The Board establishes Specific Purpose Committees as appropriate to address specific issues. The Board currently has four such committees. They met a total of 37 times in 2017.
Three of the Specific Purpose Committees provide oversight in connection with certain regulatory orders (“Consent Orders”) issued by the Federal Reserve and the Office of the Comptroller of the Currency (“OCC”). These Specific Purpose Committees oversee particular

25	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

aspects of our control agenda and monitor progress under action plans developed by management to address the issues identified under the applicable Consent Order. The committees are:

▪	BSA/AML (Bank Secrecy Act/Anti-Money Laundering) Compliance Committee

▪	FX (Foreign Exchange)/Markets Orders Compliance Committee

▪	Trading Compliance Committee
The Omnibus Committee is a Specific Purpose Committee established to review matters, as needed and delegated by the Board. During 2017, the Omnibus

Committee was responsible for overseeing the review of the Firm’s consumer sales practices.
As the Firm achieves its objectives in a specific area, the work of the relevant Specific Purpose Committee will be concluded and, subject to regulatory consent where applicable, the committee will be disbanded. In 2017, the work of the Specific Purpose Committee overseeing the Firm’s Sworn Documents compliance practices was completed and the committee was disbanded.
Additional Specific Purpose Committees may be established from time to time in the future to address particular issues.
The following chart summarizes the current Board committee memberships of our Directors:

Current Board committee membership
Director	Audit	Compensation & Management Development	Corporate Governance & Nominating	Public Responsibility	Directors’ Risk Policy	Specific Purpose Committees [1]
Linda B. Bammann					Chair	D,E
James A. Bell	Chair					A
Crandall C. Bowles	Member			Chair [2]		A
Stephen B. Burke		Member	Member
Todd A. Combs				Member	Member
James S. Crown					Member
James Dimon
Timothy P. Flynn	Member			Member		A, E
Laban P. Jackson, Jr.	Member					A,B,C,D
Michael A. Neal					Member	D
Lee R. Raymond [3]		Chair	Member			B,C,D
William C. Weldon		Member	Chair			B,C,E

[1]	The Board’s Specific Purpose Committees in 2017 were:
A – BSA/AML(Bank Secrecy Act/Anti-Money Laundering) Compliance Committee
B – FX (Foreign Exchange)/Markets Orders Compliance Committee
C – Trading Compliance Committee
D – Omnibus Committee
E - Sworn Documents Compliance Committee (the committee was disbanded in September 2017)

[2]	Ms. Bowles is not standing for re-election when her term expires on the eve of this year’s annual meeting. A new Chair of the committee will be elected by the Board following the annual meeting.

[3]	Lead Independent Director
Ms. Hobson, who was elected to the Board in March 2018, will commence serving on Board committees following the annual meeting. All of the directors of the Firm, other than Ms. Hobson, were elected as directors in 2017 of JPMorgan Chase Bank, National Association (the “Bank”), Chase Bank USA, National Association, and JPMorgan Chase Holdings LLC. Ms. Hobson was elected to the boards of these subsidiaries in March 2018. Mr. Weldon is the non-management Chairman of the Board of the Bank and of Chase Bank USA, National Association; JPMorgan Chase Holdings LLC does not have a Chairman of the Board.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	26

Board self-assessment
The Board conducts an annual self-assessment aimed at enhancing its effectiveness. Through regular assessment of its policies, procedures and performance, the Board identifies areas for further consideration and improvement. In assessing itself, the Board takes a multi-year perspective.
Each of the principal standing committees also conducts an annual self-assessment.
Each director participates in the self-assessment and provides feedback in multiple discussions on a range of issues. In 2017, discussion topics included:

▪	Strategic priorities

▪	Board structure

▪	How the Board spends its time

▪	Oversight and interaction with management

▪	Culture and conduct

▪	Committee effectiveness
The Board self-assessment is led by the Lead Independent Director. The self-assessment is conducted in two phases. First, the Board examines its performance against its obligations, such as regulatory requirements including its responsibilities under the OCC’s “Heightened Standards” for large national banks.  The second phase of the self-assessment, which is overseen by the Governance Committee, is initiated by the distribution to each director of a discussion guide that is intended to provide a framework for the self-assessment. The Firm’s General Counsel assists with the self-assessment by speaking with each director in private one-on-one conversations and with each standing committee, and then reporting to the Lead Independent Director and the Board. The Board develops appropriate action plans that are reviewed by the Board throughout the year and considered in the self-assessment conducted in the following year.
Committee self-assessments include a review of performance against their respective committee charter requirements and focus on committee agenda planning and the flow of information received from management.

Director education
An ongoing director education program assists Board members in fulfilling their responsibilities. The program provides training on the Firm’s products, services, and lines of business; the risks that have a significant impact on the Firm; laws, regulations and supervisory requirements applicable to the Firm; and other topics identified by the Board of Directors.
Training commences with an orientation program when a new director joins the Board. Ongoing education is provided through written materials, presentations in Board meetings, and training outside the boardroom, including events intended to give directors client and other perspectives that can have a significant impact on the Firm.

27	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Board oversight of the business and affairs of the Firm

The Board is responsible for oversight of the business and affairs of the Firm on behalf of the Firm’s shareholders. Among its core responsibilities, the Board:

▪	Reviews the strategic priorities of the Firm

▪	Evaluates CEO performance and assesses whether the Firm has the proper management talent to pursue its strategic priorities

▪
Reviews the Firm’s financial performance and record of delivery of long-term value to our shareholders, and oversees the Firm's financial statements and the performance of the Firm's independent registered public accounting firm

▪	Oversees the culture and conduct program that sets forth the Firm’s expectations that employees will act with integrity at all times

▪	Oversees the Firm’s risk management and internal control frameworks that are intended to help ensure the Firm’s risks are being managed in an appropriate manner
Strategic oversight
The Firm’s Board of Directors actively engages with senior management with respect to the formulation and implementation of the Firm’s strategic initiatives. Each year’s strategic plans include evaluating performance against the prior year’s initiatives, assessing the current operating environment, refining existing strategies, and developing new strategic initiatives. Presentations by senior management regarding the strategic opportunities, priorities, and implementation strategies for their respective lines of business, and by the CEO and CFO on the Firm’s overall strategic direction, are provided throughout the year. These management presentations and financial plans serve as the basis for active dialogue with, and feedback from, the Board about the strategic risks and opportunities facing the Firm and its businesses.
CEO performance and executive talent management
The CMDC reviews the CEO’s performance periodically during the course of the year, and formally, at least annually. The CMDC’s review is presented to the Board, generally in January, in connection with the Board’s review of executive officer annual compensation. The

Board evaluation is conducted by the non-management directors, guided by the Lead Independent Director.
Succession planning for the CEO and other members of the Operating Committee is considered at least annually. The CMDC also discusses at least annually the talent pipeline for specific critical roles. The Board makes sure it has numerous opportunities to meet with, and assess development plans for, members of the Operating Committee and other high potential senior management leaders. This occurs through various means, including informal meetings, Board dinners, and presentations to the Board and its committees. For further information, see Compensation Discussion and Analysis on page xx.
Oversight of financial performance
Throughout the year, the Board reviews the Firm’s financial performance, including overseeing management’s execution against the Firm’s capital, liquidity, strategic, and financial operating plans.
Reports on the Firm’s financial performance are presented at each regularly scheduled Board meeting throughout the year. The Firm’s annual Comprehensive Capital Analysis and Review (CCAR) submission, which contains the Firm’s proposed plans regarding dividend payouts, stock repurchases and other capital actions, is reviewed and approved prior to its submission to the Federal Reserve. In addition, the Audit Committee of the Board assists the Board in the oversight of the Firm’s financial statements and internal control framework. The Audit Committee also assists the BOard in the appointment, compensation, retention, and overview of the Firm's independent registered public accounting firm. For further information, see “Risk oversight” below.
Culture and conduct oversight
The Firm strives for continuous improvement in the way it conducts its business. These efforts are aligned under our Firm’s “How We Do Business Framework” and include initiatives to enhance controls and employee training, development and talent retention.
Corporate standards are clearly articulated so they may be understood by every person at the Firm. To this end, the Firm has documented a set of 20 core Business

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	28

Principles and a Code of Conduct (“Code”). The Business Principles set forth four central corporate tenets for the Firm: exceptional client service; operational excellence; a commitment to integrity, fairness and responsibility; and a great team and winning culture.
The Code provides the principles that govern employee conduct with clients and customers, shareholders and one another, as well as with the markets and communities in which the Firm does business. All employees are required to complete Code training and annually reaffirm their compliance with the Code. Each member of the Board also annually affirms his or her compliance with the Code. For further information, see “Code of Conduct” under “Other Corporate Governance Policies and Practices” at page xx-xx.
The 20 Business Principles and Code of Conduct form the basis of the Firm’s Culture and Conduct Program (“Program”). The Program’s focus is on maintaining a strong corporate culture that instills and enhances a sense of personal accountability. Initiatives related to employee conduct and culture are broader than the Program. For additional information see “IV. Investing in our people” in the CD&A at page xx.
The Program is overseen by a senior management Culture and Conduct Risk Committee, headed by the Chief Culture and Conduct Officer who reports to the Chief Control Officer. This committee is responsible for capturing and analyzing conduct-related metrics, including customer complaints, workforce feedback, and employee conduct and compliance.
The CMDC provides oversight of the governance framework of the Program and the DRPC reviews reports of operational, compliance, and reputational matters (including sexual harassment matters) identified by the Program. In addition, the full Board receives a status presentation of the Program annually.
Risk oversight
Risk is an inherent part of JPMorgan Chase’s business activities. When the Firm extends a consumer or wholesale loan, advises customers on their investment decisions, makes markets in securities, or offers its products and services, the Firm takes on some degree of risk. The Firm’s overall objective is to manage its businesses, and the associated risks, in a manner that balances serving the interests of its clients, customers, and investors and protects the safety and soundness of the Firm.
The key risk areas of the Firm are managed on an enterprise wide basis.
The Firm has an Independent Risk Management (“IRM”) function, which consists of the Risk Management and Compliance organizations. The CEO appoints, subject to DRPC approval, the Firm’s Chief Risk Officer to lead the IRM organization and manage the risk governance framework of the Firm. The risk governance framework is subject to approval by the DRPC in the form of the primary risk management policies.
Certain risks, such as strategic risk, are overseen by the full Board. Board committees support the Board’s oversight responsibility by overseeing the risk categories related to such committee’s specific area of focus. Each committee oversees reputation and conduct risk issues within its scope of responsibility. Risk issues that overlap committee responsibilities are reported to each committee overseeing such risk; when appropriate, relevant Board committees hold joint meetings.
Committee chairs report significant matters discussed at committee meetings to the full Board. Issues escalated to the full Board may be dealt with in several ways, as appropriate: oversight of the risk issue may remain with the particular principal standing committee of the Board; the Board may establish a Specific Purpose Committee to oversee management’s addressing of such risk matters; or the Board may ask management to present more frequently to the full Board on such issue.
In addition, in order that risks are properly monitored, reported, escalated and overseen, the Firm has established protocols for the timely communication of matters of significance to the Board, including protocols for matters that are time sensitive and significant that may arise during periods between formal meetings of the Board.

29	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Board oversight of the key risks arising from the businesses and activities of the Firm are coordinated among Board committees generally as follows:

BOARD OF DIRECTORS

Audit	CMDC	DRPC	Public Responsibility	Governance

Oversees:	Oversees:	Oversees:	Oversees:	Oversees:
▪ Internal control framework	▪ Review and approval of compensation philosophy and practices	▪ Global risk management framework	▪ Community investing and fair lending practices	▪ Governance risk including board composition and governance practices
▪ Integrity of financial statements	▪ Compensation programs	▪ Approval of primary risk policies and risk appetite statement	▪ Political engagement, including lobbying expenses and political contributions
▪ Legal risk	▪ Operating Committee performance assessments and compensation	▪ Market risk	▪ Sustainability
▪ Global compliance program	▪ Culture and conduct framework	▪ Credit risk	▪ Consumer practices, including consumer experience, consumer complaint resolution, and consumer issues related to disclosures, fees or the introduction of major new products
▪ Technology and cybersecurity risk		▪ Country risk
▪ Investment portfolio risk
▪ Liquidity risk
▪ Estimations and Model risk
▪ Framework for operational risk, reputation risk, and compliance risk including fiduciary and conduct risk

For more information about committee responsibilities, see “Committees of the Board” at page xx-xx.
For more information about the Firm’s risk management, see the “Enterprise-wide risk management” section of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2017.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	30

Active Board engagement with the Firm’s stakeholders

Active engagement
The Board, as a group or as a subset of one or more directors, meets periodically throughout the year with the Firm’s shareholders, employees and regulators, and with non-governmental organizations, and other persons interested in our strategy, business practices, governance, culture and conduct, and performance. For more information, see the CD&A at pages xx-xx.
Engagement and transparency with our stakeholders help our Firm gain useful feedback. Information garnered from these meetings is shared regularly with the Firm’s Board of Directors and senior management.
Feedback from our stakeholders also helps us provide information to our shareholders and other interested parties that better addresses their inquiries and improves our governance processes.
Stakeholders, including shareholders and interested parties who wish to contact our Board of Directors, any Board member, including the Lead Independent Director, any committee chair, or the independent directors as a group, may mail their correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, 270 Park Avenue, New York, NY 10017, or e-mail the Office of the Secretary at corporate.secretary@jpmchase.com.
Engagement with shareholders
We have an active and ongoing approach to engagement on a wide variety of topics (e.g., strategy, performance, competitive environment) throughout the year. We receive feedback from our shareholders and other interested parties, including:

▪	Institutional shareholders

▪	Retail shareholders

▪	Fixed-income investors

▪	Proxy advisory firms

▪	ESG rating firms

▪	Industry thought leaders
These interactions and communications take a variety of forms. They include our annual Investor Day, quarterly earnings calls, and presentations at investor conferences, as well as our annual shareholder meeting. They also include information provided in our SEC filings, including the Annual Report and proxy statement, and in press releases, information on our website, and in our annual Environmental, Social and Governance (“ESG”) and Corporate Responsibility Reports.
In 2017:

▪	Senior management hosted more than 50 investor meetings and presented at 12 investor conferences.

▪
Members of senior management made trips to major cities throughout the U.S. and Canada, as well as international trips to Asia and Europe, during which they met in person with shareholders and other interested parties.

▪	At the annual Investor Day, senior management reviewed the Firm’s strategy and financial performance.

▪	Our CEO and Lead Independent Director presented to shareholders at the Firm’s 2017 annual meeting and are expected to do so again at this year's annual meeting.
We also conduct a formal shareholder engagement program twice a year. This program covers a wide array of topics with a broad group of shareholders. Our Lead Independent Director participates in certain discussions with our larger shareholders.
Our shareholder outreach efforts in 2017 included hosting more than 80 discussions, covering shareholders representing in the aggregate over 45% of our outstanding common stock. Topics included:

▪	Firm strategy and performance

▪	Executive compensation

▪	Board composition

▪	Management and Board succession planning

▪	Environmental, social and governance matters

▪	Shareholder rights

▪	Risk management

▪	Culture and conduct

▪	Public disclosures, including proxy format and content

31	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

In addition, as part of our engagement discussions with shareholders this year, we requested feedback about our By-Law provision regarding shareholders’ rights to call a special meeting. We heard a variety of views, including concerns some had about shareholder rights to call a special meeting without adequate procedural safeguards, including the appropriate threshold of shareholders needed to request such a meeting. In light of the continued interest in this issue, and in lieu of a shareholder proposal seeking to reduce the current threshold, the Board has included in this proxy statement a management proposal requesting that the Firm’s shareholders ratify the current special meeting provisions in our By-Laws which grant shareholders who own at least 20% of the Firm’s shares the right to call a special meeting. The results of this vote will be taken into account in the Board’s ongoing consideration of its corporate governance practices. See Proposal 2, “Ratification of special meeting provisions in the Firm’s By-Laws”, at page xx-xx.
Engagement with employees
Our Board is committed to maintaining a strong corporate culture that instills and enhances a sense of personal accountability on the part of all of the Firm’s employees.
In addition to discussions at Board meetings with senior management about these efforts, our directors participate in meetings with employees to emphasize this commitment. These meetings include employee town halls, lines of business and leadership team events, annual senior leaders’ meetings, and informal sessions with members of the Operating Committee and other senior leaders.
Engagement with regulators
Our Board and senior leaders commit significant time meeting with regulators from the U.S. and from other countries. Frequent interaction helps us learn first-hand from regulators, including their expectations on effective Board oversight. It also gives the Board and management a forum for keeping our regulators well-informed about the Firm’s performance and business practices.

Engagement with non-governmental organizations
We engage with numerous non-governmental organizations on a diverse range of issues that are important to communities and consumers about our business. For example, through the Chase Advisory Panel program, senior executives engage with national consumer policy groups to discuss issues related to the Firm’s products, policies, customer-facing practices, communications and public policy issues. We also engage with organizations on environmental and social issues and maintain philanthropic partnerships with a broad range of groups that work on issues that are important to our Firm. Management shares feedback from these engagements with the Board, providing it with valuable insight to the issues that matter to these stakeholders, and helps us understand how the Firm’s products and services can better serve our stakeholders and the communities in which we operate.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	32

Other corporate governance policies and practices

Shareholder rights
The Firm’s Certificate of Incorporation and By-Laws provide shareholders with important rights, including:

▪
Proxy access, which enables eligible shareholders to include their nominees for election as directors in the Firm’s proxy statement. For further information, see page xx-xx, “Shareholder proposals and nominations for the 2019 annual meeting.”

▪
The ability to call a special meeting by shareholders holding at least 20% of the outstanding shares of our common stock (net of hedges). For further information, see Proposal 2, “Ratification of special meeting provisions in the Firm’s By-Laws” at page xx.

▪
The ability of shareholders holding at least 20% of the outstanding shares of our common stock (net of hedges) to act by written consent on terms substantially similar to the terms applicable to call special meetings.

▪	Majority election of directors

▪	No “poison pill” in effect

▪	No supra-majority vote requirements in our Certificate of Incorporation or By-Laws
The Firm’s Certificate of Incorporation and By-Laws are available on our website at jpmorganchase.com/governance.
Policies and procedures for approval of related party transactions
The Firm has adopted a written Transactions with Related Persons Policy (“Policy”), which sets forth the Firm’s policies and procedures for reviewing and approving transactions with related persons – basically our directors, executive officers, their respective immediate family members, and 5% shareholders. The transactions covered by the Policy include any financial transaction, arrangement or relationship in which the Firm is a participant, the related person has or will have a direct or indirect material interest, and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.

After becoming aware of any transaction which may be subject to the Policy, the related person is required to report all relevant facts with respect to the transaction to the General Counsel of the Firm. Upon determination by the General Counsel that a transaction requires review under the Policy, the material facts respecting the transaction and the related person’s interest in the transaction are provided to the Governance Committee. The transaction is then reviewed by the disinterested members of the Governance Committee, which then determines whether approval or ratification of the transaction shall be granted. In reviewing a transaction, the Governance Committee considers facts and circumstances that it deems relevant to its determination, such as: management’s assessment of the commercial reasonableness of the transaction; the materiality of the related person’s direct or indirect interest in the transaction; whether the transaction may involve an actual, or the appearance of, a conflict of interest; and, if the transaction involves a director, the impact of the transaction on the director’s independence.
Certain types of transactions are pre-approved in accordance with the terms of the Policy. These include transactions in the ordinary course of business involving financial products and services provided by, or to, the Firm, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act of 2002, Federal Reserve Board Regulation O and other applicable laws and regulations.
Transactions with directors, executive officers and 5% shareholders
Our directors and executive officers, and some of their immediate family members and affiliated entities, and BlackRock and Vanguard, beneficial owners of more than 5% of our outstanding common stock, were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2017. Additional transactions may be expected to take place in the future.
Any outstanding loans to the foregoing persons and entities and any other transactions involving the Firm’s financial products and services (such as banking,

33	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

brokerage, investment, investment banking, and financial advisory products and services) provided to such persons and entities: (i) were made in the ordinary course of business, (ii) were made on substantially the same terms (including interest rates and collateral (where applicable)), as those prevailing at the time for comparable transactions with persons and entities not related to the Firm, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.
The fiduciary committees for the JPMorgan Chase Retirement Plan and for the JPMorgan Chase 401(k) Savings Plan (each, a “Plan”) entered into agreements with BlackRock giving it discretionary authority to manage certain assets on behalf of each Plan. Pursuant to these agreements, fees of approximately $4.6 million were paid by the Plans to BlackRock in 2017. Subsidiaries of the Firm have subscribed to information services provided by BlackRock, including select market data, analytics and modeling, and paid BlackRock approximately $1 million in 2017 for the services. JPMorgan Chase paid Blackrock approximately $4.4 million in 2017 to access its Aladdin® platform.
Certain J.P. Morgan mutual funds and subsidiaries entered into a sub-transfer agency agreement with Vanguard and paid Vanguard approximately $550,000 in 2017 for services rendered, primarily accounting, recordkeeping and administrative services.
John Donnelly, who is currently a Vice Chairman and was an executive officer of the Firm in 2017, has a son who is currently employed by the Firm and who is provided compensation and benefits in accordance with the Firm’s employment and compensation practices applicable to employees holding comparable positions. Mr. Donnelly’s son has been employed by the Firm since 2010, currently as an associate in the Corporate & Investment Bank, and for 2017, received compensation of $245,000, including annual salary and incentive awards. This family member does not share a household with Mr. Donnelly.
Compensation & Management Development Committee interlocks and insider participation
The members of the CMDC are listed on page [xx] of this proxy statement. No member of the CMDC is or ever was a JPMorgan Chase officer or employee. No

JPMorgan Chase executive officer is, or was during 2017, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2017, an executive officer serving as a member of our Board or the CMDC. All of the members of the CMDC, and/or some of their immediate family members and affiliated entities, were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2017. Additional transactions may be expected to take place in the future. Any outstanding loans to the directors serving on the CMDC and their immediate family members and affiliated entities, and any transactions involving other financial products and services provided by the Firm to such persons and entities were made in accordance with the standards stated above for transactions with directors, executive officers and 5% shareholders.

Political activities and lobbying
JPMorgan Chase believes that responsible corporate citizenship demands a commitment to a healthy and informed democracy through civic and community involvement. In furtherance of this, the Firm is regularly involved in legislative activities across a spectrum of policy areas that could significantly affect our operations and results. The Firm’s policies and practices related to political activities:

▪	Prohibit contributions of corporate funds to candidates, political party committees and political action committees

▪
Provide that our Firm inform the U.S. trade organizations of which it is a member not to use any payments made by the Firm to these organizations, including membership fees and dues, for any election-related activity

▪	Prohibit corporate funds from being used to make contributions to broad-based groups organized under Section 527 of the Internal Revenue Code

▪	Restrict corporate contributions to groups organized under Section 501(c)(4) of the Internal Revenue Code for election-related activity

▪	Prohibit the use of corporate funds to make independent political expenditures, including electioneering communications

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	34

The Firm discloses on its website, at jpmorganchase.com/politicalactivities, contributions made by the Firm’s Political Action Committees (PACs) and contributions of corporate funds to ballot committees and groups organized under Section 501(c)(4) of the Internal Revenue Code for public policy matters.
For further information regarding the Firm’s policy engagement and political participation activities, see our website at jpmorganchase.com/policy-engagement.
Code of Conduct
Employees are required to speak up about misconduct and report suspected or known Code of Conduct (“Code”) violations. (For additional information on the Code, see “Culture and conduct oversight” at page xx.) We also provide guidelines to employees in our Human Resources, Global Security & Investigations and Legal departments regarding the review and treatment of employee-initiated complaints, including the proper escalation of suspected or known violations of the Code, other Firm policy, or the law. The Code prohibits retaliation against anyone who raises an issue or concern in good faith.
Employees can report any known or suspected violations of the Code in person or via the Code Reporting Hotline by phone or the internet. The Hotline is anonymous, except in certain non-U.S. jurisdictions where laws prohibit anonymous reporting, and is available 24/7 globally, with translation services. It is maintained by an outside service provider.
Suspected violations of the Code, other Firm policy or the law are investigated by the Firm and may result in an employee being cleared of the suspected violation or in an escalating range of actions, including termination of employment, depending upon the facts and circumstances. Compliance and Human Resources report annually to the Audit Committee on the Code of Conduct program and provide an update on the employee completion rate for Code of conduct training and affirmation.
Code of Ethics for Finance Professionals
The Code of Ethics for Finance Professionals applies to the CEO, CFO, Controller and all other professionals of the Firm worldwide serving in a finance, accounting, line of business treasury, tax or investor relations role.

The purpose of our Code of Ethics is to promote honest and ethical conduct and compliance with the law in connection with the maintenance of the Firm’s financial books and records and the preparation of our financial statements.
Supplier Code of Conduct
Suppliers are expected to have high standards of business conduct, integrity and adherence to the law. The Supplier Code of Conduct applies to our suppliers, vendors, consultants, contractors and other third parties working on behalf of the Firm, as well as to the owners, officers, directors, employees and contractors of these supplier organizations and entities. The Supplier Code of Conduct communicates our expectations on a range of issues, including the Firm’s Business Principles and our suppliers’ responsibility to comply with laws and regulations and operate responsibly with respect to environmental, social and human rights matters.
Section 16(a) beneficial ownership reporting compliance
Our directors and certain senior officers filed reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2017, each of our directors and executive officers filed reports required under Section 16(a) on a timely basis.

35	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Director compensation

The Governance Committee is responsible for reviewing director compensation and making recommendations to the Board. In making its recommendations, the Governance Committee annually reviews the Board’s responsibilities and the compensation practices of peer firms, which includes the same group of peer firms referenced for NEO compensation comparison. For more information see “Evaluating market practices” on page xx of this proxy statement.
The Board believes it is desirable that a significant portion of director compensation be linked to the Firm’s performance and is therefore paid in common stock.
Annual compensation
For 2017, each non-management director received an annual cash retainer of $100,000 and an annual grant, made when annual employee incentive compensation was paid, of deferred stock units valued at $250,000 on the date of grant. Additional cash compensation was paid for certain committees and other services as described below.
Each deferred stock unit included in the annual grant to directors represents the right to receive one share of the Firm’s common stock and dividend equivalents payable in deferred stock units for any dividends paid. Deferred stock units have no voting rights. In January of the year immediately following a director’s termination of service, deferred stock units are distributed in shares of the Firm’s common stock in either a lump sum or in annual installments for up to 15 years as elected by the director.

The following table summarizes the 2017 annual compensation for non-management directors for service on the Boards of the Firm and of JPMorgan Chase Bank, National Association (“Bank”). There is no additional compensation paid for service on the Board of Chase Bank USA, National Association or JPMorgan Chase Holdings LLC.

Compensation	Amount ($)
Board retainer	$100,000
Lead Independent Director retainer	30,000
Audit and Risk Committee chair retainer	25,000
Audit and Risk Committee member retainer	15,000
All other committees chair retainer	15,000
Deferred stock unit grant	250,000
Bank board retainer	15,000
Bank board chair retainer	25,000
The Board may periodically ask directors to serve on one or more Specific Purpose Committees or other committees that are not one of the Board’s principal standing committees or to serve on the board of directors of a subsidiary of the Firm. Any compensation for such service is included in the “2017 Director compensation table” below. See Proposal 4, "Approval of Amended and Restated Long-Term Incentive Plan effective May 15, 2018" on page xx for information relating to our non-management director compensation program and proposed changes to it.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	36

2017 Director compensation table
The following table shows the compensation for each non-management director in 2017. The Board has determined that the earliest it would consider an increase in director compensation is 2020.

Director	Fees earned or paid in cash ($)[1]	2017 Stock award ($)[2]	Other fees earned or paid in cash ($)[3]	Total ($)
Linda B. Bammann	$134,583	$250,000	$17,500	$402,083
James A. Bell	134,583	250,000	45,000	429,583
Crandall C. Bowles	130,000	250,000	42,500	422,500
Stephen B. Burke	100,000	250,000	15,000	365,000
Todd A. Combs	111,750	250,000	15,000	376,750
James S. Crown	120,417	250,000	15,000	385,417
Timothy P. Flynn	115,000	250,000	30,000	395,000
Laban P. Jackson, Jr.	120,417	250,000	187,500	557,917
Michael A. Neal	115,000	250,000	15,000	380,000
Lee R. Raymond	145,000	250,000	42,500	437,500
William C. Weldon	115,000	250,000	77,500	442,500

[1]
Includes fees earned, whether paid in cash or deferred, for service on the Board of Directors. For additional information on each Director’s service on committees of JPMorgan Chase, see “Committees of the Board” at page xx-xx of this proxy statement.

[2]
On January 17, 2017, each director received an annual stock award in an amount of deferred stock units equal to $250,000, based on a grant date fair market value of the Firm’s common stock of $84.25 per share. The aggregate number of option awards and stock awards outstanding at December 31, 2017, for each current director is included in the “Security ownership of directors and executive officers” table on page xx of this proxy statement under the columns “Options/SARs/Warrants exercisable within 60 days” and “Additional underlying stock units,” respectively. All such awards are vested.

[3]
Includes fees paid to the non-management directors for their service on the Board of Directors of the Bank or who are members of one or more Specific Purpose Committees. A fee of $2,500 is paid for each Specific Purpose Committee meeting attended (with the exception of the Omnibus Committee). Also includes for Mr. Jackson, $110,000 in compensation during 2017 in consideration of his service as a director of J.P. Morgan Securities plc, one of the Firm’s principal operating subsidiaries in the United Kingdom and a subsidiary of the Bank.

37	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Stock ownership: no sales, no hedging, no pledging
As stated in the Corporate Governance Principles and further described in “Anti-Hedging/Anti-Pledging Provisions” on page xx of this proxy statement, each director agrees to retain all shares of the Firm’s common stock he or she purchased on the open market or received pursuant to his or her service as a Board member for as long as he or she serves on our Board.
Shares held personally by a director may not be held in margin accounts or otherwise pledged as collateral, nor may the economic risk of such shares be hedged.
As detailed at page xx of this proxy statement under “Security ownership of directors and executive officers,” Mr. Crown has ownership of certain shares attributed to him that arise from the business of Henry Crown and Company, an investment company where Mr. Crown serves as President, and trusts of which Mr. Crown serves as trustee (the “Attributed Shares”). Mr. Crown disclaims beneficial ownership of such Attributed Shares, except to the extent of his pecuniary interest. The Attributed Shares are distinct from shares Mr. Crown or his spouse own individually, or shares held in trusts for the benefit of his children (the “Crown Personally Held Shares”). The Firm has reviewed the potential pledging of the Attributed Shares with Mr. Crown, recognizes Mr. Crown’s distinct obligations with respect to Henry Crown and Company and the trusts, and believes such Attributed Shares may be prudently pledged or held in margin loan accounts. Crown Personally Held Shares are not and may not be held in margin accounts or otherwise pledged as collateral, nor may the economic risk of such shares be hedged.

Deferred compensation
Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including deferred stock units. Upon retirement from the Board, compensation deferred into stock units will be distributed in stock; all other deferred cash compensation will be distributed in cash. Deferred compensation will be distributed in either a lump sum or in annual installments for up to 15 years as elected by the director commencing in January of the year following the director’s retirement from the Board.
Reimbursements and insurance
The Firm reimburses directors for their expenses in connection with their Board service or pays such expenses directly. The Firm also pays the premiums on directors’ and officers’ liability insurance policies and on travel accident insurance policies covering directors as well as employees of the Firm.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	38

Proposal 2 – Ratification of special meeting provisions in the the Firm’s By-Laws
Executive summary
The Board is seeking shareholder ratification of the provisions of the Firm’s By-Laws, as amended (the “By-Laws”), that grant shareholders who own at least 20% of the Firm’s outstanding shares of common stock and satisfy other requirements the ability to direct JPMorgan Chase to call a special meeting of shareholders (the “Special Meeting Provisions”).
In 2006, the Board amended the Firm’s By-Laws to allow shareholders who own at least 33% of the Firm’s outstanding shares of common stock and satisfy other requirements the ability to direct JPMorgan Chase to call a special meeting of shareholders. In 2009, the Firm amended its By-Laws to reduce the ownership percentage needed to request that the Firm call a special meeting of shareholders (the “Ownership Threshold”) from 33% to 20%. Shareholder proposals to lower the Ownership Threshold further have been voted on at each of JPMorgan Chase’s annual meetings held in 2010, 2014, 2015 and 2017. Each such proposal was voted down by the Firm’s shareholders.
A shareholder proposal to lower the Ownership Threshold again was submitted with respect to this annual meeting. The Board determined instead to request that the Firm’s shareholders ratify JPMorgan Chase’s current Special Meeting Provisions. Because the Board is seeking ratification, the shareholder proposal has been omitted.
Summary of Special Meeting Provisions
The Special Meeting Provisions, which are set forth in Section 1.02 of the By-Laws, provide that one or more shareholders of record (acting on their own behalf or on behalf of beneficial owners) owning shares representing at least 20% of the outstanding shares of common stock of the Firm have the ability to require the Firm to call a special meeting of the shareholders.

▪
Stock ownership is determined under a “net long” standard to provide assurance that shareholders seeking to call a special meeting possess both (i) full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares.

▪	Shareholders seeking to call a special meeting are required to provide information similar to the information required for shareholder nominations at annual meetings under the By-Laws.

▪	The special meeting right is subject to certain limitations designed to prevent duplicative and unnecessary meetings. A special meeting request is not valid if:

–	the proposed meeting relates to an item of business that is not a proper subject for shareholder action under applicable law;

–
an otherwise valid special meeting request is submitted during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting;

–
an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election of directors, was presented at a meeting of the shareholders held not more than 12 months before the special meeting request is delivered;

–
a Similar Item, including an item related to the removal or election of directors, was presented at a meeting of the shareholders held not more than 90 days before the special meeting request is delivered; or

–
a Similar Item is included in the Firm’s notice as an item of business to be brought before a shareholder meeting that has been called by the time the special meeting request is delivered but not yet held.

The above summary is subject, in all respects, to the Special Meeting Provisions, which are attached to this proxy statement as Appendix A. Notwithstanding the vote on this proposal, or votes on previous proposals, the Firm’s Certificate of Incorporation confers upon the Board the power to further amend the Firm’s By-Laws.

39	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Factors considered by the Board in determining the Special Meeting Provisions
The Board evaluated a number of different factors in adopting the existing right of shareholders to call a special meeting and setting the Ownership Threshold at 20%, including the interests of the Firm and its shareholder base, the time and resources required to convene a special meeting, and the opportunities shareholders otherwise have to engage with the Board and senior management in between annual meetings.
Significant costs associated with special shareholder meetings. Convening a special meeting of shareholders is an extraordinary and expensive event that the Firm believes should only be called if a substantial portion of JPMorgan Chase’s shareholder base determines that such a meeting is necessary. The current 20% Ownership Threshold ensures that special meetings called by shareholders are of concern to a significant number of shareholders such that they merit these costs, which include the preparation, printing and distribution of disclosure documents, soliciting proxies, tabulating votes and numerous hours spent by management that would otherwise be devoted to managing the day-to-day business operations of the Firm.
The ownership threshold ensures that a significant portion of the shareholder base believes in the urgency of holding a special meeting. The Board believes that a small minority of shareholders should not be entitled to utilize the mechanism of special meetings for their own interests, which may not be shared more broadly by JPMorgan Chase’s shareholders. Likewise, the Board believes that only shareholders with full and continuing economic interest in our common stock and full voting rights should be entitled to request that the Firm call a special meeting.
The Board believes that providing shareholders owning 20% of JPMorgan Chase’s outstanding stock with the right to call a special meeting strikes the right balance between enhancing our shareholders’ ability to act on important and urgent matters and protecting against misuse of the right by a small number of shareholders whose interests may not be shared by the majority of shareholders.

The 20% special meeting ownership threshold is consistent with market practice. The 20% Ownership Threshold is a common threshold for special meeting rights at public companies, among those companies that provide for this right. To put this in perspective, approximately 400 of the S&P 500 companies have a special meeting ownership threshold that is equal to or higher than that of the JPMorgan Chase or do not provide any such rights. In effect, JPMorgan Chase shareholders have a right that is equal to or more expansive than that of 80% of S&P 500 companies.
Special Meeting Provisions and our corporate governance practices
The Board believes that the current Special Meeting Provisions should be considered in the context of the Firm’s overall corporate governance practices, including the shareholder rights available under its Certificate of Incorporation and By-Laws, applicable law, and the Firm’s commitment to shareholder engagement. The Firm’s responsiveness to shareholder concerns is demonstrated by, among other things, holding a formal shareholder outreach program twice a year that covers a wide range of issues with a broad group of shareholders. For additional information about our shareholder engagement, please see page x of this proxy statement.
In addition to the existing right of shareholders to call a special meeting at the 20% Ownership Threshold, shareholder approval is required for many key corporate actions before the action may be taken. Under Delaware law and New York Stock Exchange rules, the Firm must submit to a shareholder vote certain important matters, including the adoption of certain equity compensation plans and amendments to its Certificate of Incorporation.
Additionally, our By-Laws provide shareholders with the ability to nominate candidates to the Board both through traditional processes and our proxy access procedures. Our directors are elected by majority vote on an annual basis. In addition, shareholders may, under existing law, request the Firm to include certain shareholder proposals in the proxy materials for consideration by our full shareholder base.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	40

Board recommendation
Given the existing right of shareholders to call a special meeting, coupled with JPMorgan Chase’s strong corporate governance policies, the Board strongly recommends that shareholders ratify the existing Special Meeting Provisions. The Firm will consider a vote in favor of the ratification of the Special Meeting Provisions as tantamount to a vote against a proposal seeking to lower the Ownership Threshold.
If the Special Meeting Provisions are not ratified, the Board expects to engage with shareholders and to consider what actions, if any, should be taken with respect to Special Meeting Provisions.

41	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

PROPOSAL 3:
Advisory resolution to approve executive compensation

Approve the Firm’s compensation practices and principles and their implementation for 2017 for the compensation of the Firm’s Named Executive Officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement.

✓	RECOMMENDATION: Vote FOR approval of this advisory resolution to approve executive compensation

PROPOSAL 4:
Approval of Amended and Restated Long-Term Incentive Plan

Approve the Firm’s Amended and Restated Long-Term Incentive Plan, effective May 15, 2018

✓	RECOMMENDATION: Vote FOR approval of the Amended and Restated Long-Term Incentive Plan

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	42

Executive Summary
The Firm’s Board of Directors believes that JPMorgan Chase’s long-term success as a premier financial services firm depends in large measure on the talents of our employees and a proper alignment of their compensation with performance and sustained shareholder value. The Firm’s compensation programs play a significant role in our ability to attract, retain and properly motivate the highest quality workforce. The principal underpinnings of our compensation practices are a sharp focus on performance within a well controlled environment, shareholder alignment, sensitivity to the relevant marketplace, and a long-term orientation.
The Compensation Discussion and Analysis that is set forth beginning at page [xx], describes our pay-for-performance framework and compensation philosophy, and discusses how our compensation for the Firm’s Named Executive Officers (“NEOs”) is closely aligned with Firm performance and with our shareholders’ interests. We are seeking an advisory vote to approve compensation of our NEOs. The advisory vote will not be binding upon the Board of Directors. However, the CMDC will take into account the outcome of the vote when considering future executive compensation arrangements. For additional information, see page [xx].

This year, we are also seeking shareholder approval of the Firm’s Amended and Restated Long-Term Incentive Plan (LTIP). We are seeking approval of an amendment to extend the term to May 31, 2022 and to authorize the issuance of an additional 24 million shares, bringing the total number of shares authorized to be issued under the Plan to 85 million, which is 10 million fewer than that approved by shareholders in 2015. For additional information on the LTIP, see page [x].

43	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Proposal 3 – Advisory resolution to approve executive compensation
As required by Section 14A of the Securities Exchange Act of 1934, as amended, this proposal seeks a shareholder advisory vote to approve the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:
“Resolved, that shareholders approve the Firm’s compensation practices and principles and their implementation for 2017 for the compensation of the Firm’s Named Executive Officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement.”
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation & Management Development Committee (“CMDC”) will take into account the outcome of the vote when considering future executive compensation arrangements.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	44

Compensation discussion and analysis (“CD&A”)
The following CD&A is organized around five key factors we believe shareholders should consider in their evaluation of our Say-on-Pay proposal.

Summary of factors for shareholder consideration

[1]
Adjusted net income, adjusted earnings per share ("EPS") and adjusted return on tangible common equity ("ROTCE") exclude the impact of the enactment of the Tax Cuts and Jobs Act of $2.4 billion (after-tax) and of a legal benefit of $406 million (after-tax). Reported net income, EPS and ROTCE were $24.4B, $6.31 and 12%, respectively. ROTCE, adjusted net income and adjusted EPS are each non-GAAP financial measures; for further explanation, see page xx-xx.

[2]	Represents common dividends and stock repurchases net of stock issued to employees.

[3]
Total compensation range for Other NEOs includes Mr. Pinto. Pay mix components for Other NEOs exclude Mr. Pinto. The terms and conditions of Mr. Pinto’s compensation reflect the requirements of E.U. and U.K. regulations. Additional information on Mr. Pinto’s compensation is on page [xx] of this proxy statement.

[4]	See page xx for more details on clawbacks.

45	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

1. Strong performance
We continued to deliver strong multi-year financial performance, invest in our future, strengthen our risk and control environment, reinforce the importance of our culture and values, deliver on our long-standing commitment to serve our communities, and conduct business in a responsible way to drive inclusive growth.

I. Business results

2017 Key Highlights
In 2017, the Firm delivered net income of $24.4 billion and record EPS of $6.31 with ROTCE1 of 12%. We returned $22.3 billion of capital to shareholders (including common dividends and net share repurchases). We also gained market share in nearly all of our businesses, demonstrated strong expense discipline, continued to achieve high customer satisfaction scores, and maintained a fortress balance sheet.

Net income of $24.4 BILLION	Record EPS of $6.31	ROTCE[1] of 12%	TBVPS[1] of $53.56 up 4% from 2016	Distributed $22.3 BILLION to shareholders
Excluding the impact of tax reform and a legal benefit:

Adjusted Net income[2] of $26.5 BILLION	Adjusted EPS[2] of $6.87	Adjusted ROTCE[1,2] of 13%
Long-term Financial Performance
We have generated strong ROTCE over the past 10 years, while more than doubling average tangible common equity (“TCE”) from $80 billion to $185 billion, reflecting a compound annual growth rate of 10% over the period.
We have delivered sustained growth in both TBVPS and EPS over the past 10 years, reflecting compound annual growth rates of 10% and 19%, respectively, over the period.

[1]	ROTCE and tangible book value per share (“TBVPS”) are each non-GAAP financial measures; for a reconciliation and further explanation, see page [XX].

[2]
Excludes the impact of the enactment of the Tax Cuts and Jobs Act of $2.4 billion (after-tax) and of a legal benefit of $406 million (after-tax). Adjusted net income and adjusted EPS are each non-GAAP financial measures; for further explanation, see page {xx}

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	46

Total Shareholder Return (“TSR”)
We delivered a TSR1 of 27% in 2017, following a TSR of 35% in 2016 and 8% in 2015, for a combined three-year TSR of 85%. The graph below shows our TSR expressed as cumulative return to shareholders over the past decade. As illustrated below, a $100 investment in JPMorgan Chase on December 31, 2007 would be valued at $311 as of December 31, 2017, significantly outperforming the financial services industry over the period, as measured by the KBW Bank Index and the S&P Financials Index.
1 TSR assumes reinvestment of dividends

II. Improving our control environment and reinforcing our culture

Improving our control environment
We believe a strong control environment is fundamental to the success of our Firm. Over the past few years, we have continued to invest in strengthening our controls and infrastructure as part of our commitment to operate an effective and efficient risk and control environment. The businesses, Risk Management & Compliance, Finance, Legal and Audit continue to focus on identifying our risks and enhancing our control environment. We are also working on becoming more effective and efficient in addressing risks and controls while improving the client and customer experience.
The Firm devotes significant resources to protect the security of our computer systems, software, networks and other assets. We continue to make significant investments in enhancing our cyber defense capabilities and to strengthen partnerships with the appropriate government and law enforcement agencies and other businesses in order to understand the full spectrum of cybersecurity risks, to enhance defenses and to improve resiliency against cybersecurity threats.
Globally, more than a thousand employees are focused on cybersecurity — working across the Firm and with many partners to maintain our defenses and enhance our resiliency to threats. Three global security operations centers monitor our systems 24 hours a day, seven days a week. All of our employees annually receive Cybersecurity Awareness education.
The Audit Committee and the full Board of Directors are periodically briefed on the Firm’s cybersecurity policies and practices and ongoing efforts to improve security, as well as on the Firm’s efforts regarding  any significant cybersecurity events.
Continued focus on our culture
We have embedded our “How We Do Business” principles throughout the employee life cycle, starting with the onboarding process and extending to training, compensation, promoting and rewarding employees.

47	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Our performance development and compensation processes are designed to hold employees accountable for conduct, where appropriate.
Since 2015, we have maintained a global, firm-wide Culture and Conduct Program that has and continues to undergo enhancements. The Board retains oversight of the program through the CMDC.
Early in 2017, we named a senior executive to the new role of Chief Culture and Conduct Officer, who has been working closely with the businesses and functions to embed culture and conduct risk management into existing processes and develop more holistic oversight and reporting of conduct risk. In addition, we created a new compliance role, the Conduct Risk Compliance Executive. This role has the responsibility to develop and issue conduct risk compliance standards for areas such as training and front office supervision.
We continued our efforts to communicate clearly, and frequently, our expectations that all employees must adhere to the highest ethical standards encompassed by our business principles. This was achieved through town hall meetings, senior leadership messages and by including culture and conduct related statements in our employee pulse survey.
The Firm endeavors to promote a culture of respect that allows every employee to feel safe and empowered at work. To that end, the Firm has in place employee training and protocols for preventing, reporting and addressing sexual misconduct and prohibits retaliation against an individual because the person reported a concern or assisted with any inquiry or investigation.
The Firm has also established conduct risk as a separate type of risk category. An enhanced operating model and governance framework was approved by the Operating Committee and the Board of Directors, and a senior management Culture & Conduct Risk Committee was established, to provide oversight and governance of conduct risk. Additionally, a Firm Wide Conduct Risk Policy was approved by the DRPC and a process has been put in place by which each line of business and designated function conducts quarterly culture and conduct risk assessments.
We continue to engage our regulators around the globe to seek their input and feedback on culture and conduct issues, and we benchmark across the industry to strive to be aware of and adopt any best practice in this important area.

III. Enhancing the customer & client experience and investing in our communities

Our performance reflects our ongoing commitment to invest in our businesses, further strengthen the market leadership of our franchises and help strengthen the broader economy. Our future success rests on our ability to satisfy the needs of our customers and clients and to continually improve upon their experience and promote economic growth and opportunity in our communities.
Enhancing our customer and client experience
The customer is at the center of everything we do. We strive to deliver value by offering our customers and clients choice through a full set of products and services, security by protecting their data and transactions, ease of doing business in a fast and simple way, and personalization through tailored customer solutions and integrated experiences. Our businesses are able to leverage the unique scale advantage of our Firm to benefit our customers and clients, as illustrated in the examples below.
Consumer & Community Banking (“CCB”)
We completed the acquisition of WePay, which will allow us to efficiently provide software-enabled payments to small business clients. We enhanced our customers’ digital experience by improving Chase Pay, and launching Chase QuickPay with Zelle, a peer-to-peer (“P2P”) solution for real-time funds availability allowing customers to transfer money to and from both Chase and non-Chase customers. We grew credit card sales volume by double digits following new product launches in 2016 and 2017, including the Freedom Unlimited, Sapphire Reserve, Ink Business Preferred and Amazon Prime cards. We also finalized renewals of 99% of our co-branded cards, including the Disney, Hyatt and Marriott portfolios.
Corporate & Investment Bank (“CIB”)
We made significant investments in technology to simplify and improve the customer experience and streamline operations. We launched the Interbank Information Network (IIN) which leverages blockchain

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	48

technology to allow payments to reach beneficiaries faster and with better security. Together with The Clearing House, we introduced Real Time Payments, the first new U.S. payment system in 40 years, which reduces transaction time down to seconds. In our Markets business, we continued to enhance the end-to-end digital offering for our clients. Our focus remains on giving clients a choice on how to digitally engage with us, making their digital experience simple and reliable, and offering relevant and increasingly tailored products in a safe and secure manner.
Commercial Banking (“CB”)
We continued to increase our digital capabilities and migrated clients to our new digital platform, Chase Connect. We also announced our partnership with Bill.com to offer clients a simpler and faster way to send and receive invoices and payments. Plans are underway to roll out this new service in 2018. We have invested in the transformation of our client onboarding and service experience. This initiative is still in early stages, but we expect it to result in a significantly easier onboarding experience for new and existing clients. We also deployed CREOS, our new end-to-end Commercial Term Lending origination platform, which will facilitate faster, more efficient and transparent closings.
Asset & Wealth Management (“AWM”)
We have created a dedicated team under AWM to increase the focus and resources committed to building digital and data-driven solutions for our clients. In Wealth Management, we continue to enhance our client and advisor experience from a technology, operations and product perspective. In Asset Management, we have reduced complexity of the existing product platform and focused on maintaining excellence in core competencies for clients.
Investing in our communities
As a global financial services company, the Firm manages a broad range of environmental and social issues. We endeavor to promote inclusive economic growth and opportunity where we operate, and advance environmental sustainability within our business activities and facilities. Highlights of our recent progress include:

▪	Advancing clean finance – In 2017, we committed to facilitate $200 billion in clean financing through

2025, the largest commitment to date by a financial institution, in an effort to support companies and projects advancing sustainable solutions in clean energy, clean technology and transportation, as well as waste management and water conservation.

▪
Purchasing renewable energy – We established a goal to source renewable energy for 100% of our global power needs by 2020 across our buildings, branches and data centers – a footprint that’s approximately 27 times the size of the Empire State Building. We also signed our first long-term power purchase agreement with a new 100MW wind farm in Erath County, Texas, which began operating in 2017.

▪
Supporting climate disclosure – We continue to participate on the Task Force for Climate-related Financial Disclosures, which has been working to advance more consistent, voluntary reporting on climate-related risks and opportunities.

▪
Driving inclusive growth – We are undertaking significant initiatives that directly leverage our global presence, data, relationships and expertise. Our efforts focus on four pillars of opportunity: jobs and skills, small business expansion, neighborhood revitalization and financial health. In 2017, we invested nearly $250 million in these efforts, increased our investment in Detroit’s economic recovery and extended our “Model for Impact” to Chicago and Washington, DC. Recognizing this proven model, Fortune Magazine ranked us No. 1 on its list of companies that are changing the world.

▪
Providing skills and expertise – In 2017, 56,000 of our employees volunteered more than 383,000 hours of their time and, through the JPMorgan Service Corps, a program that leverages the energy and skills of top talent to assist nonprofit partners, 77 employee volunteers from offices in 13 countries have contributed more than 11,500 hours of time to help 20 organizations address critical needs.

Looking forward
In January 2018, we announced further important investments that we will be making to help support communities and the broader economy, including:

▪	A plan to open up to 400 new Chase branches in 15-20 new markets over the next five years. These new branches will directly employ about 3,000 people.

49	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

▪
Increasing our philanthropic investments by 40 percent, to a total of $1.75 billion, over five years. Our philanthropic programs make a notable difference in our communities by helping drive inclusive economic growth for everyone.

▪
Hiring about 500 new bankers to help expand small business lending by 20%, or $4 billion, over three years, and enter new markets. We intend to double the investment in our Small Business Forward initiative to $150 million over five years to help small businesses run by women, minorities and veterans with both the capital and technical assistance they need to grow.

▪
Helping more families achieve their dream of owning a home by increasing home lending in low- and moderate-income communities by 25%, to $50 billion, over the next five years. To do so, we will hire 500 new Home Lending advisors across our current markets and into some new ones. In addition, we plan to increase lending to finance affordable rental housing to $7 billion over five years through commercial and nonprofit housing partners.

Reporting on our efforts
We publish a dedicated ESG Report annually each spring, which summarizes our efforts and performance on ESG issues that we view as among the most important to our businesses and stakeholders. This report and other resources, such as our Corporate Responsibility Report, are available on our website at www.jpmorganchase.com/esg.

IV. Investing in our people

Our employees’ effectiveness, career development, and ability to adapt to a changing landscape are critical to enable us to continue to deliver sustained shareholder value. In order to attract and retain employees, we believe in providing well paid jobs with benefits and wellness programs. We also believe the most effective workforce is a diverse workforce, and as such, we maintain firmwide inclusion and diversity initiatives to attract and retain the highest quality talent.

Increased wages and benefits
For the second time in two years, we have increased hourly wages for many of our employees. Effective February 25, 2018 we raised wages from between $12-$16.50 an hour to between $15-$18 an hour in over 100 cities, depending on the local cost of living. These increases will benefit 22,000 full- and part-time U.S. employees, who mostly work in our branches and customer service centers, and are in addition to the value of the Firm’s full benefits package, which averages $12,000 per employee for those employees in this pay range.
In addition, we will be reducing medical plan deductibles by $750 per year for employees making less than $60,000.
Succession planning
Succession planning is a top priority for the Board and the Firm’s senior leadership, with the objective of having a pipeline of leaders for the immediate- and long-term future. To achieve this objective, the Board and management take a proactive approach.
The CMDC reviews the succession plan for the CEO followed by discussion with the non-executive directors led by the Lead Independent Director. The CMDC also reviews the succession plan for members of the Operating Committee other than the CEO, which is then discussed by the Board of Directors. These processes enable the Board to address both long-term planned occurrences, such as retirement or change in roles, as well as short-term unexpected events. Similar processes, led by the relevant management team, occur within each line of business and function.
Leadership development
We are dedicated to a culture that enables leaders and their teams to grow and succeed throughout their careers while encouraging them to uphold a standard of excellence. Leadership Edge is our firmwide program to develop a leadership and management mindset to instill our business and culture and conduct principles, and focuses on our dedication to our employees, clients and shareholders. It is a best in class leadership development platform, and participant feedback remains highly positive. In 2017, 18,000 managers attended JPMorgan Chase’s Leadership Edge, and we have delivered programs in more than 47 global locations across the company since inception.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	50

Employee learning
Our continued investment in the success of our employees is further illustrated by the initiatives underway through JPMC Learning. In 2017, we established a firmwide Learning governance structure which is helping drive consistency and best practices across the Firm and provides effective and efficient training for all employees. Our Learning teams delivered over 11.2 million hours of training to employees across the globe, which included training for more than 95,000 new hires and employees with new responsibilities.
Supporting health and wellness
We are committed to providing benefits programs and policies that support the needs and lifestyles of our employees and their families. JPMC offers a comprehensive benefits package in the U.S., including a medical plan that covers over 290,000 individuals including 137,000 employees, 104,000 children and 52,000 spouses/domestic partners.
With the aim of improving healthcare and employee satisfaction while reducing costs, we recently announced that we are partnering with two other leading organizations, Amazon and Berkshire Hathaway, to set up an independent company to better address healthcare for U.S. employees of the three companies. Together, we believe we can bring our combined scale and complementary expertise to this important effort.
Diversity
Diversity and inclusion are important to the Firm. We are committed to a culture of openness and meritocracy and believe in giving all individuals an opportunity to succeed. We believe diversity fosters innovation, creativity and productivity, which is critical to our success, and we are deeply committed to hiring and retaining employees from different backgrounds, experiences and locations.
We continue to invest significant time and effort toward our diversity and inclusion strategy by executing best practices firmwide. Our Business Resource Groups (“BRGs”) are groups of employees who voluntarily work together to advance the Firm’s priorities and its position in the global marketplace by leveraging the unique perspectives of their members. There are ten

BRGs globally, with over 75,000 employees participating from all lines of business ("LOBs").
More details about some of our diversity advancement strategies are outlined below:
Women on the Move
We have established a series of global programs that are supplemented by regional initiatives designed to provide a platform for women to achieve their career goals and aspirations. Launched in 2013 and led by Operating Committee members Mary Erdoes and Marianne Lake, Women on the Move is one such program that advocates for the success of women and seeks to understand the barriers they may face in their professional lives at the Firm and in our communities. It has proven to be a valuable channel to hear directly from and exchange ideas with women at all levels of the Firm, as well as industry leaders and members of the community in which we live and work.
Advancing Black Leaders (“ABL”)
ABL, which was introduced in 2016, is aimed at attracting, hiring, retaining and advancing talent within the black community, and continuing to highlight JPMorgan Chase as an employer of choice. Our strategy has been focused on senior roles, where we felt we had the greatest opportunity, and where we have seen some encouraging results. In 2017 we increased the number of black Managing Directors globally, driven equally by new hires as well as promotion of existing talent.
Office of Disability Inclusion (“ODI”)
ODI is dedicated to providing globally consistent standards and processes to better accommodate employees with disabilities, as well as better support employees who care for family members with disabilities. This includes creating greater awareness and understanding of this population. A key area of focus has been on process enhancements that have significantly improved resolving employee requests to better accommodate their needs.
Programs Supporting Veterans
Since the Military and Veterans Affairs program began in 2011, the Veteran Jobs Mission, a coalition led by JPMorgan Chase, has collectively hired over 400,000 veterans, more than 12,000 of whom have been hired by the Firm. In 2017, over half of the 1,400 veterans

51	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

we hired came from self-identified diverse backgrounds. We have established global and regional initiatives to support the retention, performance development and career aspirations of our veteran employees, including a mentorship program commencing in 2018 for newly hired veterans in their first year of employment at the Firm, and we have set ourselves a goal that 5% of our new hires be veterans. The JPMorgan Chase Foundation also supports programs that provide veteran entrepreneurs with access to capital and technical assistance to grow their businesses.
Tracking our progress
We maintain diversity advisory councils across the Firm and within LOBs, functions and regions that meet periodically to review the Firm’s progress toward our diversity objectives globally. We are proud of the external recognition we received in 2017, some of which is listed below:

▪
100% rating on the Corporate Equality Index by the Human Rights Campaign Foundation and a perfect score on the Disability Equality Index survey by the U.S. Business Leadership Network and American Association of People with Disabilities

▪	50 Best Companies for Diversity by Black Enterprise

▪	Top 25 Best Companies for Multicultural Women by Working Mother Magazine

▪	Best Employer for Healthy Lifestyles by the National Business Group on Health

▪	Helen Keller Achievement Award from the American Foundation for the Blind, an award recognizing the Firm’s commitment to providing accessible banking products and services to clients and employees

▪	Military Times Best for Vets Employer

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	52

2. Disciplined performance assessment to determine pay
The CMDC uses a balanced approach to determine annual compensation by assessing performance against four broad performance categories over a sustained period of time. A material portion of Operating Committee member compensation is delivered in the form of at-risk Performance Share Units, reinforcing accountability and alignment with shareholder interests by linking the ultimate payout to pre-established absolute and relative goals.

Governance process

The CMDC oversees our compensation programs on an ongoing basis throughout the year, which enables the programs to be proactive in addressing both current and emerging developments or challenges.
The key oversight responsibilities of the CMDC relating to our compensation programs include:

▪	Approving the Firm’s compensation philosophy, which guides how the Firm’s compensation plans and programs are designed for the Operating Committee, as well as all other employees at the Firm

▪	Reviewing the Firm’s compensation practices as they relate to risk, controls and conduct (including the avoidance of practices that could encourage imprudent and excessive risk-taking)

▪
Adopting pay practices and approving any necessary formulas, performance metrics or pool calculations in compliance with applicable regulatory, statutory or governance requirements, both in the U.S. and worldwide

▪	Reviewing and approving overall incentive compensation pools (including equity/cash mix)

▪	Reviewing and approving compensation for our Operating Committee and, for the CEO, making a compensation recommendation to the Board for consideration and ratification by the independent directors

▪
Reviewing compensation for certain employees who are material risk-takers identified under Federal Reserve standards (“Tier 1 employees”) and/or European Union standards (“Identified Staff”) — a group we refer to as “Designated Employees”

▪	Reviewing and approving the terms of compensation awards, including recovery/clawback provisions
The CMDC continues to retain the discretion to make awards and pay amounts that may not qualify as tax deductible.

Pay-for-performance framework

The CMDC uses a disciplined pay-for-performance framework to make decisions about the compensation of our Operating Committee members, so that their compensation is commensurate with the performance of the Firm as a whole, as well as that of their LOB or function, and their individual performance. The framework also considers other relevant factors, including market practices.

Performance assessment factors

In determining Operating Committee members’ compensation, the CMDC uses a balanced discretionary approach to assess performance against four broad categories:

I.	Business Results

II.	Risk, Controls & Conduct

III.	Client/Customer Focus

IV.	Teamwork & Leadership
These performance categories consider short-, medium- and long-term goals that drive sustained shareholder value, while accounting for risk, controls and conduct objectives. In addition, feedback from the Firm’s risk and control professionals is considered in assessing Operating Committee members’ performance.
To promote a proper pay-for-performance alignment, the CMDC does not assign relative weightings to the above categories. The performance of certain of our Operating Committee members against these categories is discussed in greater detail on pages xx-xx of this proxy statement.

53	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Performance assessment process

We believe our balanced approach in assessing Firm, LOB, function, and individual performance enables the CMDC and the Board to make informed compensation decisions regarding our Operating Committee members.
Our performance review process includes the following key features:

▪	The Board reviews Firm, LOB and function strategy and business plans

▪	Operating Committee members establish individual performance priorities, which are shared with the Board

▪
Throughout the year, the Board and CMDC review Firm, LOB, function and individual Operating Committee members’ performance, including engaging in regular discussions with the CEO and the Head of Human Resources about individual Operating Committee members’ performance, as appropriate

▪	Feedback is provided by the Firm’s risk and control professionals

▪
HR Control Forums are established at the Firm, LOB, functional, and regional levels, at which meaningful risk, controls and conduct issues that may have potential group or individual accountability implications are reviewed on a quarterly basis. The outcomes of HR Control Forums are factored into compensation decisions. For HR Control Forum issues that may impact an Operating Committee member, the issues are required to be raised by the General Counsel and Head of Human Resources to the CEO to be considered in the Operating Committee member’s performance reviews. The CEO, General Counsel and Head of Human Resources, as appropriate, are then required to submit final recommendations for compensation/other impact to the CMDC for approval

The CMDC believes that this proactive performance review process (rather than determining pay levels during a single year-end process) results in pay decisions that are more aligned with long-term performance.

Evaluating market practices

In order to effectively attract, properly motivate and retain our senior executives, the CMDC periodically reviews market data relating to both pay levels and pay practices.
Given the diversity of the Firm’s businesses, the CMDC has developed a set of peers that includes both Financial Services companies and General Industry companies. The Financial Services peers are comprised of large financial services companies with which the Firm directly competes for both talent and business. The General Industry peers are comprised of large, global leaders across multiple industries. In evaluating market practices and pay levels for Operating Committee members, the CMDC uses market data from both peer groups, and considers the size of the firms and the nature of their businesses in using this data.
Specific factors considered in determining companies for inclusion in the Firm’s peer groups include:

✓	Financial services industry	✓	Global iconic brand	✓	Comparable size
✓	Significant global presence	✓	Industry leader	✓	Recruits top talent

The table below sets forth the composition of our peer groups, which remain unchanged from last year.

Financial Services Peers	General Industry Peers
American Express	3M	CVS	Oracle	Verizon
Bank of America	AT&T	Exxon Mobil	Pepsico	Wal-Mart
Citigroup	Boeing	General Electric	Pfizer	Walt Disney
Goldman Sachs	Chevron	IBM	Procter & Gamble
Morgan Stanley	Coca Cola	Johnson & Johnson	Time Warner
Wells Fargo	Comcast	Merck	United Technologies
The CMDC may periodically reference other financial firms’ pay levels or pay practices, including Barclays, BNY Mellon, BlackRock, Capital One Financial, Credit Suisse, Deutsche Bank, HSBC and UBS. Similarly, from time to time, the CMDC may also reference other non-financial firms as well.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	54

Determining pay levels

In determining total compensation levels for Operating Committee members, the CMDC considers:

▪	Performance, based on four broad assessment categories as discussed on pages [xx-xx]

▪	Value of the position to the organization and shareholders over time (i.e., “value of seat”)

▪	Setting an example for others by acting with integrity and strengthening Firm culture

▪	External talent market (i.e., market data)

▪	Internal equity among Operating Committee members, as appropriate
While market data provides the CMDC with useful information regarding our competitors, the CMDC does not target specific positioning (e.g., 50th percentile), nor does it use a formulaic approach in determining competitive pay levels. Instead, the CMDC uses a range of data as a reference, which is considered in the context of each executive’s performance over a multi-year period, including the CMDC’s assessment of the value the individual delivers to the Firm.
In addition, as the Firm rotates some of its executive officers among the leadership positions of its businesses and key functions as part of development and succession planning, and considers each Operating Committee member to be a part of the Firm’s leadership beyond his or her discreet LOB or function responsibilities, the CMDC also considers the internal pay relationships among members of the Operating Committee.

Determining pay mix

Once the CMDC determines Operating Committee members’ total incentive compensation, the CMDC then establishes the appropriate pay mix between annual cash incentives and long-term equity, including performance share units ("PSUs") and restricted stock units ("RSUs"). Consistent with recent years, the CMDC did not grant any RSUs to Mr. Dimon, but instead awarded approximately 80% of Mr. Dimon’s incentive compensation in PSUs, with the remaining 20% in cash incentives. PSUs are 100% at risk and will result in no payout unless a threshold performance level is achieved.
For the remaining Operating Committee members, the CMDC deferred approximately 60% of their incentive compensation into long-term equity (30% in PSUs and 30% in RSUs), with the remaining 40% paid in cash.
The CMDC believes that this material weighting of pay mix to equity encourages Operating Committee members to focus on the long-term success of the Firm while avoiding excessive risk-taking, and provides a competitive annual cash incentive opportunity. The CMDC has established a different pay mix for Mr. Pinto (including a fixed allowance) due to local E.U. and U.K. regulatory rules for Identified Staff under the Capital Requirements Directive IV. For further details on Mr. Pinto’s pay mix, see page [xx].

Formula used in determining number of PSUs earned at vesting

The long-term equity portion of the Operating Committee’s pay mix is comprised of PSUs and RSUs, other than for Mr. Dimon, who receives only PSUs. As part of the design of the PSU award program, the ultimate number of PSUs earned at vesting is determined by a formula based on absolute and relative ROTCE performance, with the value of the payout ranging from 0% to 150%. The value upon vesting of the PSUs, as well as the time-based RSUs, is tied to the Firm’s performance through its stock price.

Updates to the 2017 PSU award

Consistent with the strong Say-on-Pay results and positive shareholder support our compensation program has received since PSUs were first introduced in 2015, the CMDC has maintained the key features of our current PSU design and made the following two updates to the 2017 PSU award granted in January 2018:

▪	Calibrated the Absolute ROTCE goal to 17% based on the current forecast of the Firm’s future performance

▪	In response to regulatory feedback, introduced a risk-based capital hurdle referencing the Firm’s Fully Phased-In common equity tier 1 (“CET1”) capital ratio[1]
The CMDC believes that these updates continue to appropriately incentivize strong performance by Operating Committee members, do not encourage imprudent risk-taking and are aligned with shareholder interests. Additional details on PSUs are provided on page [xx] of this proxy statement.
1 The CET1 ratio is a key regulatory capital measure; for further explanation, see page [xx] of this proxy statement.

55	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Summary of pay elements

The table below summarizes the elements of compensation for the 2017 performance year.

Elements	% of Variable		Description	Vesting	Subject to Clawback[2]
	CEO	Other NEOs[1]
Fixed
Salary	N/A	N/A	▪ Fixed portion of total pay that enables us to attract and retain talent ▪ Only fixed source of cash compensation	▪ N/A	N/A
Variable
Cash Bonus	~20%	40%	▪ Provides a competitive annual cash incentive opportunity ▪ Payout determined and awarded in the year following the performance year ▪ Represents less than half of variable compensation	▪ Immediately vested	✓
RSUs	0%	30%
▪
RSUs serve as a strong retention tool
▪
Dividend equivalents are paid on RSUs at the time actual dividends are paid
▪
RSUs and PSUs do not carry voting rights, and are subject to protection-based vesting and the Operating Committee retention/ownership policy
▪
RSUs and PSUs provide a competitive mix of time- and performance-based equity awards that are aligned with long-term shareholder interests as the value of payout fluctuates with stock price performance
				▪ Generally over 3 years: ▪ 50% after 2 years, with the remaining 50% after 3 years	✓
PSUs	~80%	30%
▪
PSUs reinforce accountability by linking objective targets to a formulaically determined payout based on absolute and relative ROTCE
▪
Same PSU performance goals for the entire award term
▪
PSU payout ranges from 0–150% and is settled in shares
▪
Dividend equivalents accrue on PSUs and are subject to the same vesting, performance, and clawback provisions as the underlying PSUs
				▪ Combined period of approximately 5 years: ▪ Award cliff vests after the end of the 3-year performance period ▪ Subject to a 2-year hold following vest	✓

2017 COMPENSATION PAY MIX
Our compensation program provides for an appropriate mix between base salary, cash incentives, and equity incentives that vest over time. The charts below reflect the 2017 total compensation pay mix of our NEOs1.
1 Excludes Mr. Pinto. Due to local regulations, Mr. Pinto receives a fixed allowance, did not receive a cash bonus, and both his RSUs and PSUs are subject to: (i) extended seven year vesting (commencing ratably on the third year anniversary of grant); (ii) additional U.K. clawback/recovery provisions; and (iii) a minimum twelve-month hold after each vesting, and are not eligible for payment/accrual of dividend equivalents. In addition, as it relates to Mr. Pinto’s PSUs, the CMDC may use its discretion, if appropriate, to downward adjust payout based on his performance against qualitative criteria and priorities during the performance period, including performance against his local regulatory responsibilities as a U.K. “Senior Manager” under the Individual Accountability Regime. U.K. regulators review compensation structures for Identified Staff annually and may request future adjustments. Additional information on Mr. Pinto’s compensation is on page [XX] of this proxy statement.
2 Additional information on recovery and clawback provisions is provided on page [xx] of this proxy statement.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	56

Performance share unit program

The PSU program further strengthens long-term shareholder alignment by linking ultimate payout to pre-established absolute and relative goals based on a formula, subject to risk and control features.

Plan Feature	Performance Year 2017 PSU Award Description
Vehicle	▪ Value of units moves with stock price during performance period; units are settled in shares at vesting
Time Horizon	▪ 3-year cliff vesting, plus an additional 2-year holding period (for a combined 5-year holding period)
Performance Measure
▪
The CMDC selected ROTCE[1], a fundamental performance metric, which measures the Firm’s net income applicable to common equity as a percentage of average tangible common equity. ROTCE is meaningful to the Firm, as well as investors and analysts, in assessing the earnings power of common shareholders’ equity capital and is a useful metric for comparing the profitability of the Firm to competitors.

Payout Grid
▪
Payout under the PSU plan will be calculated annually over the 3-year performance period based on absolute and relative ROTCE per the formulaic payout grid below. Absolute and relative performance metrics help promote a reasonable outcome for both shareholders and participants. Annual payout calculations prevent excessive weightings attributable to a single year within the 3-year performance period. For the 2017 PSU award, the CMDC set the maximum payout at an ROTCE level of 17% (or greater), compared to 14% in prior years.

Minimum Risk-based Hurdle (New for 2017)
▪
If the Firm’s Fully Phased-In CET1 capital ratio is less than 7.5% at any year-end, then unvested PSUs referencing that performance year will be subject to downward adjustment by the CMDC. This is a new feature of the 2017 PSU award.

PSU Performance Companies
▪
In determining companies to include in the relative ROTCE scale, the CMDC selected competitors with business activities that overlap with at least 30% of the Firm’s revenue mix. These include Bank of America, Barclays, Capital One Financial, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, HSBC, Morgan Stanley, UBS, and Wells Fargo.

Narrow Adjustment Provision
▪
The CMDC may make adjustments (up or down) to maintain the intended economics of the award in light of changed circumstances (e.g., change in accounting rules/policies or changes in capital structure). The CMDC may also make additional downward adjustments in relation to Mr. Pinto’s PSUs (see footnote [x] on page [xx]).

1 ROTCE is calculated for each year in the performance period using unadjusted reported data as set forth in public financial disclosures.

57	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Determining absolute and relative PSU performance goals

▪
Each year the CMDC sets the absolute ROTCE goal by reviewing the Firm’s historical performance and a reasonable range of possible net income and capital outcomes over the next three years. For the 2017 PSU award granted in January 2018, these outcomes were considered in the context of (among other things) the expected impacts of: the enactment of the Tax Cuts and Jobs Act; regulatory capital requirements; annual stress tests; interest rates; and the U.S. and global economic environment, all of which affect the range of ROTCE outcomes in the medium-term.

▪
Consistent with the Firm’s pay-for-performance philosophy, in setting the relative ROTCE performance goals, the CMDC determined that payout above target for previously granted PSU awards should be limited to instances in which the Firm outperforms its competitors on a relative basis, with below target payout occurring in instances of under performance. Achievement of median relative performance results in target payout (100%), which is consistent with peer practices, and with what the CMDC believes is a reasonable outcome. Outstanding relative performance, which results in a payout of 150% is limited to the Firm achieving a ROTCE in the top 25%, or top 3, of the competitor group.

2015 and 2016 (prior) PSU awards

▪
The Firm reported ROTCE of 13% and 12% in 2016 and 2017, respectively. Although this performance did not surpass the absolute threshold, the Firm did achieve 1st Quartile relative performance for both years, resulting in an expected future payout of 150% for PSU tranches referencing these years.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	58

3. Sound pay practices
We believe our compensation philosophy promotes an equitable and well-governed approach to compensation, including pay practices that attract and retain top talent, are responsive to and aligned with shareholders, and encourage a shared success culture in support of our business principles.

Overview of our compensation philosophy

Our well established compensation philosophy provides guiding principles that drive compensation-related decision-making across all levels of the Firm. We strive to clearly communicate our compensation philosophy to promote firmwide fairness and consistency. We believe the effectiveness of our compensation program is dependent upon the alignment of sound pay practices with our compensation philosophy.

OUR COMPENSATION PHILOSOPHY
✓	Principles-based compensation philosophy Provides guiding principles that drive compensation-related decision-making across all levels of the Firm	✓	Robust anti-hedging/anti-pledging provisions Strict prohibition on hedging and pledging of unvested awards and shares owned outright
✓	Pay at risk Operating Committee member compensation is mostly “at-risk” and contingent on the achievement of performance goals that are integrally linked to shareholder value and safety and soundness	✓	Strong clawback provisions Comprehensive recovery provisions enable us to cancel or reduce unvested awards and require repayment of previously paid compensation, if appropriate
✓	Majority of variable pay is in deferred equity Operating Committee member variable compensation is mostly deferred in the form of PSUs and RSUs that vest over three years[1]	✓	Competitive benchmarking To make informed decisions on pay levels and pay practices, we benchmark ourselves against our peer groups
✓	Risk, Controls & Conduct impacts pay In making pay decisions, we consider material risk, controls & conduct issues and make adjustments to compensation, when appropriate	✓	Responsible use of equity We manage our equity program responsibly, using less than 1% of weighted average diluted shares in 2017 for employee compensation
✓	Strong share holding requirements Operating Committee members are required to retain significant portions of net shares received from awards to increase ownership over the long-term	✓	Robust shareholder engagement Each year we provide the Board with feedback from our shareholders on a variety of topics, including our compensation programs and practices

SOUND GOVERNANCE AVOIDS POOR PAY PRACTICES
✗	No golden parachute agreements We do not provide additional payments or benefits as a result of a change-in-control event	✗	No guaranteed bonuses We do not provide guaranteed bonuses, except for select individuals at hire and only for one year
✗
No special severance
We do not provide special severance. All employees, including Operating Committee members, participate at the same level of severance, based on years of service, capped at 52 weeks up to a maximum credited salary
		✗	No special executive benefits • No private club dues or tax gross-ups for benefits • No special health or medical benefits • No 401(k) Savings Plan matching contribution • No special pension credits
1 PSUs are also subject to a two-year holding period following vest for a combined holding period of five years. The terms and conditions of Mr. Pinto’s compensation reflect the requirements of E.U. and U.K. regulations. Additional information on the composition of Mr. Pinto’s compensation is on pages [xx and xx] of this proxy statement.

59	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Stock ownership guidelines and retention requirements

The CMDC believes it is important to have the interests of the Operating Committee members aligned with those of our shareholders. To meet this objective, Operating Committee members are subject to a stock ownership guideline and retention requirement policy.
The CMDC enhanced the policy in December 2017 to account for stock price volatility over time, by introducing a fixed dollar ownership threshold (in addition to the current fixed share threshold), as a means for better determining ownership levels relative to the guideline.
Ownership guideline
While on the Operating Committee, each member is required to accumulate either:

▪	A minimum of between 200,000 and 400,000 shares (1 million shares for the CEO); or

▪	Effective January 1, 2018, a minimum fixed dollar value of shares of between $10 million and $30 million ($75 million for the CEO).
Shares credited for purposes of satisfying the above ownership levels include shares owned outright, as well as 50% of unvested RSUs and PSUs, but do not include stock options or stock appreciation rights.
Ownership accumulation period
The stock ownership guideline must be met within six years of the later of the effective date of the policy or appointment to the Operating Committee. If the stock ownership guidelines are subsequently revised (increased), then the higher ownership guideline must be satisfied within six years of such revision, unless otherwise determined by the CEO and CMDC.

Retention requirements
Prior to reaching their designated share ownership guideline, Operating Committee members are required to retain 75% of all net shares received from equity awards. Once they have met their ownership guideline, the policy requires Operating Committee members to continue retaining 50% of all net shares received from awards (75% for the CEO). These retention requirements apply throughout the duration of Operating Committee members’ service on the Operating Committee.
Because Operating Committee members are required to continue accumulating shares even after having met their share ownership guideline, the resulting increase of share ownership over time further strengthens Operating Committee members’ interests with those of our shareholders.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	60

4. Pay is aligned with performance
CEO pay is strongly aligned to the Firm’s short-, medium- and long-term performance, with approximately 80% of the CEO’s variable pay deferred into equity, of which 100% is in at-risk PSUs. Other NEO pay is also strongly aligned to Firm and LOB performance, with a majority of their variable pay deferred into equity, of which 50% is in PSUs.

The table below sets forth salary and incentive compensation awarded to our NEOs for 2017 performance.

NEO COMPENSATION TABLE		ANNUAL COMPENSATION (FOR PERFORMANCE YEAR)

Name and principal position			INCENTIVE COMPENSATION
	Year	Salary	Cash	RSUs	PSUs[1]	Total

James Dimon	2017	$1,500,000	$5,000,000	$—	$23,000,000	$29,500,000
Chairman and Chief Executive Officer	2016	1,500,000	5,000,000	—	21,500,000	28,000,000
	2015	1,500,000	5,000,000	—	20,500,000	27,000,000

Marianne Lake	2017	750,000	5,100,000	3,825,000	3,825,000	13,500,000
Chief Financial Officer	2016	750,000	4,700,000	3,525,000	3,525,000	12,500,000
	2015	750,000	4,100,000	3,075,000	3,075,000	11,000,000

Mary Callahan Erdoes	2017	750,000	7,500,000	5,625,000	5,625,000	19,500,000
Chief Executive Officer Asset & Wealth Management	2016	750,000	7,300,000	5,475,000	5,475,000	19,000,000
	2015	750,000	6,900,000	5,175,000	5,175,000	18,000,000

Daniel Pinto[2]	2017	8,238,628	—	6,380,686	6,380,686	21,000,000
Chief Executive Officer Corporate & Investment Bank	2016	8,303,234	—	5,348,383	5,348,383	19,000,000
	2015	6,884,250	—	5,807,875	5,807,875	18,500,000

Gordon Smith[3]	2017	750,000	7,700,000	5,775,000	5,775,000	20,000,000
Chief Executive Officer Consumer & Community Banking

[1]	Reflects the grant date fair value. Actual amounts of PSUs received by NEOs upon vesting may range from 0% to 150% of the target shares (excluding accrued dividends), depending upon Firm performance.

[2]
Mr. Pinto’s fixed allowance of $7,635,000, which is paid in British pound sterling, and his salary of £475,000 are both unchanged from 2016 to 2017. For the purposes of determining the number of RSUs and PSUs granted to Mr. Pinto in 2018 for 2017 performance, the Firm established a grant date fair value per unit that takes into account that these awards do not carry the right to dividends or dividend equivalents prior to vesting, in accordance with local regulations. Additional information on the composition of Mr. Pinto’s compensation is on pages 56 and xx of this proxy statement.

[3]	Mr. Smith was not a NEO in 2015 and 2016.
Interpreting 2017 NEO compensation
The table above is presented to show how the CMDC and Board viewed compensation awarded for 2017. It differs from how compensation is reported in the Summary Compensation Table (“SCT”) on page xx of this proxy statement, which is required by the Securities and Exchange Commission (“SEC”), and is not intended as a substitute for the SCT. There are two principal differences between the SCT and the table above:

1.
The Firm grants both cash and equity incentive compensation after a performance year is completed. In both the table above and the SCT, cash incentive compensation paid in 2018 for 2017 performance is shown as 2017 compensation. In the table above, the equity awards (restricted stock units and performance share units) granted in 2018 for 2017 performance are shown as 2017 compensation. In contrast, the SCT reports the value of equity awards in the year in which they are made. As a result, awards granted in 2017 for 2016 performance are shown in the SCT as 2017 compensation.

2.	The SCT reports the change in pension value and nonqualified deferred compensation and all other compensation. These amounts are not shown above.

61	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Mr. Dimon’s 2017 compensation is aligned with his multi-year performance

Mr. Dimon’s 2017 Compensation
In determining Mr. Dimon’s compensation, independent members of the board took into account Mr. Dimon’s achievements across four broad performance categories:

▪	Business Results

▪	Risk, Controls, & Conduct

▪	Client/Customer Focus

▪	Teamwork & Leadership
The Board considered that under Mr. Dimon’s stewardship, the Firm continued to build upon its strong financial momentum from prior years. In 2017, the Firm delivered net income of $24.4 billion, record EPS of $6.31, and ROTCE1 of 12% on average tangible common equity of $185 billion. Excluding the impact of tax reform and a legal benefit, the Firm delivered adjusted net income2 of $26.5 billion, adjusted EPS2 of $6.87, and adjusted ROTCE1,2 of 13%. We returned $22.3 billion of capital to shareholders (including common dividends and net share repurchases).
The Board recognized that under Mr. Dimon’s leadership, the Firm continues to invest in our future, strengthen our risk and control environment and reinforce the importance of our culture and values, including our long-standing commitment to serve our communities and conduct business in a responsible way to drive growth. During 2017, the Firm gained market share in nearly all of its businesses, demonstrated strong expense discipline, continued to achieve high customer satisfaction scores, and maintained its fortress balance sheet.

Mr. Dimon has guided the Firm’s focus on creating and enhancing services that add value to our clients and customers through product innovation, cutting edge technologies, and simplified processes.
Mr. Dimon’s stewardship over the Firm’s Teamwork & Leadership agenda has led to a highly effective succession and management development program, a robust pipeline of leaders across the organization, and a diversity strategy that attracts, motivates, and retains top talent. Following recent internal appointments made in 2017 and early 2018, women now represent half of the ten Operating Committee members reporting up to Mr. Dimon.
In addition to assessing Mr. Dimon’s performance, the CMDC and the independent members of our Board also considered the CEO pay of our Financial Services and General Industry peers as a reference, and concluded that increasing Mr. Dimon’s 2017 compensation was appropriate, particularly in light of the Firm’s strong absolute and relative performance over multiple years.
The chart below compares Mr. Dimon’s compensation to that of the CEOs of our financial services peers based on three-year average total compensation expressed as a percentage of net income.
Prior 3-Year Average % of Profits Paid to CEOs (2014–2016)3

0.08%
0.11%
0.11%
0.12%
0.40%
0.40%
0.42%
Wells Fargo
JPMorgan Chase & Co.
Citigroup
Bank of America
Goldman Sachs
American Express
Morgan Stanley

After considering these factors, the Board awarded Mr. Dimon $29.5 million (versus $28 million in 2016).
1 ROTCE is a non-GAAP financial measure; for a reconciliation and further explanation, see page xx-xx.

[2]
Excludes the impact of the enactment of the Tax Cuts and Jobs Act of $2.4 billion (after-tax) and a legal benefit of $406 million (after-tax). Adjusted net income and adjusted EPS are each non-GAAP financial measures; for further explanation, see page [XX].

3 Total compensation is comprised of base salary, cash bonus paid, and long-term incentive compensation (target value) in connection with the performance year, which may be different from amounts reported in Summary Compensation Table. The most recently used compensation data is from 2016 since not all of our

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	62

Financial Services peers will have filed proxy statements containing 2017 compensation data before the preparation of this proxy statement. Percentage of profits paid is equal to three-year average CEO compensation divided by three-year average net income. Source: 2015-2017 Proxy statements.

2017 NEO pay for performance summaries

Below are summaries of our NEOs’ achievements against the Firm’s four broad performance categories, including:

Business Results	Risk, Controls, & Conduct	Client/Customer Focus	Teamwork & Leadership

Marianne Lake: Chief Financial Officer	2017 Compensation: $13.5M

Ms. Lake was appointed Chief Financial Officer on January 1, 2013. She previously served as the CFO of the Consumer & Community Banking business from 2009 through 2012. Ms. Lake served as the Investment Bank’s Global Controller in the Finance organization from 2007 to 2009.
Summary of 2017 Key Achievements and Compensation Related Considerations

▪
Successfully integrated Treasury & Chief Investment Office, Office of Regulatory Affairs, and Oversight & Control with Global Finance & Business Management, as well as Corporate Strategy and Private Investments (through matrix reporting)

▪	Led the successful 2017 CCAR submission resulting in a buyback authorization of $19.4B

▪	Led the successful 2017 Resolution & Recovery submission and continued to deliver on related commitments

▪	Progressed external reporting strategic initiatives, including robotics and artificial intelligence programs to automate processes and further enhance controls and reporting capabilities

▪	Drove data management strategy to enhance business impact, improve capabilities and manage data compliance

▪	Ranked #1 Best CFO in Institutional Investor’s 2018 All-American Executive Team rankings

▪
Participated in 80+ external events globally, continuing strong engagement and deepening relationships with a broad range of important clients, investors and research analysts, and regulators, and participating in industry forums

▪	Championed several firmwide diversity initiatives with strong leadership team engagement

▪	Continued to expand the Global Finance Analyst program, revamped training & development and continued to improve retention post-program

Mary Callahan Erdoes: CEO Asset & Wealth Management	2017 Compensation: $19.5M

Ms. Erdoes was appointed Chief Executive Officer of Asset & Wealth Management (“AWM”) in September 2009. She previously served as CEO of Wealth Management from 2005 to 2009.
Summary of 2017 Key Achievements and Compensation Related Considerations

▪	AWM achieved record net income of $2.3B on record revenue[1] of $12.9B; ROE of 25%; and pre-tax margin of 28%

▪
Assets under management (“AUM”) of $2.0T and client assets of $2.8T, reflecting an increase of 15% and 14%, respectively from 2016, on higher market levels and net inflows into long-term and liquidity products

▪	Continued to provide clients with superior long-term investment performance, with 83% of mutual fund AUM ranked in the 1st or 2nd quartile over five years

▪	Named #1 North America and Latin America Private Bank by Euromoney

▪	Named Asset Management Company of the Year in Asia by The Asset for the 9th straight year

▪	Meaningfully enhanced the digital client experience in Wealth Management with redesigned client websites and mobile apps, new capabilities (e.g., account opening), and added functionalities (e.g., online trading)

▪
Accountable for strengthening and deepening the Firm’s fiduciary culture, focusing on globally consistent compliance through training, culture, conduct and governance, consistent with supervisory expectations

▪	Supported the expansion of independent risk management practices to address evolving business needs and regulatory expectations

▪	Retained 96% of all senior top talent and increased the representation of women and U.S. ethnic minorities in senior roles

▪	Continued to drive the Firmwide diversity agenda, including programs like Re-Entry, unconscious bias training, and a revamped campus recruiting strategy
1 The Firm reviews the results of the lines of business on a managed basis. For a definition of managed basis, see page XX.

63	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Business Results	Risk, Controls, & Conduct	Client/Customer Focus	Teamwork & Leadership

Daniel Pinto: CEO Corporate & Investment Bank	2017 Compensation: $21M

Mr. Pinto was appointed Chief Executive Officer of the Corporate & Investment Bank (“CIB”) in March 2014, after previously serving as Co-CEO since 2011. In 2017, Mr. Pinto and Mr. Smith assumed responsibility for Global Technology. Effective January 2018, Messrs. Pinto and Smith were appointed Co-Presidents and Co-Chief Operating Officers of the Firm.
Summary of 2017 Key Achievements and Compensation Related Considerations

▪	CIB achieved net income of $10.8B on revenue[1] of $34.5B, with ROE of 14%

▪
Increased share of industry wallets in both IB fees and Equity Markets and achieved revenue growth in Treasury Services, Lending, and Securities Services; Markets revenue declined against a strong prior year

▪	Continued to optimize the use of capital by executing strategies to support business growth within multiple regulatory constraints

▪	Developed a multi-faceted Brexit implementation plan for a variety of potential scenarios

▪	#1 in Global Investment Banking fees with 8.1% wallet share[2] (#1 in IB fees in North America and EMEA)[2]

▪	The CIB participated in four of the top ten fee generating IB transactions in 2017

▪	#1 in Total Markets with 11.0% wallet share[3] (#1 in Fixed Income; Equities and Prime Services improved to co-#1)

▪
Maintained strong risk discipline across all business activities with a proactive risk management focus on several fronts, including geopolitical concerns, natural disasters, markets, reputation, and regulatory directives

▪	Expanded the front office supervision framework to include Banking and Investor Services

▪	Continued to provide input and direction into the Firm’s expanding e-trading capabilities

▪
Developed talent at the most senior level, resulting in two CIB leaders being recently appointed to the Operating Committee, and created new or expanded roles to accelerate development of other top talent

▪	Supported expanding the Womens’ Leadership Acceleration Program (LeAP) for Vice Presidents, and continued driving initiatives for Analysts and Associates to enhance work-life balance and retention
1 The Firm reviews the results of the lines of business on a managed basis. For a definition of managed basis, see page XX.
2 Dealogic as of January 1, 2018
3 Coalition 2017 based on preliminary results. Rank analysis based on Coalition Index (BAML, BARC, BNPP, CITI, CS, DB, GS, HSBC, MS, JPM, SG, and UBS). Market share reflects JPMorgan Chase’s share of the global industry revenue pool. Market share & rank analysis based on JPMorgan Chase business structure.

Gordon Smith: CEO Consumer & Community Banking	2017 Compensation: $20M

Mr. Smith was appointed Chief Executive Officer of Consumer & Community Banking (“CCB”) in December 2012, after previously serving as Co-CEO of CCB, and CEO of the Card, Merchant Services and Auto Finance business. In 2017, Mr. Smith and Mr. Pinto assumed responsibility for Global Technology. Effective January 2018, Messrs. Smith and Pinto were appointed Co-Presidents and Co-Chief Operating Officers of the Firm.
Summary of 2017 Key Achievements and Compensation Related Considerations

▪	CCB achieved net income of $9.4B on revenue[1] of $46.5B, with ROE of 17%

▪	Average deposits of $640.2B increased by 9% from 2016, with nearly half the growth from existing customers; average core loans[2] of $393.6B increased by 9% from 2016

▪	Continued developing strategic marketing alliances, product offerings and digital innovation to improve customer experience and engagement

▪	Continued to attract and deepen client relationships through simplification, enhanced calibration across CCB businesses, and the development of an integrated client experience (One Chase)

▪	Acquired WePay to enable more seamless integration of payments by small businesses

▪	Increased active digital customers by 7% year-over-year to 46.7M and increased active mobile customers by 13% from 2016 to 30.1M

▪	Continued to implement global compliance initiatives focused on consistency of approach related to advice, training, testing and monitoring in key risk areas

▪	Continued to make significant progress in addressing regulatory matters affecting the business

▪	Improved efficiencies by enhancing technology, operating models and oversight

▪	Continued to actively deepen and develop senior talent through organization design, assessment, development and leadership training

▪	Continued to make progress against CCB’s diversity and inclusion strategy to improve female and U.S. ethnic minority representation at the Vice President level and above

▪	Expanded campus recruiting efforts, including the Chase Associate MBA program
1 The Firm reviews the results of the lines of business on a managed basis. For a definition of managed basis, see page XX.
2 Core loans are considered a key performance measure; for further explanation, see page xx.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	64

5. Rigorous accountability and recovery provisions
Our executive compensation program is designed to hold executives accountable, when appropriate, for meaningful actions or issues that negatively impact business performance in current or future years.

Integrating risk with compensation

The CMDC holds an annual joint session with the Directors’ Risk Policy Committee (“DRPC”) to review firmwide HR and compensation practices, including:

▪	The ways we integrate risk, controls and conduct considerations into key HR practices including performance development, compensation, succession planning, etc.

▪	Compensation features and elements designed to discourage imprudent risk-taking (e.g., multi-year vesting, clawbacks, prohibition on hedging, etc.)

▪	Annual incentive pool processes for LOBs and functions

▪	Business-aligned incentive compensation plan governance, design and evaluation framework

▪	Regulatory updates which have impacted or may impact HR practices in the future
The joint committee is also provided with information on our performance development process, a summary of risk, controls and conduct feedback, and updates regarding HR Control Forum issues.

Recovery procedures

Issues that may warrant recovery determinations can be raised at any time, including in meetings of the Firm’s risk committees, HR Control Forums, annual assessments of employee performance and when Designated Employees resign or their employment is terminated by the Firm. Under the Firm’s process to govern these determinations:

▪	A formal compensation review is to occur following a determination that the cause and materiality of a risk-related loss, issue or other set of facts and circumstances warrants such a review

▪
The CMDC is responsible for determinations involving Operating Committee members (determinations involving the CEO are subject to ratification by independent members of the Board). The CMDC has delegated authority for determinations involving other employees to the Head of Human Resources or his or her designee

Anti-hedging/anti-pledging provisions

All employees are prohibited from hedging or pledging unvested restricted stock units and performance share units, and unexercised options or stock appreciation rights. In addition:

▪	Hedging any shares owned outright or through deferred compensation by an Operating Committee member is prohibited

▪	Shares held directly by an Operating Committee member or Board member may not be held in margin accounts or otherwise pledged
For information on the hedging/pledging restrictions applicable to our directors, please see “Director Compensation” on page xx of this proxy statement.

65	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

We maintain review processes that serve to evaluate risk, controls and conduct issues and identify individuals who may be subject to remedial actions such as impacts to compensation and/or termination.

Risk, controls & conduct review process				Holding individuals accountable

1	HR Control Forum Process	2	Enhanced Performance Reviews
To hold individuals responsible for taking risks inconsistent with the Firm’s risk appetite and to discourage future imprudent behavior, the Firm has policies and procedures that enable it to take prompt and proportionate actions with respect to accountable individuals, including:

HR Control Forums, which are constituted at LOB, function and regional levels, meet on a quarterly basis to discuss material risk, controls and conduct issues surfaced in other committees (Risk Committees, Business Control Committees and other inputs and reports) that may merit consideration with regard to people decisions

▪
All Designated Employees (including Operating Committee, Tier 1 and Identified Staff) are subject to enhanced performance management reviews
▪
Feedback is solicited directly from the Firm’s risk and control professionals who independently assess Designated Employees
▪
This feedback is used to assess whether these Designated Employees are meeting our risk, controls and conduct expectations
▪
This review is critical in helping to identify individuals responsible for significant risk and control behavior, or conduct or supervisory issues, and to hold them accountable
▪
All other employees are evaluated by their managers against the Firm’s four performance categories, which includes the Risk, Controls & Conduct category

I. Reduce or altogether eliminate annual incentive compensation; II. Cancel unvested awards (in full or in part); III. Clawback/Recovery of previously paid compensation (cash and/or equity);

Risk Committees, Business Control Committees and Other Sources

Summary of Cancellation & Clawbacks
ê				Trigger	Vested	Unvested
LOB, Function and Region HR Control Forums				Restatement	✓	✓
				Misconduct	✓	✓
				Risk-related	✓	✓
êé				Protection Based		✓
Firmwide HR Control Forums Review outputs from and provide feedback to LOB/ Function/Region Forums
IV. Demotion, negative performance rating or other appropriate employment actions; V. Termination of employment
Operating Committee reviews are shared with the CMDC

ê		ê
Compensation & Management Development Committee
The precise actions we take with respect to accountable individuals are based on the relevant circumstances, including the nature of their involvement, the magnitude of the event and the impact on the Firm.

 • The CMDC reviews a summary of outcomes of Firmwide HR Control Forums and enhanced performance reviews for the Operating Committee
 • The outcomes of these Forums are factored into overall Firm/LOB bonus pools and individual incentive compensation, where appropriate

3	Designated Employees Exit Reviews			Clawback Disclosure Policy During 2017, we did not take any actions to recover or clawback any incentive compensation from the Operating Committee members or the Firm’s Corporate Controller

Designated Employees are reviewed prior to separating from the Firm to determine if they are associated with any risk, controls and conduct issues that may warrant monitoring for potential forfeiture or clawback of an award

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	66

CLAWBACK/RECOVERY PROVISIONS

We maintain clawback/recoupment provisions on both cash incentives and equity awards which enable us to reduce or cancel unvested awards and recover previously paid compensation in certain situations. While incentive awards are intended and expected to vest according to their terms, strong recovery provisions permit recovery of incentive compensation awards in appropriate circumstances.
The following table provides details on the clawback provisions that apply to our Operating Committee members and the Firm’s Corporate Controller.

EQUITY CLAWBACK PROVISIONS [1]		AWARD TYPE
CATEGORY	TRIGGER	VESTED	UNVESTED

Restatement	▪ In the event of a material restatement of the Firm’s financial results for the relevant period	✓	✓
▪ This provision also applies to cash incentives
Misconduct	▪ If the employee engaged in conduct detrimental to the Firm that causes material financial or reputational harm to the Firm	✓	✓
	▪ If the award was based on material misrepresentation by the employee	✓	✓
	▪ If the employee is terminated for cause	✓	✓
Risk-related and Other
▪
If the employee improperly or with gross negligence failed to identify, raise or assess, in a timely manner and as reasonably expected, issues and/or concerns with respect to risks material to the Firm
		✓	✓
	▪ If the award was based on materially inaccurate performance metrics, whether or not the employee was responsible for the inaccuracy	✓	✓
Protection Based Vesting[2,3]
▪
If performance in relation to the priorities for their position, or the Firm’s performance in relation to the priorities for which they share responsibility as a member of the Operating Committee, has been unsatisfactory for a sustained period of time
✓

▪
If awards granted to participants in a line of business for which the Operating Committee member exercised responsibility were in whole or in part cancelled because the line of business did not meet its annual line of business financial threshold
✓
	▪ If for any one calendar year during the vesting period, pre-tax pre-provision income is negative, as reported by the Firm		✓
	▪ If, for the three calendar years preceding the third year vesting date, the Firm does not meet a 15% cumulative return on tangible common equity		✓

[1]
In accordance with U.K. rules, the Firm has a local Malus and Clawback Policy which, for relevant Identified Staff, enables the Firm to cancel and/or recover incentive compensation for a minimum period of seven years following the date of the award in certain circumstances. The policy was updated for the 2017 performance year to reflect new guidelines from the European Banking Authority. Incentive compensation awards made to relevant Identified Staff on or after January 1, 2015, including Mr. Pinto’s incentive compensation awards, are subject to this Malus and Clawback Policy in addition to the recovery provisions in the table above.

[2]
Unexercisable SARs may be cancelled or deferred if the CEO determines that such action is appropriate based on a set of determination factors, including net income, net revenue, return on equity, earnings per share and capital ratios of the Firm, both on an absolute basis and, as appropriate, relative to peer firms.

[3]	Provisions apply to PSUs and to RSUs granted after 2011 to the Operating Committee and may result in cancellation of up to a total of 50% of the award.
Individual Accountability Regime
In 2015, the Prudential Regulatory Authority and the Financial Conduct Authority introduced an Individual Accountability Regime for Senior Managers at certain U.K. regulated firms. Under the Senior Manager Regime, firms are required to seek approval for employees (and senior non-executives) to hold certain designated functions. Those “Senior Managers” are then subject to a statutory duty to demonstrate that they took reasonable steps to prevent or address regulatory issues, with the possibility of criminal and civil sanctions if they fail to do so. In addition, incentive compensation awards made to relevant Senior Managers in respect of 2017 performance year, including Mr. Pinto’s incentive compensation awards made in January 2018, are subject to extended deferral requirements of up to seven years.

67	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Compensation & Management Development Committee report
The Compensation & Management Development Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.
Based on such review and discussion with management, the CMDC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2017. This report is provided as of March 20, 2018, by the following independent directors, who comprise the Compensation & Management Development Committee:
Lee R. Raymond (Chair)
Stephen B. Burke
William C. Weldon

The Compensation Discussion and Analysis is intended to describe our 2017 performance, the compensation decisions for our Named Executive Officers and the Firm’s philosophy and approach to compensation. The following tables on pages [xx-yy] present additional information required in accordance with SEC rules, including the Summary Compensation Table.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	68

Executive compensation tables
I. SUMMARY COMPENSATION TABLE (SCT)
The following table and related narratives present the compensation for our Named Executive Officers in the format specified by the SEC. The table below reflects equity awards made in 2017 for 2016 performance. The “NEO Compensation” table on page xx of this proxy statement shows how the CMDC viewed compensation actions for 2017 performance.

Name and principal position	Year	Salary ($)[1]		Bonus ($)[2]	Stock awards ($)[3]	Change in pension value and non- qualified deferred compensation earnings ($)[4]	All other compen- sation ($)		Total ($)
James Dimon[5]	2017	$1,500,000		$5,000,000	$21,500,000	$35,509	$278,278	[6]	$28,313,787
Chairman and CEO	2016	1,500,000		5,000,000	20,500,000	31,341	205,551		27,236,892
	2015	1,500,000		5,000,000	11,100,000	9,253	621,060		18,230,313
Marianne Lake	2017	750,000		5,100,000	7,050,000	—	60,969	[7]	12,960,969
Chief Financial Officer	2016	750,000		4,700,000	6,150,000	—	48,595		11,648,595
	2015	750,000		4,100,000	5,550,000	—	112,350		10,512,350
Mary Callahan Erdoes	2017	750,000		7,500,000	10,950,000	42,152	—		19,242,152
CEO AWM	2016	750,000		7,300,000	10,350,000	32,124	—		18,432,124
	2015	750,000		6,900,000	9,450,000	—	—		17,100,000
Daniel Pinto	2017	8,238,628	[8]	—	10,696,766	—	80,384	[9]	19,015,778
CEO CIB	2016	8,303,234		—	11,615,750	—	103,640		20,022,624
	2015	6,884,250		—	9,584,204	875	217,881		16,687,210
Gordon Smith[10]	2017	750,000		7,700,000	10,950,000	6,985	—		19,406,985
CEO CCB

[1]	Salary reflects the actual amount paid in each year.

[2]	Includes amounts awarded, whether paid or deferred. Cash incentive compensation reflects compensation earned in connection to performance year 2017, which was awarded in January 2018.

[3]
Includes amounts awarded during the year shown. Amounts are the fair value on the grant date in accordance with applicable accounting guidance (at target for PSUs awarded in 2017). At the maximum level of performance, the value of PSUs awarded in 2017 would be: $32,250,000 for Mr. Dimon; $5,287,500 for Ms. Lake; $8,212,500 for Ms. Erdoes; $8,022,575 for Mr. Pinto; and $8,212,500 for Mr. Smith. The Firm’s accounting for employee stock-based incentives is described in Note 9 to the Firm’s Consolidated Financial Statements in the 2017 Annual Report on pages 201-202. Our Annual Report may be accessed on our website at jpmorganchase.com, under Investor Relations. No stock options or SARs were granted to NEOs in 2017.

[4]
Amounts for years 2017, 2016 and 2015 are the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit pension plans (including supplemental plans). For 2015, Ms. Erdoes had a reduction in pension value in the amount of $(8,563). Amounts shown also include earnings in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans. For Mr. Pinto this amount is $0 for 2017 and 2016, and $875 for 2015, and for all other NEOs this amount was $0 for each of 2017, 2016, and 2015.

[5]
Mr. Dimon’s 2017 reported compensation is lower in the SCT ($28.3 million) than in the annual compensation table on page [xx] ($29.5 million) due to a change in his year-over-year pay being delivered in equity. Pursuant to SEC rules, equity received for performance year 2016 ($21.5 million), which was granted in January 2017, is included in the 2017 SCT. For performance year 2017, Mr. Dimon’s equity compensation ($23.0 million, which was granted in January 2018), will be reported in the 2018 SCT. A portion of Mr. Dimon’s performance year 2017 compensation was not awarded in equity ($5 million was awarded in the form of a cash incentive with no year-over-year change), and is therefore included in the 2017 SCT. The SCT also includes the value of All Other Compensation (approximately $273,000).

[6]
The “All other compensation” column for Mr. Dimon includes: $125,000 filing fee paid by the Firm on Mr. Dimon’s behalf under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, in order for Mr. Dimon to maintain and increase his stock ownership in the Firm (this amount was imputed as income to Mr. Dimon); $73,921 for personal use of corporate aircraft; $29,848 for personal use of cars; $48,259 for the cost of residential and related security paid by the Firm; and $1,250 related to tax planning and compliance assistance in connection with business travel. Mr. Dimon’s personal use of corporate aircraft and cars, and certain related security, is required pursuant to security measures approved by the Board.

69	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Incremental costs are determined as follows:

•
Aircraft: operating cost per flight hour for the aircraft type used, developed by an independent reference source, including fuel, fuel additives and lubricants; landing and parking fees; crew expenses; small supplies and catering; maintenance, labor and parts; engine restoration costs; and a maintenance service plan.

•
Cars: annual lease valuation of the assigned cars; annual insurance premiums; fuel expense; estimated annual maintenance; other miscellaneous expense; and annual drivers’ compensation, including salary, overtime, benefits and bonus. The resulting total is allocated between personal and business use based on mileage.

[7]
The “All other compensation” column for Ms. Lake includes $21,502 in employer contributions to a non-U.S. defined contribution plan and $39,467 for tax settlement payments made on behalf of Ms. Lake in connection with her international assignment at the Firm’s request and consistent with the Firm’s policy for employees working on international assignments. The Firm’s expatriate assignment policy provides that the Firm will be responsible for any incremental U.S. and state income taxes due on home-country employer-provided benefits that would not otherwise be taxable to the employee in their home country.

[8]
Since Mr. Pinto is located in the U.K., the terms and composition of his compensation reflect the requirements of local regulations, including changes that came into effect in 2014 to comply with the Capital Requirements Directive IV. These requirements include that at least 60% of his incentive compensation is deferred, and that his incentive compensation is not more than twice his fixed compensation in respect of any given performance year. Mr. Pinto’s fixed compensation is comprised of salary and an annual cash fixed allowance, which from June 2017, has been payable in equal monthly installments. Mr. Pinto’s salary of £475,000 is denominated and paid in GBP and his fixed allowance of $7,635,000 is denominated in USD and paid in GBP. Both are unchanged since 2016. In 2015 Mr. Pinto's salary and fixed allowance were both denominated and paid in GBP. The CMDC elected to defer 100% of Mr. Pinto’s variable compensation into equity – 50% into RSUs and 50% into PSUs – in order to maintain a comparable deferred equity portion to similarly situated Firm employees. For the purposes of this table, a blended applicable rate of 1.27079 U.S. dollars per pound sterling, which was based on a 10-month average rate, has been used to convert Mr. Pinto’s salary to U.S. dollars for 2017. The blended applicable rates used to convert Mr. Pinto’s salary for 2016, and salary and fixed allowance for 2015, were 1.40681 and 1.54702 U.S. dollars per pound sterling, respectively.

[9]
The “All other compensation” column for Mr. Pinto includes $14,335 in employer contributions to a non-U.S. defined contribution plan; $17,893 in tax compliance assistance for non-U.K. business travel; $5,454 for personal use of cars; $37,641 for spousal travel related to business events; and $5,061 for interest accrued on balances from mandatory bonus deferrals awarded prior to 2017. During 2017, the applicable rate of interest on mandatory deferral balances was 1.26% for the relevant period.

[10]	Mr. Smith was not a NEO in 2015 and 2016.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	70

II. 2017 GRANTS OF PLAN-BASED AWARDS1
The following table shows grants of plan-based awards made in 2017 for the 2016 performance year.

Name	Grant date	Estimated Future Payout Under Equity Incentive Plan Awards (PSUs)[2]			Stock awards (RSUs)[3]	Grant date fair value ($)[4]
		Threshold (#)	Target (#)	Maximum (#)	Number of shares of restricted stock or units (#)
James Dimon	1/17/2017	—	255,193	382,790	—	$21,500,000
Marianne Lake	1/17/2017	—	—	—	41,840	3,525,000
	1/17/2017	—	41,840	62,760	—	3,525,000
Mary Callahan Erdoes	1/17/2017	—	—	—	64,986	5,475,000
	1/17/2017	—	64,986	97,479	—	5,475,000
Daniel Pinto	1/17/2017	—	—	—	63,483	5,348,383
	1/17/2017	—	63,483	95,225	—	5,348,383
Gordon Smith	1/17/2017	—	—	—	64,986	5,475,000
	1/17/2017	—	64,986	97,479	—	5,475,000

[1]
Equity grants are awarded as part of the annual compensation process and as part of employment offers for new hires. Grants made as part of the annual incentive compensation process are generally awarded in January after earnings are released. RSUs and PSUs carry no voting rights.

On January 16, 2018, the Firm awarded RSU and PSU awards as part of the 2017 annual incentive compensation. Because these awards were granted in 2018, they do not appear in this table, which is required to include only equity awards actually granted during 2017. These 2018 awards are however reflected in the “NEO Compensation” table on page xx of this proxy statement. No SARs were awarded since 2013.

[2]
For NEOs other than Mr. Pinto, PSUs vest on March 25, 2020, and are subject to a two-year holding period post-vesting. Under rules applicable in the U.K., for Mr. Pinto, PSUs vest in five equal installments on March 25, 2020, 2021, 2022, 2023 and 2024, and are subject to: (i) a six-month holding period for all installments post-vesting, (ii) a two-year holding period for the installment vesting on March 25, 2020, and (iii) a one-year holding period for the installment vesting on March 25, 2021, with the holding periods associated with (i), (ii) and (iii) above running concurrently. Each PSU represents the right to receive one share of common stock on the vesting date.

The ultimate number of PSUs that will vest will be determined by the Firm’s performance for each applicable performance year, and will include any accumulated reinvested dividend equivalent shares. The dividend equivalent shares, if any, will be based on: (1) the number of PSUs earned at vesting; and (2) on dividends that would have been paid on the Firm's common stock during the vesting period as of each dividend payment date, if any. Under rules applicable in the U.K., for Mr Pinto, an assessment is also made of his qualitative performance in determining the ultimate number of PSUs that will vest.

[3]
For NEOs other than Mr. Pinto, RSUs vest in two equal installments on January 13, 2019 and 2020. Under rules applicable in the U.K., for Mr. Pinto, RSUs vest in five equal installments on January 13, 2020, 2021, 2022, 2023 and 2024, and are subject to a six-month holding period post-vesting. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid on the Firm’s common stock during the vesting period.

[4]
Represents the aggregate grant date fair value for RSUs and PSUs. The aggregate grant date fair value is based on the average of the high and the low prices of JPMorgan Chase common stock on the grant date multiplied by the number of shares granted (for RSUs) or target number of PSUs.

71	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

III. OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017
The following table shows the number of shares of the Firm’s common stock underlying (i) exercisable and unexercisable SARs and (ii) RSUs and PSUs that had not yet vested held by the Firm’s Named Executive Officers on December 31, 2017.

		Option awards					Stock awards
Name	Option/stock award grant date[1]	Number of securities underlying unexercised options: # exercisable[1,2]	Number of securities underlying unexercised options: # unexercisable[1,2]		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[1,2]		Number of unearned performance shares or units of stock that have not vested[1,2,3]
James Dimon
	2/3/2010	563,562	—	[a]	$43.20	1/20/2020	—		—
	2/16/2011	367,377	—	[a]	47.73	2/16/2021	—		—
	1/18/2012	562,430	—	[a]	35.61	1/18/2022	—		—
	1/20/2015	—	—		—	—	99,273	[b]	—
	1/19/2016	—	—		—	—	—		561,142	[c]
	1/17/2017	—	—		—	—	—		389,217	[c]
Total awards (#)		1,493,369	—				99,273		950,359
Market value ($)[4]		$97,791,966	$—				$10,616,255		$101,631,391
Marianne Lake
	1/17/2013	273,473	68,369	[a]	$46.58	1/17/2023	—		—
	1/20/2015	—	—		—	—	49,637	[b]	—
	1/19/2016	—	—		—	—	53,722	[b]	84,173	[c]
	1/17/2017	—	—		—	—	41,840	[b]	63,814	[c]
Total awards (#)		273,473	68,369				145,199		147,987
Market value ($)[4]		$16,506,830	$4,126,753				$15,527,581		$15,825,730
Mary Callahan Erdoes
	1/20/2009	100,000	—	[a]	$19.49	1/20/2019	—		—
	1/17/2013	167,364	41,842	[a]	46.58	1/17/2023	—		—
	1/20/2015	—	—		—	—	84,516	[b]	—
	1/19/2016	—	—		—	—	90,409	[b]	141,654	[c]
	1/17/2017	—	—		—	—	64,986	[b]	99,116	[c]
Total awards (#)		267,364	41,842				239,911		240,770
Market value ($)[4]		$18,847,091	$2,525,583				$25,656,082		$25,747,944

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	72

		Option awards					Stock awards
Name	Option/stock award grant date[1]	Number of securities underlying unexercised options: # exercisable[1,2]	Number of securities underlying unexercised options: # unexercisable[1,2]		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[1,2]		Number of unearned performance shares or units of stock that have not vested[1,2,3]
Daniel Pinto
	1/20/2010	85,000	—	[a]	$43.20	1/20/2020	—		—
	1/19/2011	75,000	—	[a]	44.29	1/19/2021	—		—
	1/18/2012	82,115	—	[a]	35.61	1/18/2022	—		—
	1/17/2013	83,682	20,921	[a]	46.58	1/17/2023	—		—
	1/20/2015	—	—		—	—	85,717	[b]	—
	1/19/2016	—	—		—	—	101,466	[b]	158,979	[c]
	1/17/2017	—	—		—	—	63,483	[e]	96,824	[d]
Total awards (#)		325,797	20,921				250,666		255,803
Market value ($)[4]		$21,024,958	$1,262,792				$26,806,222		$27,355,573
Gordon Smith
	2/3/2010	149,179	—	[a]	$43.20	1/20/2020	—		—
	1/19/2011	76,924	—	[a]	44.29	1/19/2021	—		—
	1/18/2012	44,995	—	[a]	35.61	1/18/2022	—		—
	1/17/2013	167,364	41,842	[a]	46.58	1/17/2023	—		—
	1/20/2015	—	—		—	—	76,467	[b]	—
	1/19/2016	—	—		—	—	85,168	[b]	133,443	[c]
	1/17/2017	—	—		—	—	64,986	[b]	99,116	[c]
Total awards (#)		438,462	41,842				226,621		232,559
Market value ($)[4]		$27,639,542	$2,525,583				$24,234,850		$24,869,859

[1]	The awards set forth in the table have the following vesting schedules:

[a]	Five equal installments, in years one, two, three, four and five

[b]	Two equal installments, in years two and three

[c]	Vests in year three including any dividends that are reinvested over the vesting period

[d]	Five equal installments, in years three, four, five, six and seven including any dividends that are reinvested over the vesting period

[e]	Five equal installments, in years three, four, five, six and seven

[2]	Value based on $106.94, the closing price per share of our common stock on December 31, 2017.
3 Represents the maximum number of shares that NEOs may receive over the vesting period in connection with PSU awards granted and accumulated reinvested dividend equivalent shares as of December 31, 2017.
4 For option awards, this represents the market value of in-the-money options; for stock awards it represents the value of unearned performance shares or units of stock that have not vested.

73	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

IV. 2017 OPTION EXERCISES AND STOCK VESTED TABLE
The following table shows the number of shares acquired and the value realized during 2017 upon the exercise of stock options and the vesting of RSUs previously granted to each of the Named Executive Officers.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)[1]	Number of shares acquired on vesting (#)	Value realized on vesting ($)[2]
James Dimon	2,000,000	$112,010,000	259,101	$22,576,766
Marianne Lake	67,492	3,460,315	89,809	7,825,507
Mary Callahan Erdoes	275,765	15,179,834	158,383	13,800,703
Daniel Pinto	200,000	7,692,000	127,833	11,138,729
Gordon Smith	—	—	145,150	12,647,645

[1]
Values were determined by multiplying the number of shares of our common stock, to which the exercise of the options related, by the difference between the per-share fair market value of our common stock on the date of exercise and the exercise price of the options.

[2]	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per-share fair market value of our common stock on the vesting date.
V. 2017 PENSION BENEFITS
The table below sets forth the retirement benefits expected to be paid to our Named Executive Officers under the Firm’s current retirement plans, as well as plans closed to new participants. The terms of the plans are described below the table. No payments were made under these plans during 2017 to our NEOs.

Name	Plan name	Number of years of credited service (#)	Present value of accumulated benefit ($)
James Dimon	Retirement Plan	17	$167,912
	Excess Retirement Plan	17	417,074
Marianne Lake	—	—	—
Mary Callahan Erdoes	Retirement Plan	21	323,082
	Excess Retirement Plan	21	29,391
Daniel Pinto	—	—	—
Gordon Smith	Retirement Plan	10	49,916
	Excess Retirement Plan	10	10,643
Retirement Plan — The JPMorgan Chase Retirement Plan is a qualified noncontributory U.S. defined benefit pension plan that provides benefits to substantially all U.S. employees. Benefits to participants are based on their salary and years of service, with the Plan employing a cash balance formula (in the form of pay and interest credits) to determine amounts at retirement. Pay credits are equal to a percentage (ranging from 3% to 5%) of base salary (and, effective January 1, 2015, bonus and incentive pay) up to $100,000, based on years of service. Employees begin to accrue plan benefits after completing one year of service, and benefits generally vest after three years of service. Interest credits generally equal the yield on one-year U.S. Treasury bills plus 1% (subject to a minimum of 4.5%). Account balances include the value of benefits earned under prior heritage company plans, if any. Benefits are payable as an actuarially equivalent lifetime annuity with survivorship rights (if married) or optionally under a variety of other payment forms, including a single-sum distribution. As of December 31, 2017, the NEOs were earning the following pay credits: Mr. Dimon, 4%; Ms. Erdoes, 5%; and Mr. Smith, 4%. Ms. Lake and Mr. Pinto are not eligible to participate in U.S. benefit plans.
Legacy Plan — The following plan is closed to new participants:

•
Excess Retirement Plan — Benefits were determined under the same terms and conditions as the Retirement Plan, but reflecting base salary in excess of IRS limits up to $1 million and benefit amounts in excess of IRS limits. Benefits are generally payable

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	74

in a lump sum in the year following termination. Accruals under the plan were discontinued as of May 1, 2009.
Present value of accumulated benefits — The valuation method and all material assumptions used to calculate the amounts above are consistent with those reflected in Note 8 to the Firm’s Consolidated Financial Statements in the 2017 Annual Report on pages 195-200.
Key assumptions include the discount rate (3.70%); interest rates (5.00% crediting to project cash balances; 3.00% to convert annuities to lump sums and lump sums to annuities) and mortality rates (for the present value of annuities, the RP2014 (white-collar) projected generational mortality table with projection scale MP2017; for lump sums, the UP94 mortality table projected to 2002, with 50%/50% male/female weighting). It is assumed benefits would commence at normal retirement date or unreduced retirement date, if earlier. Benefits paid from the Retirement Plan were assumed to be paid either as single-sum distributions (with probability of 79%) or life annuities (with probability of 21%). Benefits from the Excess Retirement Plan are paid as single-sum distributions. No death or other separation from service was assumed prior to retirement date.

VI. 2017 NON-QUALIFIED DEFERRED COMPENSATION
The Deferred Compensation Plan allows eligible participants to defer their annual cash incentive compensation awards on a before-tax basis up to a maximum of $1 million. A lifetime $10 million cap applies to deferrals of cash made after 2005. No deferral elections have been permitted relative to equity awards since 2006. During 2017, there were no contributions made by the Firm nor contributions made or withdrawals or distributions received by the Named Executive Officers.

Name	Aggregate earnings (loss) in last fiscal year ($)[1]	Aggregate balance at last fiscal year–end ($)
James Dimon	$1,627	$142,967
Marianne Lake	—	—
Mary Callahan Erdoes	—	—
Daniel Pinto	667	21,928
Gordon Smith	—	—

[1]
The Deferred Compensation Plan allows participants to direct their deferrals among several investment choices, including JPMorgan Chase common stock; an interest income fund based 50% on a weighted average of returns by Hartford Investment Management Company SVA Bond Index Division and 50% by Newport Group designated set of general account life insurance polices owned by JPMorgan Chase; Hartford funds indexed to fixed income, bond, balanced, S&P 500, Russell 2000 and international portfolios; and Hartford investments in Vanguard Variable Insurance Fund high-yield bond, mid-cap and REIT index. In addition, there are balances in deemed investment choices from heritage company plans that are no longer open to new deferrals.

Investment returns in 2017 for the following investment choices were: Short-Term Fixed Income, 1.63%; Interest Income, 3.14%; Barclays Capital U.S. Aggregate Bond Index, 3.43%; High-Yield, 7.00%; Balanced Portfolio, 12.29%; S&P 500 Index, 21.80%; Mid-Cap Index, 19.08%; Russell 2000 Index, 14.55%; REIT Index, 4.78%; International, 42.60%; and JPMorgan Chase common stock, including dividend equivalents, 26.73%.
Beginning with deferrals credited January 2005 under the Deferred Compensation Plan, participants were required to elect to receive distribution of the deferral balance beginning either following retirement or termination or in a specific year but no earlier than the second anniversary of the date the deferral would otherwise have been paid. If retirement or termination were elected, payments will commence during the calendar year following retirement or termination. Participants may elect the distribution to be lump sum or annual installments for a maximum of 15 years. With respect to deferrals made after December 31, 2004, under the Deferred Compensation Plan, account balances are automatically paid as a lump sum in the year following termination if employment terminates prior to the participant attaining 15 years of service. With respect to deferrals made after December 31, 2017, account balances are automatically paid as a lump sum in the year following termination if employment terminates prior to the participant attaining 5 years of service.
The Supplemental Savings and Investment Plan (“SSIP”) is a heritage plan applicable to former Bank One employees which is closed to new participants and does not permit new deferrals. It functions similarly to the Deferred Compensation Plan. The investment return in 2017 for the following investment choice was: Short-Term Fixed Income, 1.15%. With respect to the SSIP, account balances are automatically paid as a lump sum in the year following termination unless an installment option is elected prior to termination of employment.

75	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

VII. 2017 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We believe our pay practices relating to termination events, summarized below, illustrate our commitment to sound corporate governance, are consistent with best practices and are aligned with the interests of shareholders.
TERMINATION POLICIES ALIGNED WITH SHAREHOLDER INTERESTS

No golden parachute agreements	▪ NEOs are not entitled to any accelerated cash/equity payments or special benefits upon a change in control

No employment agreements	▪ All of the U.S. based NEOs are “at will” employees and are not covered by employment agreements ▪ Ms. Lake and Mr. Pinto have terms of employment that reflect applicable U.K. legal standards

No special cash severance	▪ Severance amounts for NEOs are capped at one-year salary, not to exceed $400,000 (or £275,000 in the case of Ms. Lake and Mr. Pinto)

No special executive benefits	▪ NEOs are not entitled to any special benefits upon termination

Standard, broad-based severance
Mr. Dimon, Ms. Erdoes and Mr. Smith are covered under the Firm’s broad-based U.S. Severance Pay Plan. Benefits under the Severance Pay Plan are based on an employee’s base salary and length of service on termination of employment. Employees remain eligible for coverage at active employee rates under certain of the Firm’s employee welfare plans (such as medical and dental) for up to six months after their employment terminates. Ms. Lake and Mr. Pinto are covered under the Firm’s U.K. Discretionary Redundancy Policy, which provides for a lump sum payment on termination based on base salary and length of service and subject to a cap of £275,000. In addition, in the event of termination by the Firm for reasons other than cause, employees may be considered, at the discretion of the Firm, for a cash payment in lieu of an annual incentive compensation award, taking into consideration all circumstances the Firm deems relevant, including the circumstances of the employee’s leaving and the employee’s contributions to the Firm over his or her career. Severance benefits and any such discretionary payment are subject to execution of a release in favor of the Firm and certain post-termination restrictions.
The table on the following page sets forth the benefits and compensation which the Named Executive Officers would have received if their employment had terminated on December 31, 2017. The amounts shown in the table on the following page do not include other payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distributions from the 401(k) Savings Plan, pension and deferred compensation plans, or any death, disability or post-retirement welfare benefits available under broad-based employee plans. For information on the pension and deferred compensation plans, see “Table V: 2017 Pension benefits” on page xx of this proxy statement and “Table VI: 2017 Non-qualified deferred compensation” on page xx of this proxy statement. Such tables also do not show the value of vested SARs, which are listed In “Table III: Outstanding equity awards at fiscal year-end 2017” on page xx of this proxy statement.
NEOs are not entitled to any additional equity awards in connection with a potential termination. Rather, under certain termination scenarios including disability, death, termination without cause, or resignation (if full-career eligible), NEOs’ outstanding equity awards continue to vest in accordance with their terms (or accelerate in the event of death). The table on the following page shows the value of these unvested RSUs, PSUs, and SARs based on the closing price of our common stock on December 31, 2017 (for SARs it is the closing price of our common stock price on December 31, 2017, minus the applicable exercise price of the SARs).
Government Office provisions
Employees with applicable awards, including NEOs, are covered under the Firm’s Government Office provisions

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	76

which allow for continued vesting of equity awards if the employee resigns to accept a covered government office. For such employees who are full-career eligible, all outstanding awards continue to vest in accordance with their terms whether they leave the Firm to enter government service or otherwise. For employees who are not full-career eligible, the value of awards that would continue to vest as a result of the Government Office provisions of our equity plan would equal a percentage of the unvested stock awards shown in Table III ranging from 0% prior to three years of employment by the Firm to 50% after three years of employment rising to 100% after five years.
The Firm’s Government Office provisions allow for accelerated vesting of the awards otherwise eligible for continued vesting, as described above, only if government ethics or conflicts of interest laws require divestiture of unvested awards and do not allow continued vesting. Notwithstanding acceleration of any awards, the former employee remains subject to the applicable terms of the award agreement as if the award had remained outstanding for the duration of the original vesting period, including the clawback provisions and post-employment obligations.
Any awards not eligible for continued vesting under the terms of the plan are forfeited and they do not accelerate.
Details regarding the potential value of such provisions are provided in the table below. In 2017, no current or former Operating Committee member received any benefits under these provisions.

2017 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

		Termination reason[1]
Name		Involuntary without cause ($)[2]	Death/Disability ($)[3]	Resignation ($)[4]	Government office ($)[5]	Change in control ($)
James Dimon	Severance and other	$384,615	$—	$—	$—	$—
	SAR awards	—	—	—	—	—
	Stock awards	10,616,255	10,616,255	10,616,255	10,616,255	—
	Performance share units[6]	85,714,167	85,714,167	85,714,167	85,714,167	—
Marianne Lake	Severance and other	368,140	—	—	—	—
	SAR awards	4,126,753	4,126,753	4,126,753	—	—
	Stock awards	15,527,581	15,527,581	15,527,581	15,527,581	—
	Performance share units[6]	13,308,977	13,308,977	13,308,977	13,308,977	—
Mary Callahan Erdoes	Severance and other	400,000	—	—	—	—
	SAR awards	2,525,583	2,525,583	2,525,583	—	—
	Stock awards	25,656,082	25,656,082	25,656,082	25,656,082	—
	Performance share units[6]	21,709,315	21,709,315	21,709,315	21,709,315	—
Daniel Pinto	Severance and other	368,140	—	—	—	—
	SAR awards	1,262,792	1,262,792	1,262,792	—	—
	Stock awards	26,806,222	26,806,222	26,806,222	26,806,222	—
	Performance share units[6]	23,165,452	23,165,452	23,165,452	23,165,452	—
Gordon Smith	Severance and other	253,846	—	—	—	—
	SAR awards	2,525,583	2,525,583	2,525,583	—	—
	Stock awards	24,234,850	24,234,850	24,234,850	24,234,850	—
	Performance share units[6]	20,928,732	20,928,732	20,928,732	20,928,732	—

[1]
“SAR awards,” “Stock awards” and “Performance share units” refer to previously granted, outstanding equity awards. NEOs are not entitled to any additional equity awards in connection with a potential termination.

[2]
Involuntary terminations without cause include involuntary terminations due to redundancies and involuntary terminations without alternative employment. For “Severance and other”, amounts shown represent severance under the Firm’s broad-based U.S. Severance Pay Plan, or the U.K. Discretionary Redundancy Policy in the case of Ms. Lake and Mr. Pinto. Base salary greater than $400,000 per year, or £275,000 in the case of Ms. Lake and Mr. Pinto, is disregarded for purposes of determining severance amounts. The rate used to convert Ms.

77	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Lake’s and Mr. Pinto’s eligible severance to U.S. dollars was the blended spot rate for the month of December 2017, which was $1.33869 U.S. dollars per pound sterling.

[3]
Vesting restrictions on stock awards and performance share unit awards lapse immediately upon death. In the case of disability, stock awards continue to vest pursuant to their original vesting schedule. In the case of death or disability, SAR awards may be exercised for a specified period to the extent then exercisable or become exercisable during such exercise period.

[4]
For employees in good standing who have resigned and have met “full-career eligibility” or other acceptable criteria, awards continue to vest over time on their original schedule, provided that the employees, for the remainder of the vesting period, do not perform services for a financial services company or work in their profession (whether or not for a financial services company); provided that employees may work for a government, education or not-for-profit organization. The awards shown represent RSUs and PSUs that would continue to vest and SARs that would become and remain exercisable through an accelerated expiration date because the Named Executive Officers have met the full-career eligibility criteria. The awards are subject to continuing post-employment obligations to the Firm during this period.

[5]
Under the terms of the Government Office provisions, Named Executive Officers would be eligible to receive the full value of their stock award should they resign to accept a government office only if government ethics or conflicts of interest laws required divestiture of unvested equity awards and did not allow continued vesting; otherwise their awards would continue to vest over time on their original schedule.

[6]
Represents the value of PSUs granted on January 19, 2016 and January 17, 2017, assuming: (a) maximum payout related to 2016 and 2017 performance year; (b) target payout related to 2018 and 2019 performance year; and (c) accumulated reinvested dividend equivalent shares as of December 31, 2017.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	78

CEO pay ratio disclosure

We are providing the following information about the relationship of the annual total compensation of our estimated median employee and the annual total compensation of Mr. Dimon, our Chairman and CEO.
CEO pay ratio
For the year ended December 31, 2017:

▪	The annual total compensation of Mr. Dimon was $28,320,175[1], including Firm-paid employee benefits

▪	The annual total compensation of our estimated median employee was $77,799, including Firm-paid employee benefits[2] and change in pension value

▪	This represents a ratio of 364 to 1.
Identifying our median employee
We estimated our median employee using gross taxable payroll compensation as reported to our employees’ respective national governments for the year ended December 31, 2017, i.e. Form W-2 gross taxable wages Box 1 for U.S. employees. We did not apply any cost-of-living adjustments as part of the calculation.
In determining the scope of our employees (other than our CEO), we included our Top 10 most populous countries, representing 246,485 or 97% of our 253,500 global3 full-time, part-time, temporary and seasonal employees who were employed as of December 31, 2017.
We annualized the salary portion of the compensation for employees who were hired during 2017; however we did not make any full-time equivalent adjustments to part-time, temporary and seasonal employees.
Comparability
We believe the ratio above is a reasonable estimate, based on the methodology we have described. Given the different methodologies, exclusions, estimates, and assumptions other companies may use to calculate their respective CEO pay ratios, as well as differences in employment and compensation practices between companies, the estimated ratio reported above may not be comparable to that reported by other companies.

1 For purposes of the CEO pay ratio disclosure, Mr. Dimon’s annual total compensation includes the amount reported in the “Total” column of the 2017 Summary Compensation Table on page xx, plus the value of Firm-paid healthcare benefits applicable to Mr. Dimon.
2 The median employee’s Firm-paid employee benefits include healthcare benefits and 401(k) retirement plan contributions.
3 The Firm employs people in 62 countries globally. Each of our Top 10 most populous countries employs 981 or more employees: United States; India; United Kingdom; Philippines; Hong Kong; Singapore; Argentina; Switzerland; Japan; and Australia. The 7,015 employees in the remaining 52 countries comprise less than 5% of our global employee population and were excluded. Five of the excluded countries employ between 500 and 1,000 employees: Brazil; China; Canada; Luxembourg; and Taiwan. Four of the excluded countries employ between 250 and 499 employees: Ireland; Germany; Mexico; and Republic of Korea. The remaining 43 countries employ up to 249 employees: France; Spain; Malaysia; Italy; South Africa; Russia; Chile; Bahamas; Indonesia; Thailand; Colombia; United Arab Emirates; Saudi Arabia; Israel; Turkey; Sweden; Netherlands; Vietnam; Peru; Belgium; Bahrain; Denmark; Norway; Poland; Jersey; New Zealand; Egypt; Austria; Nigeria; Pakistan; Finland; Guernsey; Mauritius; Lebanon; Portugal; Kazakhstan; Bangladesh; Panama; Sri Lanka; Uzbekistan; Venezuela; Greece; and Qatar.

79	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Security ownership of directors and executive officers
Our share retention policies require share ownership for directors and executive officers, as described on pages xx, respectively, of this proxy statement.
The following table shows the number of shares of common stock and common stock equivalents beneficially owned by each of the then current director, the current executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of February 28, 2018. Shares beneficially owned include shares that could have been acquired within 60 days after that date through the exercise of stock options, SARs or warrants, and additional underlying stock units as described in Note 2 to the table. Unless otherwise indicated, each individual and member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as defined by Rule 13d-3 under the Securities Exchange Act of 1934 — as of February 28, 2018, by all directors and executive officers as a group and by each director and named executive officer individually — is less than 1% of our outstanding common stock.

SECURITY OWNERSHIP
	Beneficial ownership
Name	Common Stock (#)[1]	Options/SARs/Warrants exercisable within 60 days (#)	Total beneficial ownership (#)	Additional underlying stock units (#)[2]	Total (#)
Linda B. Bammann	65,986	0	65,986	18,054	84,040
James A. Bell	135	0	135	27,817	27,952
Crandall C. Bowles	6,279	0	6,279	86,210	92,489
Stephen B. Burke	32,107	0	32,107	103,581	135,688
Todd A. Combs	16	22,950	22,966	5,261	28,227
James S. Crown [3]	12,272,676	0	12,272,676	175,341	12,448,017
James Dimon [4]	7,420,582	1,493,369	8,913,951	848,917	9,762,868
Mary Callahan Erdoes	391,979	309,206	701,185	371,704	1,072,889
Timothy P. Flynn	10,000	0	10,000	33,228	43,228
Laban P. Jackson, Jr.	32,004	0	32,004	150,522	182,526
Marianne Lake	72,290	341,842	414,132	235,987	650,119
Michael A. Neal	9,050	0	9,050	24,126	33,176
Daniel Pinto	441,309	346,718	788,027	414,330	1,202,357
Lee R. Raymond [5]	1,850	0	1,850	233,073	234,923
Gordon Smith	356,286	480,304	836,590	366,254	1,202,844
William C. Weldon	1,200	0	1,200	94,428	95,628
All directors and current executive officers as a group (22 persons) [3,5]	21,473,104	3,520,787	24,993,891	3,926,488	28,920,379

[1]
Shares owned outright, except as otherwise noted. Directors agree to retain all shares of common stock of JPMorgan Chase purchased on the open market or received pursuant to their service as a Board member for as long as they serve on the Board.

[2]
Amounts include for directors and executive officers, shares or deferred stock units, receipt of which has been deferred under deferred compensation plan arrangements. For executive officers, amounts also include unvested RSUs and unvested PSUs (including accumulated reinvested dividend equivalent shares), as well as share equivalents attributable under the JPMorgan Chase 401(k) Savings Plan. The ultimate number of PSUs earned at vesting is formulaically determined, with potential payout value ranging from 0% to 150%. Additional details on the PSU program are provided on page xx in this proxy statement.

[3]
Includes 163,922 shares Mr. Crown owns individually; 31,021 shares owned by Mr. Crown’s spouse; and 38,140 shares held in trusts for the benefit of his children. None of such shares are pledged or held in margin accounts.

Also includes 12,039,593 shares owned by entities as to which Mr. Crown disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Of such shares (and for all directors and current executive officers as a group) 11,106,493 shares may be pledged or held by brokers in margin loan accounts, whether or not there are loans outstanding.

[4]	Includes 115,800 shares owned by entities as to which Mr. Dimon disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

[5]
As of February 28, 2018, Mr. Raymond held 2,000 depositary shares, each representing a one-tenth interest in a share of JPMorgan Chase’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (“Series I Preferred”). Mr. Raymond is the only director or executive officer who owns shares of the Series I Preferred.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	80

Pursuant to SEC filings, the companies included in the table below were the beneficial owners of more than 5% of our outstanding common stock as of December 31, 2017.

Name of beneficial owner	Address of beneficial owner	Common stock owned (#)	Percent owned (%)
The Vanguard Group[1]	100 Vanguard Blvd. Malvern, PA 19355	251,812,585	7.25
BlackRock, Inc.[2]	55 East 52nd Street New York, NY 10055	226,427,272	6.50

[1]
The Vanguard Group owns the above holdings in its capacity as an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E). According to the Schedule 13G dated February 7, 2018, filed with the SEC, in the aggregate, Vanguard and the affiliated entities included in the Schedule 13G (“Vanguard”) have sole dispositive power over 246,288,199 shares, shared dispositive power over 5,524,386 shares, sole voting power over 4,881,489 shares, and shared voting power over 771,264 shares of our common stock.

[2]
BlackRock, Inc. owns the above holdings in its capacity as a parent holding company or control person in accordance with SEC Rule 13d-1(b)(1)(ii)(G). According to the Schedule 13G dated January 24, 2018, filed with the SEC, in the aggregate, BlackRock and the affiliated entities included in the Schedule 13G (“BlackRock”) have sole dispositive power over 226,427,272 shares, and sole voting power over 197,453,0901 shares of our common stock.

81	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Proposal 4 — Approval of Amended and Restated Long-Term Incentive Plan
effective May 15, 2018
Executive summary
JPMorgan Chase’s Long-Term Incentive Plan was last approved by shareholders on May 19, 2015 (the “2015 Plan”). On March 20, 2018, the Compensation & Management Development Committee (“CMDC”) adopted, subject to shareholder approval, the Amended and Restated JPMorgan Chase Long-Term Incentive Plan (the “2018 Plan”). The 2018 Plan would supersede the 2015 Plan and apply to awards granted on or after May 15, 2018.
We are submitting this proposal to our shareholders in response to feedback we received about our equity compensation practices during our annual shareholder outreach program. Our shareholders indicated a preference for more frequent requests for approval of a smaller quantity of shares, as opposed to requesting larger quantities less frequently. As a result, the CMDC and the Board considered this feedback in determining the number of shares to request for authorization under the 2018 Plan.
The primary purpose of the 2018 Plan is to:

▪	Renew the term of the 2015 Plan by four years, to a term date of May 31, 2022;

▪	Authorize an additional 24 million shares, bringing the total number of authorized shares to 85 million, which is 10 million fewer than those approved by shareholders under the 2015 Plan;

▪	Incorporate our non-management director compensation program, including:

◦	Establishing our annual Board retainer (both cash and equity) at $350,000, increasing by up to $25,000 during the 2018 Plan term, beginning January 2020; and

◦
Establishing annual retainers of: (i) $30,000 for serving as the Lead Independent Director; (ii) $25,000 for chairing the JPMorgan Chase Bank, N.A. (“Bank”) board, Audit Committee or Directors’ Risk Policy Committee (“DRPC”); and (iii) $15,000 for chairing any other principal standing committee or for serving on any of the Bank board, Audit Committee or DRPC, each of which increasing by up to $5,000 during the 2018 Plan term, beginning January 2020;

▪	Set forth the standard of review for actions under the 2018 Plan; and

▪	Remove references to Section 162(m) of the Internal Revenue Code that have become obsolete as a result of the Tax Cuts and Jobs Act.
The 2018 Plan maintains many of the governance practices and features of the 2015 Plan, including:

▪	The exclusion of our stock option/stock appreciation rights (“SARs”) recycling feature;

▪	The inclusion of a one year minimum vesting requirement on the 5% of shares that are exempt from the minimum three year vesting; and

▪	The reduction of the maximum number of shares that can be granted as Incentive Stock Options from 20 million to 7 million.

Why shareholders should approve the 2018 Plan

We believe that voting in favor of the 2018 Plan is important, as a well-designed equity program serves to strengthen the alignment of employees’ long-term economic interests with those of shareholders while not causing unreasonable dilution to shareholders. Without shareholder approval, the Firm will lose a critical shareholder alignment feature of our compensation framework. The Firm is seeking shareholder approval one year before the 2019 expiration of the 2015 Plan to ensure that our compensation program continues to be aligned with the interests of our shareholders.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	82

Summary of the 2018 Plan

The following summary of the 2018 Plan sets forth its material terms. It is, however, a summary and is qualified in its entirety by reference to the complete text of the 2018 Plan, a copy of which is attached as Appendix B.
Purpose and Participation
The 2018 Plan is designed to encourage employees and non-management members of the Board to acquire a proprietary and vested interest in the long-term growth and performance of JPMorgan Chase and its subsidiaries. The 2018 Plan also serves to attract and retain individuals of exceptional talent. All of our approximately 253,000 employees are eligible to participate in the 2018 Plan, as are our 11 non-employee members of the Board of Directors.
Administration
Unless otherwise determined by the Board of Directors, the 2018 Plan is administered by the Compensation & Management Development Committee of the Board. Subject to the provisions of the 2018 Plan, the CMDC has complete control over the administration of the 2018 Plan and has the authority in its sole discretion to:

▪	Construe, interpret and implement the 2018 Plan and all award agreements

▪	Establish, amend and rescind any rules and regulations relating to the 2018 Plan

▪	Grant awards under the 2018 Plan

▪	Determine who shall receive awards, when such awards shall be made and the terms and provisions of award agreements

▪	Establish plans supplemental to the 2018 Plan covering employees residing outside of the United States

▪	Provide for mandatory or voluntary deferrals of awards under the 2018 Plan

▪	Make all other determinations in its discretion that it may deem necessary or advisable for the administration of the 2018 Plan
The CMDC may delegate to officers of JPMorgan Chase responsibility for awards to officers and employees of our Firm not subject to Section 16 of the Securities Exchange Act of 1934. The CMDC’s determinations in the administration of the 2018 Plan will be final and conclusive, and the Board and the CMDC will have no liability for any action taken under the 2018 Plan in good faith (including any action taken relating to awards to our non-management directors).

The CMDC is responsible for reviewing and making recommendations to the Board regarding awards to our non-management directors.
Number of shares
If this proposal is approved, a total of 85 million shares will be authorized for issuance under the 2018 Plan, including 61 million remaining shares from the 2015 Plan.
Awards
The forms of the awards that may be granted under the 2018 Plan are:

▪
Stock Options. May be awarded in the form of an “incentive” stock option or a nonqualified stock option. Stock options may not be exercisable later than 10 years after their date of grant. The CMDC will establish the option exercise price at the time the option is granted, provided that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. The exercise price shall be paid in full at the time of such exercise, with the method and form of such payment determined by the CMDC from time to time.

▪
SARs. The CMDC may award SARs. Upon exercise, a SAR generally entitles a participant to receive an amount equal to the positive difference between the fair market value of a share of common stock on the date the SAR is exercised and the per share exercise price of the SAR, multiplied by the number of shares of common stock with respect to which the SAR is exercised. SARs may not be exercisable later than 10 years after the date they are granted. The exercise price per share of common stock covered by a SAR is determined by the CMDC at the time each SAR is granted; provided, however, that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. SARs may be granted independently of any award of

83	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

stock options or in conjunction with all or any part of a stock options, either at the same time the award of stock options is granted or at any later time during the term of such options. If a SAR is granted in tandem with a stock option, the exercise price of the SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant. A SAR or applicable portion thereof allocated to a stock option shall terminate and no longer be exercisable upon the termination or exercise of any related stock option. The CMDC will determine at the date of grant whether the SAR shall be settled in cash, common stock or a combination of cash and common stock.

▪
Other Stock-Based Awards. The CMDC may grant awards of common stock and other awards that are valued in whole or in part by reference to, or otherwise based on the fair market value of common stock (“Other Stock-Based Awards”). Other Stock-Based Awards include, without limitation: (i) shares of common stock; (ii) shares of common stock subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives (each as specified by the CMDC); (iii) shares of common stock issuable upon the completion of a specified period of service; (iv) restricted stock units distributed in the form of shares of common stock after the restrictions lapse; and (v) conditioning the right to an award upon the occurrence of an event or the attainment of one or more performance objectives. The CMDC shall determine at the time of grant whether Other Stock-Based Awards shall be settled in cash, common stock or a combination of cash and common stock.

▪
Performance Awards. The 2018 Plan provides that the CMDC may specify performance criteria or standards with respect to an award based upon one or more of the following criteria: stock price, shareholder value added, earnings per share, income before or after taxes (including income before interest, taxes, depreciation and amortization), return on common equity including return on tangible common equity, revenue growth, efficiency ratio, expense management, return on investment, ratio of non-performing assets to performing assets, return on assets, profitability or performance of identifiable business units, credit quality, or any other criteria as determined by the CMDC in its sole discretion. In addition, where relevant, the foregoing targets may be applied to JPMorgan Chase, one or more of its subsidiaries or one or more of JPMorgan Chase’s divisions or business units. The CMDC will determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, to ascertain the amount of the applicable performance award. The amount of the performance award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the CMDC, and the amount determined by the CMDC for a performance period shall be paid to the participant at such time as determined by the CMDC in its sole discretion after the end of such performance period.

▪
Dividends/Dividend Equivalents. The terms and conditions of Other Stock-Based Awards of restricted stock and restricted stock units may provide the participant with dividends or dividend equivalents payable prior to vesting; and awards of Other Stock-Based Awards of restricted stock may provide for voting rights prior to vesting. Notwithstanding the foregoing, with respect to awards of restricted stock and restricted stock units specifically designated in the award agreement as performance-based, dividends or dividend equivalents shall be accumulated and shall be paid to the participants only in an amount based on the number of shares, if any, that vest under the terms of the award.

Director compensation
Compensation to non-management Directors under the 2018 Plan includes:

▪
Annual retainer. For each calendar year for service on the Board, each Director shall receive an annual retainer of $350,000. During the 2018 Plan term, the Board is authorized in its discretion to increase the retainer by up to $25,000, or to decrease it.

▪
Designated role retainers. For each calendar year, each director who serves in the following designated roles shall receive an annual retainer of: (i) $30,000 for serving as the Lead Independent Director; (ii) $25,000 for chairing the Bank board, Audit Committee or DRPC; and (iii) $15,000 for chairing

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	84

any other principal standing committee and for serving on any of the Bank board, Audit Committee or DRPC. During the 2018 Plan term, the Board is authorized in its discretion to increase any designated role retainers described in (i), (ii), and (iii) above by up to $5,000, or to decrease any of these designated role retainers.

▪
Additional fees or retainers. The Board may at any time provide any Director with a retainer or other fee in addition to that provided for above, including for service on a specific purpose committee or for any other special service, in each case determined in the discretion of the Board.

▪
Form of Director compensation. Any retainer or fee granted to Directors may be payable in the form of cash, an Other Stock-Based Award or any combination, as determined in the discretion of the Board, and shall have such terms and conditions as the Board may specify.

▪
Timing of increases. Although the Board has the discretion to award additional retainers or fees, the specific authorization to increase the annual retainer or designated role retainers under the 2018 Plan term does not take affect prior to January 2020.

Minimum vesting periods
Other than awards to Directors, awards settled in shares of common stock under the 2018 Plan have a minimum vesting/exercise schedule of ratably over three years, except that the CMDC may grant awards of up to 5% of shares authorized under the 2018 Plan with a shorter vesting or exercise period (but not less than a one year period). However, the above limitations do not preclude awards that vest or become exercisable earlier due to (i) circumstances such as death, retirement or involuntary termination of employment, (ii) the achievement of performance objectives over a period of at least one year or (iii) if the Firm determines for regulatory or other considerations to provide an equity award in excess of that which would have been awarded to the individual under the cash equity policy in effect for the performance year.
Amendments and Termination
The Board of Directors may amend, suspend or terminate the 2018 Plan or any portion thereof at any time without shareholder approval, except to the extent otherwise required by the Securities Exchange Act of

1934 or New York Stock Exchange listing requirements. Notwithstanding the foregoing, except in the case of an adjustment in connection with a capital structure change (as described below under “Adjustments”), any amendment by the Board of Directors shall be conditioned on shareholder consent if it increases (i) the number of shares authorized for grant under the 2018 Plan, (ii) the number of shares authorized for grant to individual participants under any form of award, or (iii) if such amendment eliminates restrictions applicable to the reduction of the exercise price of an option or SAR, or the surrender of an option and SAR in consideration for a new award with a lower exercise price.
No awards may be made under the 2018 Plan after May 31, 2022, or after the date the Board terminates the 2018 Plan, if sooner.
Adjustments
In the event there is a change in the outstanding shares of common stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders of common stock other than regular cash dividends, the CMDC will make such substitution or adjustment, if any, as it deems equitable, as to the number or kind of shares of common stock or other securities issued or reserved for issuance pursuant to the 2018 Plan, including, but not limited to, adjustments to the number of shares of common stock in the aggregate with respect to which awards may be granted under the 2018 Plan or the number of awards granted to any participant) and to make appropriate adjustments (including the number of shares and the exercise price) to any outstanding awards.
Federal income tax consequences
The following discussion summarizes the Federal income tax consequences to participants who may receive awards under the 2018 Plan and to JPMorgan Chase arising out of the granting of such awards. The discussion is based upon interpretations of the Internal Revenue Code in effect as of March 2018 and regulations promulgated thereunder as of such date.
This discussion is not intended to, and does not, provide or supplement tax advice to recipients of

85	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

awards, and participants are advised to consult with their own personal independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of awards under the 2018 Plan, including, but not limited to, any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.
Nonqualified Stock Option/Stock Appreciation Rights. Upon the grant of a nonqualified stock option or SAR, a participant will not be in receipt of taxable income. Upon exercise of either a nonqualified stock option or a SAR, a participant will be in receipt of ordinary income in an amount equal to the excess of the fair market value of the acquired shares of common stock (and/or cash) over the exercise price, and will be subject to FICA (Social Security and Medicare) tax in respect of such amounts. Gain or loss upon a subsequent sale of any common stock would be taxed to the participant as long- or short-term capital gain or loss depending on the holding period.
Incentive Stock Options. A participant will not be in receipt of taxable income upon the grant or exercise of an incentive stock option (“ISO”). Upon the exercise of an ISO, the amount by which the fair market value of the stock received on exercise exceeds the exercise price is generally a tax preference adjustment for the purpose of the alternative minimum tax. If the participant holds the shares acquired on the exercise of an ISO for the requisite ISO holding period set forth in the Internal Revenue Code, the participant generally will recognize a long-term capital gain or loss upon their subsequent sale or exchange measured by the difference between the sale price and the exercise price of the ISO). If a participant does not hold the shares acquired on the exercise of an ISO for the requisite holding period, the participant may be in receipt of ordinary income based upon a formula set forth in the Internal Revenue Code, generally the lesser of (i) the difference between the fair market value of the common stock on the date of exercise of the ISO over the exercise price of the ISO and (ii) the amount realized upon the disposition of the common stock acquired by the ISO over the exercise price of the ISO. To the extent that the amount realized on such sale or exchange exceeds the fair market value of the common stock on the date of the ISO exercise, the participant will generally recognize capital gains.

Other Stock-Based Awards. The income tax consequences of the Other Stock-Based Awards will depend on how such awards are structured. In the case of the grant of a restricted stock unit (whether time-vested or subject to achievement of performance goals), a participant will not be in receipt of taxable income. On delivery, a participant will be in receipt of ordinary income in an amount equal to the fair market value of the acquired shares of common stock (and/or cash). The participant will be subject to FICA (Social Security and Medicare) tax at the time any portion of a restricted stock unit is deemed vested for tax purposes. The fair market value of any acquired shares (if any) on the delivery date will be the participant’s tax basis for purposes of determining any subsequent gain or loss from the sale of the shares, and the participant’s holding period with respect to the shares will begin at the delivery date.
Deduction. Generally, JPMorgan Chase will be entitled to a tax deduction equal to the amount recognized as ordinary income (including on the exercise of a stock option or SAR or on delivery pursuant to a restricted stock unit). However, we will generally not be entitled to a tax deduction with respect to any amount that represents compensation in excess of $1 million paid to covered employees (other than awards pursuant to contracts entered into prior to the repeal of the exemption for qualified performance-based compensation under Section 162(m) of the Code that may remain eligible for such exemption). For this purpose, a “covered employee” means our chief executive officer, our chief financial officer and our three highest compensated employees other than the chief executive officer and the chief financial officer (based on compensation reported to our shareholders), and any individual who was previously a covered employee at any time on or after January 1, 2017. For the avoidance of doubt, we will not be entitled to any tax deduction with respect to an ISO, if the participant holds the shares acquired on the exercise of an ISO for the requisite ISO holding period.

Our equity compensation program promotes shareholder interests

We believe our long-term incentive compensation program serves a fundamental role in motivating our employees to deliver sustained shareholder value by driving individual, line of business and firmwide results.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	86

In addition our equity program was designed to attract and retain top talent, foster a shared-success culture and be consistent with best practices, as set forth below:

▪	Strong share holding requirements – Operating Committee members are required to retain significant portions of net shares received from awards, which increases their share ownership over the long term

▪
Prudent evaluation of the use of SARs – Since 2014 the CMDC has eliminated the use of SARs from our broad based annual compensation program, resulting in less dilution to shareholders, however, the CMDC retains the discretion to award SARs in the future

▪	Multi-year vesting – Equity awards generally cannot vest any sooner than three years (ratably) from the grant date

▪
Anti-hedging/Anti-pledging policy – All employees are prohibited from hedging or pledging unvested RSUs, PSUs, unexercised options or SARs; and Operating Committee members and directors may not hedge or pledge any shares

▪	Award Limits – The 2018 Plan contains limits on the number of shares that may be granted to any individual employee

▪	Non-Management Director Pay Limits – The 2018 Plan contains limits on the number of shares that may be granted to any individual non-management director in a year

▪	No dividends paid on unearned performance share units – The terms of our 2018 Plan prohibit the payment of dividends on unearned PSUs

▪	No stock option/SAR reloads – Consistent with best practice, the 2018 Plan does not provide for the automatic reload of options or SARs

▪	No repricing on stock option/SAR – We expressly prohibit the repricing of both stock options and SARs

▪	No golden parachute agreements – We do not provide additional payments or equity acceleration as a result of a change-in-control

Our equity compensation program reinforces individual accountability

Our compensation program, including the 2018 Plan, is designed to hold executives accountable, when appropriate, for material actions or items that negatively impact business performance in current or future years. Remedial measures for holding individuals accountable may include:

1.	Reducing annual incentive compensation;

2.	Canceling unvested awards;

3.	Recovering previously paid compensation; and

4.	Taking appropriate employment actions (such as termination of employment, demotion, etc.)
For additional information about our control forums and how they promote accountability, please see “Risk, Controls and Conduct Review Process” and “Holding Individuals Accountable” on page [xx] of this proxy statement.

Clawback and recovery provisions

We maintain clawback/recoupment provisions on both cash incentives and equity awards, which enable us to reduce or cancel unvested awards and recover previously paid compensation in certain situations. While equity incentive awards are intended and expected to vest according to their terms, strong recovery provisions permit recapture of incentive compensation awards in appropriate circumstances.
The following table provides a summary of the extensive clawback provisions that apply to all employees, including our Operating Committee members.

RIGOROUS CLAWBACK PROVISIONS
Risk Event	Vested	Unvested
Restatement	✓	✓
Misconduct	✓	✓
Risk-related[1]	✓	✓
Protection based[1]		✓

[1]	Certain risk-related and protection based clawback provisions apply only to Operating Committee members and Designated Employees. See page xx of this proxy statement for more details on clawbacks.

87	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Key data about our grant practices

We have historically demonstrated prudence in our use of shares for equity compensation, and have steadily reduced both our annual share usage (“burn rate”) and potential dilution levels under the Long Term Incentive Plan in recent years. Furthermore, the Firm has demonstrated the value to shareholders of a disciplined compensation approach with one of the lowest compensation expense ratios amongst our Financial Services Peers. For a description of our Financial Services Peer Group please see “Evaluating Market Practices” on page [xx] of this proxy statement.
Historical Burn Rate1

Historical Total Potential Dilution2
1 Burn Rate reflects the number of shares (including RSUs and SARs) granted to employees and directors in a calendar year divided by the weighted weighted average diluted shares outstanding
2 Total Potential Dilution reflects the number of employee and director shares outstanding (including RSUs and SARs) plus the shares remaining in the 2015 Plan pool divided by the number of common shares outstanding at year end

Historical Compensation Expense Ratio1
1 Compensation Expense Ratio reflects Compensation & Benefits expenses divided by total net revenue for each company. Source: Annual reports.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	88

Additional Information
The exhibit below provides additional information regarding the number of RSUs, PSUs, and Options/SARs outstanding, as well as the number of shares available for grant under the 2015 LTIP, as of February 28, 2018.

Number of RSUs and PSUs Outstanding	Options/SARs			Shares remaining in Plan[1]	Common Shares Outstanding
	Number of Awards Outstanding	Weighted-average exercise price	Weighted-average remaining contractual life (in years)
60,212,853	15,006,980	$40.56	3.26	61,019,750	3,418,167,881

[1]	Represents shares available for future issuance under the shareholder-approved 2015 Plan.
The closing price of our common stock on [__________________, 2018], on the New York Stock Exchange was $______].

New 2018 Plan Awards
Awards granted under the 2018 Plan will be determined in the CMDC’s discretion. As of the date of this proxy statement, the CMDC has not determined future awards or who might receive them. As a result, the benefits that will be awarded or paid under the 2018 Plan are not currently determinable.
The awards granted for the 2017 year would not have changed if the 2018 Plan had been in place and are set forth in the following table.

Name and Position	Number of Units[1]	Dollar Value
James Dimon, Chairman and CEO	204,900	$23,000,000
Marianne Lake, Chief Financial Officer	68,152	$7,650,000
Mary Callahan Erdoes, CEO AM	100,224	$11,250,000
Daniel Pinto, CEO CIB	128,756	$12,761,372
Gordon Smith, CEO CCB	102,896	$11,550,000
Current executive officers as a group	824,868	$90,899,195
Current non-management directors as a group[2]	24,499	$2,750,000
Employees other than current executive officers as a group	17,177,238	$1,909,940,193

[1]
For participants other than non-management directors, includes RSUs and PSUs granted in 2018 for 2017 performance. For the purposes of determining the number of RSUs and PSUs granted to Mr. Pinto, the Firm established a grant date fair value per unit that takes into account that these awards do not carry the right to dividends or dividend equivalents prior to vesting, in accordance with local regulations.

[2]	Non-management directors were each awarded $250,000 in deferred stock units.

89	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

AUDIT MATTERS

Proposal 5:
Ratification of independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2018.

✓	RECOMMENDATION: Vote FOR ratification of PwC

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	90

Executive Summary
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Firm’s independent registered public accounting firm. It is also responsible for assisting the Board in its oversight of the Firm’s Internal Audit function and of management’s responsibilities to ensure that there is an effective system of controls in place reasonably designed to safeguard the assets and income of the Firm, assure the integrity of the Firm’s financial statements and maintain compliance with the Firm’s ethical standards and with laws and regulations. The Report of the Audit Committee on these matters can be found at page xx.
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2018. A resolution will be presented to our shareholders at the annual meeting requesting them to ratify PwC’s appointment. For more information on this resolution, see page xx. If the shareholders do not ratify the appointment of PwC, the Audit Committee will consider the appointment of another independent registered public accounting firm.

91	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Proposal 5 — Ratification of independent registered public accounting firm

Engagement of independent registered public accounting firm

The Audit Committee is directly responsible for the appointment, compensation, retention, and overview of the Firm’s independent registered public accounting firm.
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2018.
The Audit Committee annually reviews PwC’s qualifications, performance and independence in connection with its determination as to whether to retain PwC. In conducting its review, the Audit Committee considers, among other factors:

▪	the professional qualifications of PwC and that of the key members of the audit team

▪	PwC’s performance on the Firm’s audit, including its professional skepticism and objectivity

▪	the audit quality of PwC, including recent PCAOB reports, peer self-reviews, and legal risks and significant proceedings affecting PwC

▪	the independence of PwC
For more information on the factors reviewed by the Audit Committee, see the Audit Committee Report on page xx.
The Audit Committee also considers PwC’s tenure as the Firm’s independent auditor. In that regard, the members of the Audit Committee and the Board believe that continued retention of PwC as the Firm’s independent external auditor is in the best interests of JPMorgan Chase and its shareholders. PwC and its predecessors have acted as our independent registered public accounting firm since 1965. The Board believes there are significant benefits to having an auditor with extensive history with the Firm. These benefits include:

▪	the high quality of their audit work and accounting advice, as a result of their institutional knowledge of our businesses, global operations, key risks, accounting policies, financial systems and internal control framework

▪	their audit efficiency and effectiveness, resulting in a lower fee structure due to their history and familiarity with our businesses, and

▪	the time and expense that would be avoided by management and staff in order to onboard a new auditor
A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

Board oversight of PwC

The Audit Committee is responsible for oversight of the independent public accounting firm.
The Audit Committee held seven private sessions with PwC during 2017.
The Audit Committee assesses PwC’s independence throughout the year. This includes reviewing with PwC its practices for maintaining independence. The Audit Committee has also established policies and procedures for approving services provided by PwC. It is JPMorgan Chase’s policy not to use PwC for any other service other than audit, audit-related and tax services. For more information see Audit Committee Approval Policies and Procedures on page xx.
In addition, no member of PwC’s audit team may be hired by the Firm for a period of one year after such person transferred from the Firm’s audit engagement to another role at PwC, or has terminated employment with PwC. Further, no former PwC employee who was a manager or partner may be hired by the Firm as the CFO, Principal Accounting Officer, Controller, General Auditor, Treasurer, Head of Tax, or CFO of a line of business for a period of two years following their termination of employment with PwC.
In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years of service an

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	92

individual partner may provide audit services to our Firm. The lead audit partner and quality review partner may provide services to our Firm for a maximum of five consecutive years. The current lead audit partner is expected to serve in this capacity through the end of the 2020 audit. The Audit Committee was directly involved in the selection of the lead audit partner.

Fees paid to PricewaterhouseCoopers LLP

The Audit Committee is responsible for the audit fee negotiations associated with the Firm’s retention of PwC.
Aggregate fees for professional services rendered by PwC for JPMorgan Chase for the years ended December 31, 2017 and 2016, were:

Year ended December 31, ($ in millions)	2017	2016
Audit	$67.4	$64.0
Audit-related	29.0	25.3
Tax	3.0	3.0
All other	—	—
Total	$99.4	$92.3
Excluded from amounts reported in the table above are audit, audit-related and tax fees paid to PwC by funds (e.g., private equity, mutual and exchange-traded funds and commingled trust funds), and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm.
Audit fees
For the years ended December 31, 2017 and 2016, fees for the annual audit and quarterly reviews of the Consolidated Financial Statements and for the annual audit of the Firm’s internal control over financial reporting were $45.9 million and $42.0 million, respectively. Fees for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and consents related to SEC filings and other similar filings with non-U.S. authorities were $21.5 million and $22.0 million, respectively.
Audit-related fees
Audit-related fees comprise assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include attestation and agreed-upon procedures which address accounting, reporting and control matters, as well as reviews related to acquisitions and divestitures, investment and lending processes and information systems. These services are normally provided in connection with the recurring audit engagement.
Tax fees
Fees for the years ended December 31, 2017 and 2016 for tax compliance and tax return preparation services were $2.0 million and $2.7 million, respectively. Fees for other tax services were $1.0 million and $0.3 million, respectively.

Audit Committee Approval Policies and Procedures

All services performed by PwC in 2017 and 2016 were approved by the Audit Committee. The Audit Committee has adopted pre-approval procedures for services provided by PwC. These procedures require that the terms and fees for the annual audit service engagement be approved by the Audit Committee. For audit, audit-related and tax services, the Audit Committee annually reviews and pre-approves a list of specified services and the costs estimated to be incurred with respect to the provision of such services. All requests for PwC audit, audit-related and tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval. All requests for audit, audit-related and tax services that have not been pre-approved by the Audit Committee and all fee amounts in excess of the pre-approved estimated cost amounts must be specifically approved by the Audit Committee. In addition, all requests for audit, audit-related and tax services in excess of $250,000, irrespective of whether they are on the pre-approved list, require specific approval by the Chairman of the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception under which the requirement for pre-approval may be waived.

93	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Audit Committee report
Four non-management directors comprise the Audit Committee of the Board of Directors of JPMorgan Chase. The Board has determined that each member of our committee has no material relationship with the Firm under the Board’s director independence standards and that each is independent under the listing standards of the New York Stock Exchange (“NYSE”), where the Firm’s securities are listed, and under the U.S. Securities and Exchange Commission’s (“SEC”) standards relating to the independence of audit committees. The Board has also determined that each member is financially literate and is an audit committee financial expert as defined by the SEC.
Charter
The Audit Committee operates under a written charter adopted by the Board, which is available on our website at jpmorganchase.com/audit-charter, under the heading “Audit Committee” located under Board Committees, which is in the Governance section of the About Us tab. We annually review our charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the NYSE and the provisions of the Sarbanes-Oxley Act of 2002. The purpose of the Audit Committee is to assist the Board in its oversight of:

▪	the independent registered public accounting firm’s qualifications and independence,

▪	the performance of the internal audit function and the independent registered public accounting firm, and

▪
management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm; assure the integrity of the Firm’s financial statements; and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations.

Audit communications and fees
We discussed with PwC the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, including PwC’s overall audit scope and audit approach as set forth in the terms of their engagement letter; PwC’s overall audit strategy for significant audit risks identified by them; and the nature and extent of the specialized skills necessary to perform the planned audit. We have established procedures to receive and track the handling of issues regarding accounting and reporting, internal control and auditing matters. In addition, we monitor the audit, audit-related and tax services provided by PwC.
Details of the fees paid to PwC for its services, as well as the Audit Committee’s “pre-approval policy” for such fees, can be found on pages xx of this proxy statement.
Assessment of PwC
The Audit Committee annually reviews PwC’s qualifications, performance and independence in connection with its determination as to whether to retain PwC. In conducting our review we considered, among other things:

▪	the professional qualifications of PwC, and that of the lead audit partner, quality review partner and other key engagement partners;

▪	PwC’s historical and current performance on the Firm’s audit, including the extent and quality of PwC’s communications with the Audit Committee and the Firm’s management;

▪	an analysis of PwC’s known legal risks and significant proceedings that may impair PwC’s ability to perform the Firm’s annual audit;

▪	data relating to audit quality and performance, including recent PCAOB reports on PwC and its global network of firms, and the results of peer review and self-review examinations;

▪	the appropriateness of PwC’s fees, both on an absolute basis and as compared with fees paid by certain peer banking firms;

▪	PwC’s independence policies and its processes for maintaining its independence;

▪
PwC’s tenure as the Firm’s independent auditor, and the depth of its institutional knowledge and understanding of the Firm’s global businesses, operations and systems, the financial services industry, including the global regulatory environment, U.S. and international accounting

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	94

standards, the potential effect on the financial statements of the major risks and exposures facing the Firm, and internal control over financial reporting;

▪
PwC’s demonstrated professional skepticism and objectivity, including the fresh perspectives brought through the periodic required rotation of the lead audit partner, the quality review partner and other additional partners who play a significant role in the audit engagement;

▪
PwC’s capability, expertise and the efficiency in which it handles the breadth and complexity of the Firm’s global operations, including the expertise and capability of PwC’s lead audit partner for the Firm; and

▪	the advisability and potential impact of selecting a different independent public accounting firm, including the costs and inefficiencies associated with hiring a new independent auditor.
PwC provided us the written disclosures and the letter required by PCAOB’s Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and we discussed and confirmed with PwC their independence.
As a result of this evaluation, we believe PwC has the capability to provide the necessary expertise, independence and professional skepticism to audit the Firm’s businesses on a global basis, and we approved the appointment of PwC as JPMorgan Chase’s independent registered public accounting firm for 2018, subject to shareholder ratification.
Management is responsible for the Firm’s internal control over financial reporting, the financial reporting process and JPMorgan Chase’s Consolidated Financial Statements. PwC is responsible for performing an independent audit of JPMorgan Chase’s Consolidated Financial Statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the PCAOB. The Firm’s Internal Audit function, under the direction of the General Auditor, is independent of the Firm’s businesses and the Independent Risk Management function. Internal Audit reports directly to the Audit Committee (and administratively to the Firm’s CEO) and is responsible for preparing an annual audit plan and conducting internal audits intended to independently test and evaluate the Firm’s governance, risk management, and internal controls. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing; as noted above, the Audit Committee’s responsibility is to monitor and oversee these processes.
We regularly meet and hold discussions with the Firm’s management, internal auditors and with PwC, as well as hold private sessions with the General Auditor and with PwC without members of management present.
Management represented to us that JPMorgan Chase’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We reviewed and discussed JPMorgan Chase’s Consolidated Financial Statements with management, the General Auditor and PwC. We also discussed with PwC the quality of the Firm’s significant accounting principles, the reasonableness of critical accounting estimates and judgments, and the disclosures in JPMorgan Chase’s Consolidated Financial Statements, including disclosures relating to significant accounting policies. We relied, without independent verification, on the information provided to us and on the representations made by management, internal auditors and the independent auditor. Based on our review of the reports given to us by PwC and on our discussions with the Firm’s management, internal auditors and PwC, as well as their respective representations to us, we recommended to the Board, and the Board approved, inclusion of the audited Consolidated Financial Statements in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.
Dated as of March 19, 2018
Audit Committee
James A. Bell (Chair)
Crandall C. Bowles
Timothy P. Flynn
Laban P. Jackson, Jr.

95	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Shareholder proposals1

1 The names, addresses and beneficial holdings of the proponents and any co-sponsors to a proposal are available to shareholders upon request by writing to the Secretary at the address listed on page xx of this proxy statement.

PROPOSAL 6:
Independent Board chairman	97

PROPOSAL 7:
Vesting for government service	100

✗	RECOMMENDATION: Vote AGAINST shareholder proposals, if presented

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	96

Proposal 6 — Independent Board chairman
John Chevedden, the holder of shares of our common stock with a market value in excess of $2,000, has advised us that he intends to introduce the following resolution:
Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement.
If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.
It was reported that 53% of the Standard & Poors 1,500 firms separate these 2 positions (2015 report): Chairman and CEO. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.
Under the current JP Morgan structure James Dimon, with the dual role of CEO and Chairman since 2006, received our highest negative votes in 2017. JPM also seemed to have a weak Lead Director. Lead Director Lee Raymond was age 78 and had 16-years long tenure. Long-tenure can impair the independence of a Lead Director no matter how well qualified.
JP Morgan deserves best practices in corporate governance. A keystone of this is an independent chairman.

The 2008 financial crisis underscored potentially significant weaknesses in the practices of large, inter-connected financial institutions such as JP Morgan. As the financial crisis unfolded in 2008, JP Morgan stock fell from $49 in October 2008 to $15 in March 2009.
This crisis revealed that bank management was sorely lacking. It’s risk-taking proved especially lethal with the ability of banks to use abundant, low-cost, federally insured deposits for derivatives speculation. JP Morgan may be “too big to manage” effectively so as to contain risks that can spread across JP Morgan’s business segments. JP Morgan’s London Whale episode led to losses of more than $6 billion and sent the stock price down more than 20%.
Further, shareholders paid more than $20 billion in fines because bank managers failed to prevent misconduct related to Bernie Madoff’s Ponzi scheme, mortgage securities sales, energy market manipulation, military lending, foreclosures, municipal securities, collateralized debt obligations, mortgage servicing and foreign exchange rigging.
A Goldman Sachs analysis showed that JP Morgan would be worth more if broken up. But a chair who is also the CEO, and therein the chief architect of decisions about size, cannot independently assess this decision.
Please vote to reduce shareholder risk:
Independent Board Chairman — Proposal 6

97	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

BOARD RESPONSE TO PROPOSAL 6

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

▪
The Board has a fiduciary duty to act in the best interests of the shareholders and, in exercise of that duty, retains the flexibility to determine the leadership structure that will best serve those interests.

▪ The Board annually reviews and evaluates it leadership structure. For 2017, the Board determined to maintain a combined role of Chairman and CEO.
▪
Our Corporate Governance Principles provide for strong independent Board oversight and when there is a combined Chairman and CEO, require a Lead Independent Director who has significant authority and responsibility.

▪ The Board has separated and combined the roles in the past and believes it should retain the right to make the right determination for the Firm in the future.
▪
The Board regularly seeks and considers feedback from shareholders on this issue.  Engagement and past voting results have consistently indicated support for the Board’s current approach to leadership.

The Board believes its responsibilities to our shareholders are best fulfilled by its retaining the flexibility to determine the right leadership structure for any particular set of circumstances and personnel. No single leadership model is universally or permanently appropriate in all circumstances, and the adoption of a policy requiring whenever possible that the Chairman of the Board be an independent director could limit the Board’s ability to choose the best structure or person best suited at a particular time. The proposed policy would inhibit the Board’s ability to utilize its experience, knowledge, and judgement, together with ongoing feedback from our shareholders, to make the most well informed decisions regarding its leadership structure over time.

The Firm’s Corporate Governance Principles require that the Board annually, and in connection with succession planning and the selection of a new CEO, review and determine whether the Chair and CEO positions should be held by the same individual. If, following its review, the Board concluded that an independent Chairman is in the best interests of our shareholders, the Board would appoint one. The Board has separated the Chair and CEO positions in the past and would do so in the future if it believes that doing so would be in the best interests of our shareholders.
When the Chair and CEO positions are held by one person, our Corporate Governance Principles require the independent directors to appoint an independent director to serve as Lead Independent Director. The Lead Independent Director has significant authority and responsibilities with respect to the operation and functioning of the Board that serve to protect shareholder interests (see page xx for details). In addition, the Firm’s governance practices provide for strong independent Board leadership and robust independent oversight of management. These include executive sessions of independent directors, all committees of the Board being comprised of independent directors, regular formal and informal discussions among the independent Board members and between the independent Board members and senior management (other than the CEO), and the Board and committee self-evaluation processes.
Early in 2018, the Board reviewed its leadership structure and determined that, at the present time, Mr. Dimon’s combined role as Chairman and CEO provides the Board with strong leadership. Together with Mr. Raymond as Lead Independent Director, the Board provides appropriate leadership and oversight of the Firm for the benefit of our shareholders.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	98

The Board regularly receives feedback on our leadership structure through direct engagement with our shareholders as part of the Firm’s outreach program. Many of our shareholders have expressed the opinion that the Board’s fiduciary responsibility is best fulfilled by retaining the flexibility to choose the most effective leadership structure for the particular set of facts facing the Firm at any point in time, and a majority of our shareholders has repeatedly voted against proposals that would mandate the Firm’s leadership structure and eliminate Board discretion.
These statistics support the Board’s strongly held view that a Board can conclude it is in the best interest of shareholders to maintain flexibility. The Board has concluded that it should retain the responsibility to determine the Board leadership structure that will best serve the interests of the Firm and its shareholders.

✗	The Board of Directors recommends a vote AGAINST this proposal.

99	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Proposal 7 — Vesting for government service
AFL-CIO Reserve Fund, the holder of 2,132 shares of our common stock, has advised us that it intends to introduce the following resolution:
RESOLVED: Shareholders of JPMorgan Chase & Co. (the “Company”) request that the Board of Directors adopt a policy prohibiting the vesting of equity-based awards for senior executives due to a voluntary resignation to enter government service (a “Government Service Golden Parachute”).
For purposes of this resolution, “equity-based awards” include stock options, restricted stock and other stock awards granted under an equity incentive plan. “Government service” includes employment with any U.S. federal, state or local government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any electoral campaign for public office.
This policy shall be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in existence on the date this proposal is adopted, and it shall apply only to equity awards or plan amendments that shareholders approve after the date of the 2018 annual meeting.
SUPPORTING STATEMENT:
Our Company provides its senior executives with vesting of equity-based awards after their voluntary resignation of employment to pursue a career in government service. In other words, our Company gives a “golden parachute” for entering government service. For example, Chief Operating Officer Matthew Zames was entitled to $39.9 million in unvested equity awards if he had resigned to enter government service on December 31, 2016.

At most companies, equity-based awards vest over a period of time to compensate executives for their labor during the commensurate period. If an executive voluntarily resigns before the vesting criteria are satisfied, unvested awards are usually forfeited. While government service is commendable, we question the practice of providing Government Service Golden Parachutes to senior executives.
The vesting of equity-based awards over a period of time is a powerful tool for companies to attract and retain talented employees. But contrary to this goal, our Company provides for the vesting of equity awards to executives if they voluntarily resign from the Company to enter into government service and have not yet met the Company’s “full-career eligibility” criteria for continued vesting of equity awards.
Last year in its opposition statement to this resolution, the Company stated that “While we do not want to lose these employees, we also believe that they should not be impeded from pursuing public service.” However, in our view, the vesting of equity awards that would otherwise be forfeited after a voluntary termination is a windfall payment, not a form of deferred compensation for previous service.
We believe that compensation plans should align the interests of senior executives with the long-term interests of the Company. We oppose compensation plans that provide windfalls to executives that are unrelated to their performance. For these reasons, we question how our Company benefits from providing Government Service Golden Parachutes. Surely our Company does not expect to receive favorable treatment from its former executives?

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	100

BOARD RESPONSE TO PROPOSAL 7

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Government Office distribution provisions:
▪
apply equally to all employees who receive equity awards. The provisions do not provide for an executive “perk,” do not provide any special benefit to senior executives of the Firm, and do not create a windfall to employees who enter government service;

▪
provide for continued vesting in accordance with the original vesting schedule only under limited circumstances, and are not a general waiver of the restrictions otherwise contained in such awards; and

▪ are intended to help the Firm attract and retain talented employees. They demonstrate the Firm’s support for public service.
Thousands of the Firm’s employees receive equity compensation awards that are intended to promote alignment with shareholders. The Government Office distribution provisions permit only certain employees who enter government service to keep deferred equity compensation already awarded to them. The provisions do not grant any additional reward for entering government service.
The Government Service distribution provisions apply only to employees who are not Full Career Eligible (i.e., not retirement eligible). All employees who are Full Career Eligible are entitled to continued vesting of their outstanding equity award following separation of service, without reliance on the Government Office distribution provisions (subject to restrictions, for example, on vesting if the employee leaves to work for a competitor). For employees who are not Full Career Eligible, there are restrictions in place on the vesting of their outstanding equity awards. The Government Office distribution provision, which is a narrow exception to these restrictions, permits continued vesting of the outstanding equity awards and provides for accelerated vesting only if the employee is required to divest unvested equity under the government ethics or conflicts of interest laws applicable to such employee’s government position.
The Government Office distribution provisions are intended to help maintain strong employee relations by designing our incentive compensation programs so as not to penalize those who may wish to enter government service after leaving the Firm. The provisions avoid a potential perception of unfairness because they provide for the equitable treatment of Full Career Eligible and non-Full Career Eligible employees who leave JPMorgan Chase to work in the public sector. We believe having these provisions in our compensation programs enables us to hire the best and brightest employees, which is clearly in the best interests of shareholders and the Firm.
Details of awards payable upon resignation of the Firm’s named executive officers are provided in Table VII of the Executive Compensation Tables (see page xx of this proxy statement). In addition, because our shareholders have indicated they would like more information about our Government Office provisions, we provide further information on page xx of this proxy statement under the heading Government Office provisions.

✗	The Board of Directors recommends a vote AGAINST this proposal.

101	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Information about the annual shareholder meeting
GENERAL
Why am I receiving these materials?
You are invited to attend JPMorgan Chase’s annual meeting of Shareholders and vote on the proposals described in this Proxy Statement because you were a JPMorgan Chase shareholder on March 16, 2018 (the “Record Date”). JPMorgan Chase is soliciting proxies for use at the Annual Meeting, including any postponements or adjournments.
Even if you plan on attending the annual meeting in person, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the annual meeting.
When and where is our annual meeting?
We will hold our annual meeting on Tuesday, May 15, 2018, at 10 a.m., local time at the JPMorgan Chase Dallas Corporate Center, 8181 Communications Parkway, Plano, Texas.
Will our annual meeting be webcast?
Our annual meeting will also be available through a live, audio-only webcast. Information about the webcast can be found on our website at www.jpmorganchase.com. Please go to our website before the meeting to download any necessary audio software. An audio broadcast of the meeting will also be available by phone at (866) 541-2724 in the U.S. and Canada or (706) 634-7246 for international participants.
What is included in our proxy materials?
Our proxy materials, which are available on our website at https://www.jpmorganchase.com/corporate/investor-relations/annual-report-proxy.htm, include:

▪	Our Notice of 2018 Annual Meeting of Shareholders;

▪	Our Proxy Statement; and

▪	Our 2017 Annual Report to Shareholders
If you received printed versions of these materials by mail (rather than through electronic delivery), the materials also included a proxy card or voting instruction form. For further information, see “Information about Paper and Electronic Delivery of Proxy Materials” below.

ATTENDING AND VOTING AT THE ANNUAL MEETING
Can I attend our annual meeting?
Shareholders as of the Record Date and/or their authorized representatives are permitted to attend our annual meeting in person by following the procedures in our proxy statement.
If you need an accommodation, or if you have any questions about accessing the physical location for the annual meeting, please contact the Office of the Secretary by sending an email to corporate.secretary@jpmchase.com or calling (212) 270-6000 by May 1, 2018.
Who can vote at our annual meeting?
You can vote your shares of common stock at our annual meeting if you were a shareholder at the close of business on March 16, 2018, the Record Date for our annual meeting.
At the close of business on the Record Date, there were 3,410,410,894 shares of common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our annual meeting.
There are different proof of ownership requirements to attend the meeting, and different instructions to vote your shares, depending on whether you are a “shareholder of record” or a “beneficial owner” of our common shares.
What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?
Shareholder of Record: If your shares of JPMorgan Chase common stock are registered directly in your name with our transfer agent, ComputerShare, you are considered a “shareholder of record” of those shares.
Beneficial Owner of Shares Held in Street Name: If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials, as well as a voting instruction form, from the organization holding your shares and, as a beneficial owner, you have the right to direct the organization as

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	102

to how to vote them. Most individual shareholders are beneficial owners of shares held in street name.
What do I need to bring to attend the annual meeting?
Photo Identification. Anyone wishing to gain admission to our annual meeting must provide a valid form of government-issued photo identification, such as a driver’s license or passport.
Proof of Ownership.

▪
Shareholders of Record: Please bring the top half of the proxy card or your notice of internet availability of proxy materials as proof of ownership. No additional document regarding proof of ownership is required.

▪	Beneficial Owner of Shares Held in Street Name: You must bring a brokerage statement, voting instruction form or legal proxy from the organization that holds your shares as proof of your ownership of shares as of the close of business on March 16, 2018. A voting instruction form or legal proxy is a written document that authorizes you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining the voting instruction form or legal proxy.
Additional documentation for an Authorized Representative.
Any representative of a shareholder must also present satisfactory documentation evidencing his or her authority with respect to the shares.
We reserve the right to limit the number of representatives for any shareholder who may attend the meeting.
How do I vote?
To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	IF YOU ARE A SHAREHOLDER OF RECORD	IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME
In Person at our annual meeting	Request a ballot from an usher at our meeting; complete and submit it.
You will need to bring with you a valid voting instruction form or legal proxy from the organization that holds your shares. See above for information about obtaining one. You also need to request a ballot from the usher at the meeting. In order for your vote to be counted, you must hand both the completed ballot and either your legal proxy or voting instruction form to an usher.

Online (24 hours a day) - Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date.	Go to www.proxy.vote.com and follow the instructions	Go to www.proxy.vote.com and follow the instructions.
By Telephone (24 hours a day) - Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date.	1-800-690-6903	1-800-454-8683 The availability of voting by telephone may depend on the voting process of the organization that holds your shares.
By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided.	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available.

103	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Can I change my vote after I have voted?
You can revoke your proxy and change your vote at any time before the closing of the polls at our annual meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.
You can revoke your vote:

▪
In Person. You may revoke your proxy and change your vote by attending the annual meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you properly vote at the annual meeting.

▪
In Writing. You may also specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the annual meeting to the Office of the Secretary at: JPMorgan Chase & Co., 270 Park Avenue New York, NY 10017.

▪	Online. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the annual meeting will be counted.

▪	Telephone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the annual meeting will be counted.

▪
Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received prior to the annual meeting will be counted.

How are shares voted?
All shares represented by valid ballots or valid proxies received prior to the taking of the vote at the annual meeting will be voted. If you do not vote in person at the annual meeting, the persons named as proxies on the proxy card, will vote your shares as you have instructed.
How will my shares be voted if I do not give specific voting instructions?
Shareholder of Record: If you are a shareholder of record and do not return a proxy card, or if you sign, date and return a proxy card but do not give specific voting instructions, then the persons named as proxies on the proxy card will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement. In addition, the proxies may determine in their discretion how to vote your shares regarding any other matters properly presented for a vote at our annual meeting.
Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our annual meeting, if this occurs, the persons named as proxies on the proxy card will vote your shares in favor of such other person or persons as may be recommended by our Governance Committee and designated by the Board.
Beneficial Owner of Shares Held in Street Name: If you are a beneficial owner of shares held in street name and the organization holding your shares does not receive specific voting instructions from you, how your shares may be voted will depend on whether the proposal is considered “routine” or “non-routine,” as described below.
Which proposals are considered “routine” or “non-routine”?
The ratification of the appointment of the independent registered public accounting firm is considered to be a “routine” matter under NYSE rules. A bank, brokerage firm, broker-dealer or other similar organization may generally vote in their discretion on routine matters, if specific voting instructions are not received from a beneficial owner.
All other proposals are considered “non-routine” under NYSE rules and are therefore “non-discretionary” matters. This means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without instructions from you. If the organization that holds your shares does not receive instructions from you on how to vote on one of these non-routine matters, it will so inform the inspector of election. This is generally referred to as a “broker non-vote”.
Participants in the 401(k) Savings Plan: The trustee of the JPMorgan Chase 401(k) Savings Plan (Plan) will vote the shares held in the Common Stock Fund as of the Record Date. If you have an interest in the JPMorgan Chase Common Stock Fund through the Plan, your vote will provide voting instructions to the trustee. If no voting instructions are given, the trustee will vote uninstructed shares in the same proportion as voted shares.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	104

What is the voting requirement to approve each of the proposals?
Quorum Requirement: Before any business can be transacted at our annual meeting, a quorum must be present. Holders of a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum. Abstentions and broker non-votes are treated as present for quorum purposes.
Requirements for each proposal: What is the voting requirement for each proposal?

Proposal	Voting Options	Vote Requirement	Effect of Abstentions [1]	Effect of Broker Non-Votes [2]
Corporate Governance:
- Election of Director [3]	FOR, AGAINST or ABSTAIN (for each director nominee)	Majority of the votes cast For or Against (for each director nominee)	No effect - not counted as a vote cast	No effect - broker non-votes are not permitted
- Ratification of special meeting provisions in the Firm’s By-Laws	FOR, AGAINST or ABSTAIN	Majority of the shares present or represented by proxy	Counts as a vote AGAINST	No effect - broker non-votes are not permitted
Executive Compensation:
- Advisory Vote on Compensation[4]	FOR, AGAINST or ABSTAIN	Majority of the shares present or represented by proxy	Counts as a vote AGAINST	No effect - broker non-votes are not permitted
- Approval of amended and restated Long- Term Incentive Plan	FOR, AGAINST or ABSTAIN	Majority of the shares present or represented by proxy	Counts as a vote AGAINST	No effect - broker non-votes are not permitted
Audit Matters:
Ratification of Auditor	FOR, AGAINST or ABSTAIN	Majority of the shares present or represented by proxy	Counts as a vote AGAINST	N/A - the organization that holds shares of beneficial owners may vote in their discretion
Shareholder Proposals (voting requirements for each proposal are the same)	FOR, AGAINST or ABSTAIN	Majority of the shares present or represented by proxy	Counts as a vote AGAINST	No effect - broker non-votes are not permitted

[1]
For election of Directors, abstentions have no effect because the required vote is determined as follows: votes FOR divided by the sum of votes FOR plus votes AGAINST. For all other proposals (management and shareholder), abstentions are counted as a vote AGAINST the proposal because the required vote is determined as follows: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

[2]
For all proposals (management and shareholder) other than ratification of the independent auditor, broker non-votes have no effect because they are not considered shares entitled to vote on the proposal.

[3]
If, in a non-contested election of directors, an incumbent nominee for director is not re-elected by a majority of votes cast, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Corporate Governance & Nominating Committee, will decide whether to accept the resignation at its next regular meeting. Unless the Board decides to reject the offer or to postpone the effective date, the resignation shall become effective 45 days after the date of the election.

[4]	The result of the advisory vote on compensation is not binding on the Board, whether or not the resolution is passed under the standard described above.

105	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. JPMorgan Chase will not disclose the proxy instructions or ballots of individual shareholders except to those recording the vote, or as may be required in accordance with appropriate legal process, or as authorized by the shareholder.
Could other matters be decided at the 2018 annual meeting?
We do not know of any matters that will be considered at the annual meeting other than those described above. If a stockholder proposal that was properly excluded from this proxy statement or is otherwise not properly presented at the meeting is nevertheless brought before the meeting, the Chairman will declare such a proposal out of order, and it will be disregarded. If any other matters arise at the annual meeting that are properly presented at the meeting, the proxies will be voted at the discretion of the proxy holders.
What happens if the meeting is postponed or adjourned?
Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
Who counts the votes cast at our annual meeting?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at our annual Meeting, and American Election Services, LLC will act as the independent inspector of election.
Where can I find the voting results of our annual meeting?
We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported on a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission and be available on our website.
Who is paying the costs of this proxy solicitation?
JPMorgan Chase is paying the costs of the solicitation of proxies. JPMorgan Chase has retained MacKenzie Partners, Inc. to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares. We have agreed to pay MacKenzie Partners a fee of approximately $50,000 plus reimbursement of certain out-of-pocket expenses.
JPMorgan Chase must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners certain fees associated with:

▪	Forwarding the Notice of Internet Availability to beneficial owners;

▪	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

▪	Obtaining beneficial owners’ voting instructions.
In addition to solicitations by mail, the persons who will be serving as the proxies and JPMorgan Chase’s directors, officers and employees may solicit, without additional compensation, proxies on JPMorgan Chase’s behalf in person, by phone, or by electronic communication.
How do I inspect the list of shareholders of record?
A list of shareholders of record as of March 16, 2018 will be available for inspection during ordinary business hours at our headquarters at 270 Park Avenue, New York, NY 10017, from May 5, 2018, to May 14, 2018, as well as at our annual meeting.
INFORMATION ABOUT PAPER AND ELECTRONIC DELIVERY OF PROXY MATERIALS
JPMorgan Chase uses the Securities and Exchange Commission rule, commonly known as “Notice and Access”, that permits companies to furnish proxy materials to our shareholders over the Internet. This process enables us to expedite delivery of materials to our shareholders, reduces the costs to us of printing and mailing paper proxy materials, and reduces the environmental impact of our annual meeting.
In accordance with the Notice and Access rules, on or about April 4, 2018, we sent those current shareholders of record on March 16, 2018, the Record Date for the annual meeting, a “Notice of Internet Availability of Proxy Materials” (the “Notice”). The Notice contains instructions on how to access our proxy statement and annual report online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail.
If you received a Notice, and would like to receive copies of our proxy materials in print by mail, or

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	106

electronically by email, please follow the instructions in the Notice.
Shareholders who do not receive the Notice will receive either by mail a paper, or by email an electronic, copy of our proxy statement and 2017 Annual Report to Shareholders, which will be sent on or about April 4, 2018.
How can I obtain an additional proxy card?
Shareholders of record can contact the Office of the Secretary by sending an email to corporate.secretary@jpmchase.com or calling (212) 270-6000.
If you hold your shares of common stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or similar organization through which you hold your shares.
How do I sign up for electronic delivery of proxy materials?
This proxy statement and our 2017 Annual Report to Shareholders are available on our website at: www.jpmorganchase.com. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at https://enroll.icsdelivery.com/jpm.
Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
JPMorgan Chase has adopted a procedure called “householding”. Under this procedure, JPMorgan Chase may deliver a single copy of the Notice of Internet Availability, and if you requested printed versions by mail, the proxy statement and annual report, to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings, and reduces our printing and mailing costs.

If your household received a single set of proxy materials, but you prefer to receive a separate copy of the proxy statement, 2017 Annual Report or Notice of Internet Availability, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York NY 10017, or by sending an e-mail to the Office of the Secretary at corporate.secretary@jpmchase.com or by calling us at 212-270-6000.
Alternatively, if you are receiving more than one copy of the proxy materials at a single address and would like to participate in “householding”, please contact Broadridge Financial Services at 1-866-540-7095. If you are a beneficial owner who holds shares in street name, contact your bank, brokerage firm, broker-dealer or similar organization to request information about householding.
You may change your householding preferences at any time, by contacting Broadridge Financial Services at 1-866-540-7095 or by sending a written request to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by contacting the bank, brokerage firm, broker-dealer or similar organization through which you hold your shares.
OTHER
How do I obtain more information about JPMorgan Chase?
The Corporate Governance Principles, Code of Conduct, Code of Ethics for Finance Professionals, How We Do Business - The Principles, How We Do Business - The Report, the JPMorgan Chase & Co. Political Activities Statement, and the the Firm’s Environmental, Social and Governance Report, as well as the Firm’s By-Laws and charters of our principal standing Board committees, are posted on our website at jpmorganchase.com/governance. These documents will also be made available to any shareholder who requests them by writing to the Secretary at the address or e-mail address provided on the following page.
Information that the Firm is required to disclose under Disclosure & Transparency Rule 7.2 (Corporate Governance Statements) of the UK Financial Conduct Authority may be found in this Proxy Statement under the headings “Election of Directors - Director nomination process,” “Corporate governance” and “Audit Committee report.”

107	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Shareholder proposals and nominations for the 2019 annual meeting
How do I submit a proposal for inclusion at the 2019 Annual Meeting of Shareholders?
Shareholders who wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2019 Annual Meeting of Shareholders must submit such proposals to the Secretary of JPMorgan Chase no later than December 5, 2018. Such proposals must comply with all requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission.
How can I submit nominees for inclusion in the proxy materials for the 2019 Annual Meeting?
The Firm’s By-Laws provide for a right of proxy access. This By-Law enables shareholders, under specified conditions, to include their nominees for election as directors in the Firm’s proxy statement. Under By-Law Section 1.10, a shareholder (or group of up to 20 shareholders) who has continuously owned at least 3% of the Firm’s outstanding shares for at least three consecutive years may nominate up to 20% of the Board (but in any event at least two directors) and have such nominee(s) included in the Firm’s proxy statement, if the shareholder(s) and the nominee(s) satisfy the applicable requirements set forth in the Firm’s By-Laws.
Shareholders seeking to have one or more nominees included in the Firm’s 2019 proxy statement must deliver the notice required by the Firm’s By-Laws, to the Secretary of JPMorgan Chase not later than December 5, 2018, and not earlier than November 5, 2018.
How can I submit proposals (including nominations for election of director) at our 2019 Annual Meeting of Shareholders, that are not to be included in the proxy materials?
Our By-Laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but that are not included in JPMorgan Chase’s proxy statement for that meeting.

Under our By-Laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder who is entitled to vote and who has delivered a notice to the Secretary of JPMorgan Chase not later that the close of business on February 14, 2019, and not earlier than January 15, 2019 and who complies with the other applicable requirements set forth in the Firm’s By-Laws. The notice must contain the information required by the By-Laws.
These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a nominee or proposal included in the proxy statement.
A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the advance-notice By-Law provisions described above, subject to applicable rules of the SEC.
How can I obtain a copy of JPMorgan Chase’s By-Laws?
Copies of our By-Laws are available on our website at: jpmorganchase.com/governance or may be obtained from the Secretary.
Where should a shareholder send his or her proposals?
Shareholder proposals (including nominees for director pursuant to the Firms’ proxy access By-Laws) should be mailed to the Secretary at JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, NY 10017; a copy may be e-mailed to the Office of the Secretary at corporate.secretary@jpmorganchase.com.
Molly Carpenter
Secretary

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	108

Notes on non-GAAP financial measures

1.
In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the reportable business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These non-GAAP financial measures allow management to assess the comparability of revenue year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 52 of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Form 10-K”).

2.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights (“MSRs”)), net of related deferred tax liabilities. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity. The following tables provide reconciliations and calculations of these measures for the periods presented.

109	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Non-GAAP reconciliations

		Average
		Year ended December 31,
(in millions, except per share and ratio data)	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Common stockholders’ equity	$129,116	$145,903	$161,520	$173,266	$184,352	$196,409	$207,400	$215,690	$224,631	$230,530
Less: Goodwill	46,068	48,254	48,618	48,632	48,176	48,102	48,029	47,445	47,310	47,317
Less: Certain identifiable intangible assets	5,779	5,095	4,178	3,632	2,833	1,950	1,378	1,092	922	832
Add: Deferred tax liabilities(a)	2,369	2,547	2,587	2,635	2,754	2,885	2,950	2,964	3,212	3,116
Tangible common equity	$79,638	$95,101	$111,311	$123,637	$136,097	$149,242	$160,943	$170,117	$179,611	$185,317

Net income applicable to common equity	$4,931	$9,289	$16,728	$18,327	$20,606	$17,081	$20,620	$22,927	$23,086	$22,778
Return on common equity(b)	4%	6%	10%	11%	11%	9%	10%	11%	10%	10%
Return on tangible common equity(c)	6	10	15	15	15	11	13	13	13	12

		Period-end
		December 31,
(in millions, except per share data)	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Common stockholders’ equity	$134,945	$157,213	$168,067	$175,514	$194,727	$199,699	$211,664	$221,505	$228,122	$229,625
Less: Goodwill	48,027	48,357	48,854	48,188	48,175	48,081	47,647	47,325	47,288	47,507
Less: Certain identifiable intangible assets	5,581	4,621	4,039	3,207	2,235	1,618	1,192	1,015	862	855
Add: Deferred tax liabilities(a)	2,717	2,538	2,586	2,729	2,803	2,953	2,853	3,148	3,230	2,204
Tangible common equity	$84,054	$106,773	$117,760	$126,848	$147,120	$152,953	$165,678	$176,313	$183,202	$183,467

Common shares	3,732.8	3,942.0	3,910.3	3,772.7	3,804.0	3,756.1	3,714.8	3,663.5	3,561.2	3,425.3
Book value per share(d)	$36.15	$39.88	$42.98	$46.52	$51.19	$53.17	$56.98	$60.46	$64.06	$67.04
Tangible book value per share(e)	22.52	27.09	30.12	33.62	38.68	40.72	44.60	48.13	51.44	53.56

(a)
Represents deferred tax liabilities related to tax-deductible goodwill and to identifiable intangibles created in nontaxable transactions, which are netted against goodwill and other intangibles when calculating TCE.

(b)	Represents net income applicable to common equity / average common stockholders’ equity.

(c)	Represents net income applicable to common equity / average tangible common equity.

(d)	Represents common stockholders’ equity at period-end / common shares at period-end.

(e)	Represents tangible common equity at period-end / common shares at period-end.

3.
On December 22, 2017, the Tax Cuts & Jobs Act (“TCJA”) was signed into law. The full-year 2017 results reflect the estimated impact of the enactment of the TCJA, which resulted in a $2.4 billion decrease in net income. The full year results also included a legal benefit of $406 million after-tax related to a settlement with the FDIC receivership for Washington Mutual and with Deutsche Bank as trustee to certain Washington Mutual trusts. Adjusted net income and adjusted earnings per share, which exclude the impact of these significant items are non-GAAP financial measures. Management believes these measures help investors understand the effect of these items on reported results.

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	110

Notes on key performance measures

1.	The common equity Tier 1 (“CET1”) ratio under the Basel III Fully Phased-In capital rules, to which the Firm will be subject commencing January 1, 2019, is considered a key regulatory capital measure. This measure is used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, see Capital Risk Management on pages 82–91 of the 2017 Form 10-K.

2.
Core loans represent loans considered central to the Firm’s ongoing businesses; and exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit. Core loans is a measure utilized by the Firm and its investors and analysts in assessing actual growth in the loan portfolio.

111	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Appendices

APPENDIX A
JPMorgan Chase By-Laws - Special Meeting Provision	112

APPENDIX B
JPMorgan Chase & Co. Amended and Restated Long-Term Incentive Plan	115

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	112

Appendix A

JPMORGAN CHASE & CO. BY-LAWS – SPECIAL MEETING PROVISIONS

Section 1.02 Special Meetings.

(a)
General. A special meeting of stockholders may be called at any time by the Board, the Chairman of the Board (herein called the “Chairman”), the Chief Executive Officer, the President or a Vice Chairman of the Board or otherwise as provided by the General Corporation Law of the State of Delaware (the “General Corporation Law”), the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or these By-laws. Any such special meeting shall be held on such date and at such time and place, if any, designated by the Board. Subject to subsection (b) of this Section 1.02, a special meeting of stockholders shall be called by the Board upon the written request or requests of stockholders who are stockholders of record of the Corporation at the time a request is delivered holding shares representing in the aggregate at least twenty percent (20%) of the outstanding shares of common stock of the Corporation which shares are determined to be “Net Long Shares” in accordance with Section 1.02(b)(1) (the “Requisite Percent”).

(b)	Stockholder Requested Special Meetings.

(1)
To be valid, the written request or requests for a special meeting of stockholders (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) must be signed and dated by stockholders (or their duly authorized agents) representing the Requisite Percent and delivered to the Secretary of the Corporation (the “Secretary”) and shall include: (i) a statement of the specific purpose or purposes of the special meeting and the matters proposed to be acted on at the special meeting, the text of any proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-laws of the Corporation, the text of the proposed amendment), the reasons for conducting such business at the special meeting, and any material interest in such business of the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made; (ii) as to the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made, the information required by clause (a)(3)(iii) of Section 1.09 of these By-laws to be set forth in a stockholder’s notice required by Section 1.09(a)(2) and (3) of these By-laws; (iii) such other information, if applicable, required to be set forth in a stockholder’s notice required by Section 1.09(a)(2) and (3) of these By-laws (including, but not limited to, such other information required to be set forth in connection with a stockholder’s director nomination); (iv) an acknowledgement by the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made that any reduction in the number of Net Long Shares with respect to which a Special Meeting Request relates following the delivery of such Special Meeting Request to the Secretary shall constitute a revocation of such Special Meeting Request to the extent of such reduction; and (v) documentary evidence that the stockholders requesting the special meeting own the Requisite Percent as of the date on which the Special Meeting Request(s) are delivered to the Secretary; provided, however, that if the stockholders are not the beneficial owners of the shares representing the Requisite Percent, then to be valid, the Special Meeting Request(s) must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request(s), such documentary evidence must be delivered to the Secretary within 10 days after the date on which the

113	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

Special Meeting Request(s) are delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request(s) are made beneficially own the Requisite Percent as of the date on which such Special Meeting Request(s) are delivered to the Secretary. For purposes of this Section 1.02 and for determining the Requisite Percent, Net Long Shares shall be limited to the number of shares beneficially owned, directly or indirectly, by any stockholder or beneficial owner that constitute such person’s net long position as defined in Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provided that for purposes of such definition the date the tender offer is first announced shall instead be the date for determining a stockholder’s or beneficial owner’s Net Long Shares and the reference to the highest tender price shall refer to the market price on such date) and, to the extent not covered by such definition, reduced by any shares as to which such person does not have the right to vote or direct the vote at the Special Meeting or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, to the extent any affiliates of the stockholder or beneficial owner are acting in concert with the stockholder or beneficial owner with respect to the calling of the special meeting, the determination of Net Long Shares may include the effect of aggregating the Net Long Shares (including any negative number) of such affiliate or affiliates. Whether shares constitute “Net Long Shares” shall be decided by the Board in its reasonable determination. In addition, the stockholders requesting a special meeting of stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made shall promptly provide any other information reasonably requested by the Corporation and, if requested by the Corporation on or prior to the record date for the meeting, the information required under clause (b)(1)(ii), (iii), (iv) and (v) of this Section 1.02 shall be supplemented by such stockholders and beneficial owners not later than 10 days after the record date for the meeting to disclose such information as of the record date (and with respect to the information required under clause (b)(1)(v) of this Section 1.02, as of a date not more than 5 business days before the scheduled date of the special meeting to which the Special Meeting Request relates). In determining whether a special meeting of stockholders has been requested by stockholders of Net Long Shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request. A stockholder may revoke a Special Meeting Request at any time prior to the special meeting by written revocation delivered to the Secretary. If at any point after 60 days following the earliest dated Special Meeting Request the unrevoked (whether by specific written revocation by the stockholder or pursuant to clause (b)(1)(iv)) valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, there shall be no requirement to hold a Special Meeting.

(2)
Except as provided in the next sentence, a special meeting validly requested by stockholders shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board; provided, however, that the date of any such special meeting shall be not more than 90 days after the Special Meeting Request is delivered to the Secretary. Notwithstanding the foregoing, a special meeting requested by

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	114

stockholders shall not be held if (i) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the Special Meeting Request is delivered during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election of directors, was presented at a meeting of the stockholders held not more than 12 months before the Special Meeting Request is delivered, (iv) a Similar Item was presented at a meeting of the stockholders held not more than 90 days before the Special Meeting Request is delivered (and, for purposes of this clause (iv), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors) or (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called by the time the Special Meeting Request is delivered but not yet held. For purposes of this clause (2), the date of delivery of the Special Meeting Request shall be the first date on which valid Special Meeting Requests constituting the Requisite Percent have been delivered to the Corporation.

(3)
Business transacted at a special meeting requested by stockholders shall be limited to the purpose or purposes stated in the Special Meeting Request(s) for such special meeting; provided, however, that nothing herein shall prohibit the Board from submitting additional matters to stockholders at any such special meeting.

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Appendix B

JPMORGAN CHASE & CO. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN, EFFECTIVE MAY 15, 2018

1.
Purpose. The JPMorgan Chase & Co. Long-Term Incentive Plan (the “Plan”) is an amendment and restatement, effective May 15, 2018, subject to shareholder approval on that date, of the JPMorgan Chase & Co. Long-Term Incentive Plan as amended and restated effective May 19, 2015. The Plan allows the Company to provide stock-based incentives for designated employees to acquire a proprietary interest in the growth, performance and long-term sustainable health of the Company and to have an increased incentive in contributing to the Company’s future success and prosperity. It is also designed to enhance the Company’s ability to attract, retain and reward employees of exceptional talent and allows the Company to respond to a changing business environment in a flexible manner while aligning employees’ interests with those of the Company’s shareholders. The Plan also provides a mechanism to establish the compensation of Directors.

2.	Definitions. For purposes of the Plan, the following terms shall have the meanings set forth in this Section 2:

(a)	“Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(b)	“Award” shall mean any type of award granted pursuant to the Plan.

(c)	“Award Agreement” means the document by which each Award is evidenced, as described in Section 13.

(d)
“Board” shall mean the Board of Directors of JPMC; provided that any action taken by a duly authorized committee of the Board within the scope of authority delegated to such committee by the Board shall be considered an action of the Board for purposes of this Plan.

(e)	“JPMC” shall mean JPMorgan Chase & Co., and, except as otherwise specified in this Plan in a particular context, any successor thereto, whether by merger, consolidation, purchase of all or substantially all its assets or otherwise.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.

(g)
“Committee” shall mean the Compensation & Management Development Committee of the Board (or any successor committee) or any subcommittee thereof composed of not fewer than two directors, each of whom is a “non-employee director” as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Act, or any successor definition adopted by the Commission.

(h)	“Common Stock” shall mean the common stock of JPMC, par value $1 per share.

(i)	“Company” shall mean JPMC and its Subsidiaries.

(j)	“Director” shall mean a member of the Board of Directors of JPMC excluding any member who is an officer or Employee of the Company.

(k)	“Employee” shall mean any employee of the Company.

(l)
“Fair Market Value” shall mean (unless the Committee specifies a different valuation method) per share of Common Stock, the average of high and low sale prices of the Common Stock as reported on the New York Stock Exchange (“NYSE”) composite tape on the applicable date, or, if there are no such sale prices of Common Stock reported on the NYSE composite tape on such date, then the average price of the Common Stock on the last previous day on which high and low sale prices are reported on the NYSE composite tape.

(m)	“Other Stock-Based Award” shall mean any of

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	116

those Awards described in Section 9 hereof.

(n)	“Participant” shall mean an Employee or Director who has been granted an Award under the Plan.

(o)
“Subsidiary” shall mean any corporation that at the time qualifies as a subsidiary of JPMC under the definition of “subsidiary corporation” in Section 424(f) of the Code, as amended from time to time. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may determine that any entity in which JPMC has a significant equity or other interest is a “Subsidiary.”

3.	Shares subject to the Plan.

(a)
The stock subject to provisions of the Plan shall be shares of authorized but unissued Common Stock and authorized and issued shares of Common Stock held as treasury shares. Subject to adjustment as provided in Sections 3(b) and 17, the number of shares of Common Stock with respect to which Awards may be granted under the Plan from its term commencing May 15, 2018 and ending May 31, 2022, shall be 85 million shares of Common Stock; provided that not more than 7 million shares may be issued as Awards of incentive stock options as defined by Section 422 of the Code.

(b)	In addition to the number of shares of Common Stock provided for in Section 3(a), there shall be available for Awards under the Plan:

(i)
shares representing Awards that are canceled, surrendered, forfeited, or terminated (other than shares representing Awards of stock appreciation rights or stock options), shares withheld to satisfy withholding tax obligations of any Award (other than tax withholdings associated Awards of stock appreciation rights and stock options),

(ii)	shares granted through assumption of, or in substitution for, outstanding awards previously granted by an employing company to individuals who become Employees as the result of a merger, consolidation, acquisition or other corporate transaction involving the employing company and the Company, or shares granted to such Employees (x) pursuant to contractual obligations with respect to such merger, consolidation, acquisition or other corporate transaction or (y) as retention awards in connection with such transactions, and

(iii)	Awards which by their terms may be settled only in cash.

(c)
For purposes of calculating the number of shares of Common Stock available for issuance under the Plan, only the maximum number of shares that could be issued under Awards granted in tandem shall reduce the number specified in Section 3(a), provided that the Award Agreement provides that the exercise of one right under an Award reduces the number of shares of Common Stock available under the other Award. For avoidance of doubt, as provided in Section 3(b)(i), with respect to Awards of stock appreciation rights and options, all shares underlying such Awards, whether or not actually issued to plan participants, will count against the share limit.

4.	Eligibility. Any Employee selected by the Committee is eligible to be a Participant in the Plan. In addition, as provided in Section 12, any Director shall be eligible to be a Participant in the Plan.

5.	Limitations.

(a)
The Committee may not grant Awards under the Plan to any Participant in excess of 7.5 million shares, including, but not limited to, the number of shares represented by Awards of stock options and stock appreciation, during the term of the Plan.

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(b)
Other than Awards to Directors, Awards settled in shares of Common Stock shall have a minimum vesting/exercise schedule of ratably over three years, provided that the Committee can grant Awards of up to 5% of shares authorized under the Plan with a shorter vesting or exercise period but not less than a one year period. The foregoing limitations do not preclude Awards that vest or become exercisable earlier due to (i) circumstances such as death, retirement, or involuntary termination of employment, (ii) the achievement of performance objectives over a period of at least one year or (iii) a determination by the Firm for regulatory or other considerations to provide an equity award in excess of that which would have been awarded to the individual under the cash equity policy in effect for the performance year.

6.
Administration. Unless otherwise determined by the Board, the Plan shall be administered by the Committee. As to the selection of, and Awards to, Participants who are not subject to Section 16 of the Act, the Committee may delegate any or all of its responsibilities to officers or employees of the Company.

Subject to the provisions of the Plan, the Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) construe, interpret and implement the Plan and all Award Agreements, (b) establish, amend, and rescind any rules and regulations relating to the Plan, (c) grant Awards, (d) determine who shall receive Awards, when such Awards shall be made and the terms and provisions of Award Agreements, (e) establish plans supplemental to this Plan covering Employees residing outside of the United States, (f) provide for mandatory or voluntary deferrals of Awards and (g) make all other determinations in its discretion that it may deem necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan or any such Award Agreement into effect.
Notwithstanding anything herein to the contrary, the Committee’s determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Committee shall be entitled to make non-uniform and selective determinations under Awards Agreements and Plan.
The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive, and the Board, the Committee will have no liability for any action taken under or pursuant to the Plan in good faith (including any action taken under Section 12).

7.	Stock options.

(a)
Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when Awards of stock options will be made, the number of options to be awarded and all other terms and conditions of such Awards. Such terms and conditions may include one or more of the performance criteria or standards described in Section 10.

(b)
In the case of incentive stock options, the terms and conditions of such grants shall be subject to and comply with such requirements as may be prescribed by Section 422 of the Code, and any implementing regulations.

(c)
The Committee shall establish the option exercise price at the time each stock option is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that the per share exercise price of any Award of stock options may not be decreased after it has been granted (other than as provided for in Section 17); provided, further, that an Award of stock options may not be

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surrendered as consideration in exchange for the grant of a new Award under this Plan if such Award were to have a lower per share exercise price. Stock options may not be exercisable later than 10 years after their date of grant.

(d)
The option exercise price of each share of Common Stock as to which a stock option is exercised shall be paid in full at the time of such exercise. The method and form of such payment shall be determined by the Committee from time to time.

8.	Stock appreciation rights.

(a)
Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when Awards of stock appreciation rights will be made, the number to be awarded and all other terms and conditions of such Awards. Such terms and conditions may include one or more of the performance criteria or standards described in Section 10.

(b)
The Committee shall establish the stock appreciation right exercise price at the time each stock appreciation right is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that the per share exercise price of any Award of stock appreciation rights may not be decreased after it has been granted (other than as provided for in Section 17); provided, further, that an Award of stock appreciation rights may not be surrendered as consideration in exchange for the grant of a new Award under this Plan if such Award were to have a lower per share exercise price. Stock appreciation rights may be granted independent of any Award of stock options or in conjunction with all or any part of any Award of stock options, either at the same time as the Award of stock options is granted or at any later time during the term of such options; provided that the exercise price of a stock appreciation right granted in tandem with a stock option shall not be less than 100% of the Fair Market Value at the date of the grant of such option.

(c)
Upon exercise, a stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the positive difference between the Fair Market Value of a share of Common Stock on the exercise date of the stock appreciation right and the per share exercise price, multiplied by the number of shares of Common Stock with respect to which the stock appreciation right is exercised. The Committee shall determine at the date of grant whether the stock appreciation right shall be settled in cash, Common Stock or a combination of cash and Common Stock.

(d)
A stock appreciation right or applicable portion thereof allocated to a stock option shall terminate and no longer be exercisable upon the termination or exercise of any related stock option. Stock appreciation rights may not be exercisable later than 10 years after their date of grant.

9.
Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when “Other Stock-Based Awards” will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-Based Awards and all other terms and conditions of such Awards. Other Stock-Based Awards are Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of Common Stock. Other Stock-Based Awards shall be in such form as the Committee shall determine, including without limitation, (i) shares of Common Stock, (ii) shares of Common Stock subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Committee, (iii) shares of Common Stock issuable upon the completion of a specified period of service, (iv) restricted stock units distributed in the form of shares of Common Stock after the restrictions lapse and (v) conditioning the right to

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an Award upon the occurrence of an event or the attainment of one or more performance objectives, as more fully described in Section 10. The Committee shall determine at date of grant whether Other Stock-Based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock.

10.
Performance-Based Awards. The Committee may from time to time, establish performance criteria or standards with respect to an Award (a “Performance-Based Award”). The performance goals may be based upon one or more of the following criteria: (i) income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) earnings per share; (iii) return on common equity including return on tangible common equity; (iv) expense management; (v) return on investment; (vi) stock price; (vii) revenue growth; (viii) efficiency ratio; (ix) credit quality; (x) ratio of non-performing assets to performing assets; (xi) shareholder value added; (xii) return on assets; (xiii) profitability or performance of identifiable business units; or (xiv) any other criteria as determined by the Committee in its sole discretion. Additionally, the foregoing criteria may relate to JPMC, one or more of its Subsidiaries or one or more of its divisions or units. In addition, the performance goals may be calculated without regard to extraordinary items.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to ascertain the amount of the applicable Performance-Based Award. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period.

11.	Dividends, equivalents and voting rights. The terms and conditions of Other Stock-Based Awards of restricted stock and restricted stock units may provide the Participant with dividends or dividend equivalents payable prior to vesting; and Awards of Other Stock-Based Awards of restricted stock may provide for voting rights prior to vesting. Notwithstanding the foregoing, with respect to Awards of restricted stock or restricted stock units specifically designated in the award agreement as performance-based, dividends shall be accumulated and shall be paid to the Participants only in an amount based on the number of shares, if any, that vest under the terms of the Award.

12.	Director compensation.

(a)
For each calendar year for service on the Board, each Director shall receive an annual retainer of $350,000. During the term set forth in Section 3(a), with respect to which Awards may be granted under the Plan, the Board is specifically authorized in its discretion to increase the retainer described in this Section 12(a) by up to $25,000.

(b)
For each calendar year, each Director who serves in the following designated roles shall receive an annual retainer of: (i) $30,000 for serving as the Lead Independent Director; (ii) $25,000 for chairing the JPMorgan Chase Bank, N.A. (“Bank”) board, Audit Committee or Directors’ Risk Policy Committee; and (iii) $15,000 for chairing any other principal standing committee and for serving on any of the Bank board, Audit Committee or Directors’ Risk Policy Committee. During the terms set forth in Section 3(a), with respect to which Awards may be granted under the Plan, the Board is specifically authorized in its discretion to increase any retainer described in this Section 12(b) by up to $5,000.

(c)
The Board may at any time provide any Director with a retainer or other fee in addition to those provided for in Sections 12(a) and (b), including for service, on a specific purpose committee or for any other special service, in each case determined in the discretion of the Board. The Board also may decrease any retainer provided for in Sections 12(a) and (b). Without limiting the generality

JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT	120

of this Section 12(c), the specific authorization for the increases provided in Sections 12(a) or (b) shall not take affect prior to January 2020.

(d)
Any retainer or fee pursuant to this Section 12 may be payable in the form of cash, an Other Stock-Based Award or any combination, as determined in the discretion of the Board, and shall have such terms and conditions as the Board may specify and any Award of restricted stock units shall provide for dividend equivalents that shall be payable as additional restricted stock units.

(e)
Unless the Board determines otherwise in its discretion, the Corporate Governance & Nominating Committee of the Board (or any successor committee) is delegated the authority of the Board under this Section 12.

13.
Award agreements. Each Award under the Plan shall be evidenced by a document setting forth the terms and conditions, not inconsistent with the provisions of the Plan, as determined by the Committee, which shall apply to such Award. Such document may be delivered by mail or electronic means, including the internet. The Committee may amend any Award Agreement to conform to the requirements of law.

14.	Withholding and right of offset.

(a)
The Company shall have the right to deduct from all amounts paid to any Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Committee’s discretion, the Participant may be required to pay, in such form as the Committee may specify, to the Company the amount of any taxes required to be withheld with respect to such Common Stock prior to its receipt, or, in lieu thereof, the Company shall have the right to retain the number of shares of Common Stock the Fair Market Value of which equals the amount required to be withheld.

(b)	To the extent that any amounts hereunder are

not deferred compensation within the meaning of Section 409A of the Code, the Company shall have the right to offset against its obligation to deliver shares of Common Stock or cash under the Plan or any Award Agreement any amounts (including, without limitation, travel and entertainment expenses or advances, loans, credit card obligations, repayment obligations under any Awards, or amounts repayable pursuant to tax equalization, housing, automobile or other employee programs), the Participant then owes to the Company. Additionally, in situations where such amounts are owed to the Company or the amount owed has not been determined in full, the Company may preclude a Participant from exercising an Award of stock options or stock appreciation rights until such amount is paid or established in full.

15.
Nontransferability. No Award shall be assignable or transferable, and no right or interest of any Participant in any Award shall be subject to any lien, obligation or liability of the Participant, except by will, the laws of descent and distribution, or as otherwise set forth in the Award agreement; provided that with respect to Awards (other than an Award of an incentive stock option), the Committee may, in its sole discretion, permit certain Participants or classes of Participants to transfer Awards of nonqualified stock options and stock appreciation rights or Other Stock-Based Awards to such individuals or entities as the Committee may specify.

16.
No right to employment or continued participation in plan. No person shall have any claim or right to the grant of an Award prior to the date that an Award agreement is delivered to such person and the satisfaction of the appropriate formalities specified in the Award agreement, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or to be eligible for any subsequent Awards. Further, the Company expressly reserves the right to dismiss at any time a Participant free from any liability or any claim

121	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

under the Plan, except as provided herein or in any agreement entered into hereunder.

17.
Adjustment of and changes in common stock. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders of Common Stock other than regular cash dividends, the Committee will make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including, but not limited to, adjustments with respect to the limitations imposed by Sections 3 and 5 and to make appropriate adjustments (including the number of shares and the exercise price) to outstanding Awards (without regard to the re-pricing restrictions set forth in Sections 7 and 8).

18.
Amendment. The Board may amend, suspend or terminate the Plan or any portion hereof at any time without shareholder approval, except to the extent otherwise required by the Act or New York Stock Exchange listing requirements. Notwithstanding the foregoing, except in the case of an adjustment under Section 17, any amendment by the Board shall be conditioned on shareholder approval if it increases (i) the number of shares of Common Stock authorized for grant under Section 3, (ii) the number of shares authorized for grant to individual participants under any form of an Award as set forth in Section 5, or (iii) if such amendment eliminates restrictions applicable to the reduction of the exercise price of an option or stock appreciation right or the surrender of such Award in consideration for a new Award with a lower exercise price as set forth in Sections 7 and 8.

19.	Unfunded status of plan. The Plan is intended

to constitute an “unfunded” plan for long-term incentive compensation. Nothing herein shall be construed to give any Participant any rights with respect to unpaid Awards that are greater than those of a general unsecured creditor of JPMC.

20.
Successors and assigns. The Plan and Awards made thereunder shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

21.
Governing law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York without reference to principles of conflict of laws.

22.
Effective date. The effective date of this Plan is May 15, 2018. No Awards shall be granted under the Plan after May 31, 2022, or the date the Plan is earlier terminated by the Board; provided, however, that the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

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JPMorgan Chase Dallas Corporate Center, 8181 Communications Parkway, Plano, Texas 75024

Dallas Corporate Center
Sam Rayburn Tollway
121
Texas 121
CAMPUS ENTRANCE
Garage E
BLDG B
BLDG C
PARKING LOT
ENTRANCE TO BLDG C
Garage D
BLDG A
Communications Parkway
Dallas North Tollway
Leadership Drive
Headquarters Drive

CAMPUS INFORMATION:
Campus entrance from TX-121, indicated by the STAR «
(on right before Communications Parkway)
Shareholder Meeting will be held in Building C
Attendees will park in Visitor Parking Garage E
DRIVING DIRECTIONS:
Coming From East on TX-121 N (Sam Rayburn)

▪	Head west on Sam Rayburn Tollway

▪	Take the exit toward Legacy Drive

▪	Merge onto TX-121 S (Service Road)

▪	Turn left onto Legacy Drive

▪	Turn left on TX-121 N (Service Road)

▪	Continue on the Service Road past Leadership Drive

▪	Take campus entrance on right before Communications Pkwy
Coming From West on TX-121 N (Sam Rayburn)

▪	Take the exit toward Dallas Pkwy

▪	Merge onto TX-121 N (Service Road)

▪	Take campus entrance on right before Communications Pkwy
Coming From South on Dallas North Tollway

▪	Take Dallas North Tollway N to Headquarters Dr.

▪	Exit on Headquarters Dr. to TX-121 N

▪	Turn left onto Headquarters Drive

▪	Turn right onto Leadership Drive

▪	Merge onto TX-121 N (Service Road)

▪	Take campus entrance on right before Communications Pkwy
Coming From North on Dallas North Tollway

▪	Head south on Dallas North Tollway S

▪	Take the exit toward TX-121/Headquarters Drive

▪	Merge onto Dallas Pkwy

▪	Turn right onto TX-121 S

▪	Continue onto TX-121 S (Service Road)

▪	Turn left onto Legacy Drive

▪	Turn left on TX-121 N (Service Road)

▪	Continue on the Service Road past Leadership Drive

▪	Take campus entrance on right before Communications Pkwy
Coming From Dallas/Fort Worth Int’l Airport (DFW)
Driving time approx. 20 minutes

▪	Take Int’l Pkwy/TX-121 N to Sam Rayburn Tollway in Plano.

▪	Take the exit toward Dallas Pkwy

▪	Merge onto TX-121 N (Service Road)

▪	Take Campus entrance on right before Communications Pkwy
If you attend the meeting in person, you will be asked to present a valid form of government-issued photo identification, such as a driver’s license or passport, and proof of ownership of our common stock as of our record date March 16, 2018. See “information about the annual shareholder meeting” on page xx.

123	JPMORGAN CHASE & CO. • 2018 PROXY STATEMENT

© 2018 JPMorgan Chase & Co. All rights reserved.
Printed in U.S.A. on paper that contains recycled fiber with soy ink.

COMPUTERSHARE P.O. Box 505000 Louisville, KY 40233
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JPMorgan Chase & Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
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JPMORGAN CHASE & CO.
The Board of Directors recommends you vote FOR the following proposals:							The Board of Directors recommends you vote AGAINST the following shareholder proposals:
1.	Election of directors		For	Against	Abstain				For	Against	Abstain
	1a. Linda B. Bammann		☐	☐	☐	6.	Independent Board chairman		☐	☐	☐
	1b. James A. Bell		☐	☐	☐	7.	Human and Indigenous Peoples’ rights committee		☐	☐	☐
	1c. Stephen B. Burke		☐	☐	☐
	1d. Todd A. Combs		☐	☐	☐
	1e. James S. Crown		☐	☐	☐
	1f. James Dimon		☐	☐	☐
	1g. Timothy P. Flynn		☐	☐	☐
	1h. Mellody Hobson		☐	☐	☐
	1i. Laban P. Jackson Jr.		☐	☐	☐
	1j. Michael A. Neal		☐	☐	☐
	1k. Lee R. Raymond		☐	☐	☐
1l. William C. Weldon

2.	Ratification of special meeting provisions in the Firm’s By-Laws		☐	☐	☐

3.	Advisory resolution on executive compensation		☐	☐	☐

4.	Approval of Amended and Restated Long-Term Incentive Plan effective May 15, 2018		☐	☐	☐	Please indicate if you plan to attend this meeting.			☐	☐

5.	Ratification of independent registered public accounting firm		☐	☐	☐				Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

JPMorgan Chase & Co.
2018 Annual Meeting of Shareholders
Tuesday, May 15, 2018 10:00 a.m. Central Time
JPMorgan Chase Dallas Corporate Center
8181 Communications Parkway
Plano, Texas 75024

JPMorgan Chase Dallas Corporate Center — The Dallas Corporate Center is located in Plano, Texas at 8181 Communications Parkway. The site of the meeting is Building C; parking for shareholders is available in Visitor Parking Garage E.
If you plan to attend the meeting in person, you will be required to present a valid form of government-issued photo identification, such as a driver’s license or passport, and proof of ownership of our common stock as of our record date March 16, 2018, and this top half of the proxy card. For more information see “Attending the annual meeting” in the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at jpmorganchase.com/annual-report-proxy
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E19088-P87837

JPMORGAN CHASE & CO.

    This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 15, 2018.

    You, the undersigned shareholder, appoint each of Molly Carpenter and Marianne Lake, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2018 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you on the reverse side of this card with respect to the proposals set forth in the proxy statement, and in the discretion of the proxies on all other matters which may properly come before the 2018 Annual Meeting and any adjournment thereof. If the card is signed but no instructions are given, shares will be voted in accordance with the recommendations of the Board of Directors.

    Participants in the 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through an investment in the JPMorgan Chase Common Stock Fund within the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.

    Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side.

Continued and to be signed on reverse side